UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Choice Hotels International, Inc.
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Letter to Our Shareholders

Dear Fellow Shareholder:

Thank you for your continuing confidence in Choice Hotels, especially through these challenging times. First and foremost, on behalf of Choice and our Board of Directors, we hope that you and your loved ones are healthy and safe.

In consideration of the ongoing health concerns relating to the COVID-19 pandemic, we are again holding Choice’s Annual Meeting of Shareholders virtually. We welcome you to join us on May 7, 2021, at 9:00 a.m. Eastern Time at www.meetingcenter.io/237147638. The password for the meeting is CHH2021. As we do each year, we will address the voting items in this year’s Proxy Statement and take your questions. Regardless of whether you plan to join the meeting, your vote is important, and we encourage you to review the enclosed materials and submit your proxy.

Doing the Right Thing

In our roles as Chairman and CEO of Choice, we are focused on how our shareholders, associates, franchisees, and guests are impacted by what is happening in the world. While the challenges this year have been difficult, we have adapted our business to the new environment and have positioned ourselves to do well for all our constituencies. As a company, we always take a long-term view. That will never change, nor will our commitment to a core truth: Doing the right thing is also good for business.

This year has been an extraordinary one. The global pandemic gave rise to deep economic challenges, while issues of continued racial injustice and social unrest have come to the forefront. These challenges inspired and moved us as a company to do more for the communities we serve, building upon the work we've been committed to for decades. Our Company puts our franchisees at the center of what we do. When the pandemic began, Choice moved with all possible speed to support the 13,000 largely small business owners who fly a Choice Hotels flag. The Company has a strong voluntary franchisee retention rate and has a high proportion of new franchise agreements awarded to existing and returning owners each year.

We also are immensely proud to have provided welcoming and reliable lodging for guests who travelled throughout the pandemic to keep the country safe and running, including healthcare professionals, essential workers, and first responders. As the year progressed, we were pleased to welcome vacationing families who turned to our trusted brands for destinations closer to home, like beaches and National Parks, where they could safely practice outdoor social distancing.

In addition, following internal retrospection and conversations within the Choice network, we are taking fresh actions that enhance our existing commitment to diversity, equity, and belonging, and ensure that our brand promise - that everyone feels welcome, wanted, and respected - comes to life. We invite you to peruse our environmental, social, and governance report, which can be found at http://investor.choicehotels.com.* This document outlines the many ways Choice Hotels’ core purpose, investing in our people and in new growth opportunities that can positively impact the communities we serve, comes to life.

Resilience and Positioning

The resilience of our asset-light, franchise-focused business model, combined with our winning strategy to grow the right brands in the right markets, has allowed us to capture an outsized share of demand as Americans continued to return to travel. We believe that our leisure focus and strength in domestic drive-to markets will allow us to continue to outperform the overall industry during the recovery phase as demand, especially pent-up leisure demand, returns. With over 4,000 domestic hotels located within one mile of an interstate exit, our hotels are well positioned to serve guests who either must, or have chosen to, travel by car.

Leadership

The strength of our Company is underpinned by our disciplined management team, many of whom have experience leading the Company through previous down cycles.

Exemplary actions by the Company’s leadership enabled the Company to outperform the industry as measured by year-over-year revenue per available room (RevPAR) change. By July 31, 2020, nearly 100% of the Company’s 5,917 domestic hotels were operating. Even in April, when the effects of COVID-19 were felt most significantly in the industry, over 90% of Choice Hotels’ domestic hotels remained open. In addition, 96% of the Company’s more than 1,200 international hotels were open as of July 31, 2020. Domestic systemwide RevPAR change outperformed the total industry by nearly 17 percentage points for the full year and exceeded the chain scale segments in which the Company competes, as reported by STR. In 2020, Choice Hotels grew RevPAR share faster than our local competitors, increasing RevPAR index by over 5 percentage points. In addition, all our select-service brands achieved significant RevPAR index gains versus their local competitors, with each of our upscale and extended stay brands experiencing share gains of more than 10 percentage points for full-year 2020.

Choice occupancy rates also outperformed the industry in 2020. The Company’s extended stay portfolio achieved average weekly occupancy rates of over 70% since the onset of the pandemic in mid-March through December 31, 2020 — exceeding the industry weekly average by 30 percentage points.

Despite the pandemic, the Company made significant progress positioning the Brand portfolio for long-term growth. The Comfort brand returned to unit growth, completing a multi-year brand transformation of this 40-year-old brand with RevPAR index gains versus its local competitors of nearly 9 percentage points and a year-over-year RevPAR change that was over 10 percentage points more favorable than the upper midscale chain scale in the fourth quarter. The extended stay segment grew from approximately 400 to nearly 450 hotels, adding 5,000 rooms, and growing the segment pipeline to over 315 hotels. The Company launched EverHome Suites, its new-construction midscale extended stay brand offering. Finally, the upscale Cambria brand achieved 8% unit growth.

Choice has been able to weather these difficult times and outperform our competitors by focusing on our franchisees and our associates. We’d like to thank our employees and franchisees who continue to go above and beyond, every day, in every way.

Thank you for trusting us with your investment.

Sincerely,

Stewart W. Bainum, Jr. Chairman of the Board of Directors	Patrick S. Pacious President & Chief Executive Officer

*The information on the Company website is not part of this proxy statement and is not soliciting material.

CHOICE HOTELS INTERNATIONAL, INC.
1 CHOICE HOTELS CIRCLE, SUITE 400
ROCKVILLE, MARYLAND 20850

 NOTICE OF ANNUAL MEETING
TO BE HELD MAY 7, 2021

To the shareholders of
CHOICE HOTELS INTERNATIONAL, INC.

You are cordially invited to attend the 2021 Annual Meeting of Shareholders (the "Annual Meeting") of Choice Hotels International, Inc., a Delaware corporation (the “Company”), to be held on May 7, 2021, at 9:00 a.m., Eastern Time. Due to the public health impact of the coronavirus (COVID-19) pandemic and to support the health and well-being of our shareholders, Board of Directors and other stakeholders, this year’s Annual Meeting will be a completely virtual meeting conducted online via live webcast.
The Annual Meeting will be held for the following purposes:

1	To elect the nine director nominees listed in the attached proxy statement to hold office for a term of one year ending at the 2022 Annual Meeting of Shareholders or until their successors are elected and qualified;
2	To hold an advisory vote to approve executive compensation of our named executive officers;
3	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and
4	To transact other business properly coming before the Annual Meeting.
Shareholders of record who owned shares of the Company's common stock ("Common Stock") as of the close of business on the record date of March 12, 2021, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Whether or not you plan to attend the virtual Annual Meeting, you can vote your shares of Common Stock through any one of the following methods: (i) complete and return the enclosed proxy card; (ii) vote online; or (iii) vote by telephone.
Shareholders of record will be able to attend and participate in the Annual Meeting online, vote their shares electronically and submit their questions during the meeting by visiting: www.meetingcenter.io/237147638. The password for the meeting is CHH2021. To participate in the meeting, you will also need the control number included on your Notice, proxy card or on the instructions that accompanied your proxy materials. Guests will be able to attend the meeting but will not be able to vote or ask questions during the meeting.
A list of the Company’s shareholders will be available for inspection during the Annual Meeting. The shareholder list will be made available for viewing 10 days prior to the meeting at www.meetingcenter.io/237147638. Shareholders may log on with the control number included on your Notice, proxy card or on the instructions that accompanied your proxy materials.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.

Simone Wu Senior Vice President, General Counsel, Corporate Secretary & External Affairs
April 12, 2021
Rockville, Maryland
The Annual Meeting will be held virtually, solely online via live webcast.
There will not be a physical location for the Annual Meeting.
PLEASE READ THIS ENTIRE PROXY STATEMENT CAREFULLY AND SUBMIT YOUR
PROXY BY COMPLETING AND RETURNING THE ENCLOSED
PROXY CARD OR PROVIDE YOUR VOTING INSTRUCTIONS BY TELEPHONE OR ONLINE.

CHOICE HOTELS INTERNATIONAL, INC.
1 CHOICE HOTELS CIRCLE, SUITE 400
ROCKVILLE, MARYLAND 20850

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 7, 2021

GENERAL INFORMATION
The Board of Directors (the “Board”) is soliciting your proxy for the 2021 Annual Meeting of Shareholders (the “Annual Meeting”). As a shareholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are being asked to vote this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.
In this proxy statement, we refer to Choice Hotels International, Inc., as “Choice,” “Choice Hotels,” or the “Company.”
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is being mailed with this proxy statement. The Annual Report on Form 10-K is not part of the proxy solicitation material.
The Board is sending proxy materials to you and all other shareholders on or about April 12, 2021. The Board is asking for you to vote your shares by completing and returning the proxy card, voting online, or voting by telephone.
Shareholders who owned shares of the Company's common stock ("Common Stock") as of the close of business on March 12, 2021 are entitled to notice of, and to vote at, the virtual Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 12, 2021, there were 55,537,954 outstanding shares of Common Stock.
Because the Annual Meeting will be held virtually, solely online via live webcast, shareholders will not be able to physically attend the Annual Meeting. To attend the virtual Annual Meeting, vote your shares electronically, and submit your questions during the meeting, visit www.meetingcenter.io/237147638. The password for the Annual Meeting is CHH2021. To participate in the Annual Meeting, you will also need to the control number included on your Notice, proxy card or on the instructions that accompanied your proxy materials.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s 2020 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

2021 Annual Meeting of Shareholders

Date and Time:	May 7, 2021, 9:00 a.m. Eastern Time
Location:	Virtual meeting (online at www.meetingcenter.io/237147638)
Record Date:	March 12, 2021
Voting:
Shareholders as of the record date are entitled to vote by completing and returning their proxy card or voting instruction card; by internet at www.envisionreports.com/chh; by telephone at 1-800-652-8683; or online during the virtual Annual Meeting. If you hold your stock in street name, please see "Questions and Answers" for more information about voting.

Voting Matters and Board Recommendations

Board Recommendation
Proposal 1	Election of Nine Director Nominees	FOR each Nominee
Proposal 2	Advisory Approval of the Compensation of the Company's Named Executive Officers	FOR
Proposal 3	Ratification of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm	FOR

Governance Highlights

The Company is committed to maintaining good corporate governance as a critical component of our success in driving sustained shareholder value. With a focus on serving the interests of shareholders, the Board collaborates with the Company's senior management and external advisors to remain abreast of and evaluate corporate governance trends and best practices.

☑ Majority voting - Annual election of directors by majority vote	☑ Independent Board committees - The Compensation and Management Development Committee, Audit Committee and Corporate Governance and Nominating Committee are made up entirely of independent directors
☑ Separate Chairman and CEO - Separate positions for Chairman of the Board and CEO	☑ Succession planning - Annual report of succession planning and management development by CEO
☑ Regular executive sessions - The independent directors of the Board meet regularly in executive session (eight independent director executive sessions were held in 2020)	☑ Board assessments - Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee
☑ Lead independent director - In addition to chairing the executive sessions, the lead independent director manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board

☑ Hedging policy - The Company has a comprehensive insider trading policy and prohibits hedging by any Associates (employees, directors, contractor or consultants), other than Bainum family directors in relation to certain indirectly held shares

☑ Stock ownership and holding requirements - Directors and executive officers have robust stock ownership and holding requirements	☑ Pledging policy - The Company prohibits any Associates, other than directors, from pledging shares
☑ Clawback policy - Executives' incentives are subject to a clawback that applies in the event of certain financial restatements	☑ Ethics hotline - Global hotline and web portal to encourage employees to report financial, ethics and employee relations issues
☑ Director training programs - Board governance training program	☑ Sustainability efforts - Long-standing commitment to sustainability and environmentally friendly building and operating practices

Directors

You are being asked to vote for nine directors from the nominees named in this proxy statement. Except for Mr. Stewart W. Bainum, Jr., Mr. Brian B. Bainum and Mr. Patrick S. Pacious, all nominees meet the New York Stock Exchange ("NYSE") listing standards for director independence. Biographical information as of March 18, 2021 is set forth below for Choice's proposed directors.

Nominees*
Name	Age	Director Since	Occupation	Independent	A	CMD	CGN	D
Brian B. Bainum	36	2019	Management Consultant, Investor					M
Stewart W. Bainum, Jr.	74	1976, except 1996-1997	Chairman of the Board, Investor
William L. Jews	69	2000, except 2005-2006	Former President and Chief Executive Officer, CareFirst, Inc.	X		M	CH**	M
Monte J.M. Koch	57	2014	Retired Partner, BDT & Company; Co-Founder, Ten-X	X	M		M
Liza K. Landsman	51	2014	General Partner, NEA Venture Capital, Former President, Jet.com	X	M			CH
Patrick S. Pacious	55	2017	President and Chief Executive Officer
Ervin R. Shames	80	2002	Lead Independent Director, Management Consultant, Former Chief Executive Officer of Borden, Inc.	X	M	M	M***
Maureen D. Sullivan	39	2018	President and Chief Operating Officer, Heyday Skincare	X		M	M
John P. Tague	58	2012	Former President and Chief Executive Officer, Hertz Global Holdings, Inc.	X	M	CH
*A= Audit Committee, CMD = Compensation and Management Development Committee, CGN = Corporate Governance and Nominating
Committee, D = Diversity Committee, CH = Chair, M = Member
** If re-elected, it is anticipated that Mr. Jews will become the Chair of A, and will no longer be Chair of CGN
*** If re-elected, it is anticipated that Mr. Shames will become Chair of CGN

Board Composition and Tenure

The Company is committed to a Board comprised of diverse individuals and diverse thought. In 2020, the Board had three female directors, representing 30% of the Board seats.

The Company's Board has an average tenure of approximately 12.7 years as of December 31, 2020 (excluding Mr. Stewart W. Bainum, Jr., one of the largest shareholders of our Company, average tenure is approximately 8.9 years). In addition, the Company's Board has shown a healthy degree of refreshment, adding three new directors in the prior four years.

2020 Business Performance Highlights

Hotel Development	Performance and Financial	Operational
Comfort brand returned to growth in units, completing a multi-year brand transformation of this 40-year-old brand.	Domestic systemwide year-over-year RevPAR change surpassed the industry by nearly 17 percentage points.
Choice advocated at the federal and state levels to expand franchisees’ access to capital, contributing to the expansion of SBA loan guarantee / lending programs, including the establishment of the Paycheck Protection Program.

Upscale Cambria brand achieved unit growth of 8% and the brand now has a pipeline of nearly 80 hotels.	Choice Hotels grew RevPAR share faster than our local competitors, increasing RevPAR index by over 5 percentage points.	Company launched outreach and online education programs to enable franchisees to access new sources of capital and reduce operating costs.
Extended stay segment grew from approximately 400 to nearly 450 hotels, adding 5,000 rooms, and growing the segment pipeline to over 315 hotels. The Company launched a new brand in this segment, EverHome Suites.
Company navigated the impact of the pandemic without having to renegotiate debt covenants. Choice refinanced a portion of debt to extend its debt maturity profile and capitalized on favorable credit markets to significantly reduce the Company’s effective cost of borrowings.

Choice redeployed associates to assist franchisees with sales, drove additional room night stays through Global Sales, launched the “Commitment to Clean” initiative and related marketing campaign, reduced several fixed program fees, and implemented a tailored fee-deferral program.

Corporate Social Responsibility

We strive to improve our communities and the world in which we live, through recycling and conservation promotion, and through ongoing corporate social responsibility efforts. Choice’s environmental, social and governance report can be found at http://investor.choicehotels.com.*

Choice Hotels' philanthropic mission is to enhance the communities in which Choice franchisees, associates and consumers live and serve through the power of human connection - enabling access to food and shelter and the tools for personal and professional advancement. To this end, Choice donated over $750,000 in cash and in-kind donations to deserving non-profits in 2020. Choice also has a paid volunteer leave program.

Corporate social responsibility took on heightened importance in response to the coronavirus ("COVID-19") pandemic. Choice Hotels offered discounted rates, and in some cases complimentary rooms, to essential workers and volunteers including the National Guard, first responders, and healthcare professionals serving communities across the country during the COVID-19 crisis. The Choice Global Sales team actively connected essential workers and volunteers with much needed lodging throughout our franchise system. In addition, many of our franchised hotels participated in the American Hotel and Lodging Association’s Hospitality for Hope program, which does the same. The Company also provided hotel room donations to Operation Homefront to help ill and injured service members who were displaced by the pandemic.

Choice teamed up with Serta, Inc., the nation’s leading mattress brand, to contribute to its “Stay Home, Send Beds” initiative, which provided bed donations to help address nationwide shortages at hospitals and temporary medical facilities caused by the COVID-19 pandemic. All Serta mattress donations were facilitated through Relief Bed International, a nonprofit organization that provides beds to impoverished people and disaster victims around the world.

As a member of the Red Cross Annual Disaster Giving Program ("ADGP"), combined with guest Choice Privileges® redemptions, Choice donated $250,000 to the American Red Cross in 2020. This type of ADGP donation provides funding for disaster relief services, enabling the organization to respond immediately to those affected by domestic and international disasters.

Choice partnered with Operation Homefront, a national nonprofit whose mission is to build strong, stable, and secure military and veteran families. In addition to making a financial commitment of $160,000 to Operation Homefront in cash and in-kind donations.

The Company has a "Room to be Green" program for its franchisees, which has a multi-tiered approach to increased recycling and conservation. All franchisees participate in the first tier of Room to be Green, which focuses on energy conservation via replacing light bulbs with CFL or LED lighting; water conservation via linen and towel reuse programs; waste reduction via recycling programs in all hotels; employee engagement and operational excellence with a staff member "Green Leader" at each hotel; and smart, safe and sustainable product usage via replacement of styrofoam with sustainable alternatives. Many hotels participate in programs encouraged at higher levels of Room to Be Green, including activities such as investing in energy management systems or renewable energy sources and pursuing LEED certified status.

Diversity, Equity and Inclusion

At Choice, we are committed to nurturing an environment where every associate feels welcome, wanted, and respected – that’s our brand promise. Part of how we deliver on this promise is by weaving deliberate diversity initiatives throughout all levels of the enterprise, focusing on three core commitments:

•Diversity – Ensuring that the Choice workforce is an authentic representation of the world we live in where associates from different backgrounds may thrive.

•Equity - Providing fair and competitive pay regardless of gender, race, or other demographics.

•Trust, Belonging, and Engagement – Fostering a culture of belonging where associates are inspired and engaged.

At the end of fiscal year 2020, our domestic workforce was 35% diverse and 43% female. Our leadership, defined as Senior Director level and above was 11% diverse and 38% female. For these purposes, we define diverse as the self-identified demographic categories of Black, Hispanic, Asian, and other.

We are committed to providing fair and competitive pay. To ensure that we are delivering on our commitment to equitable compensation decisions, Choice conducts a gender and diversity pay parity study annually on all U.S. based roles and reports the results of this analysis to the Board. During 2020, we conducted this analysis and promptly resolved discrepancies identified between diverse / female base salary versus non-diverse / male base salary for positions of similar value (i.e., by career track, level, and salary grade) that cannot be sufficiently explained by the level of experience, performance, or other pay-related attributes.

The Board biannually reviews a diversity report focused on success against the Company’s annual diversity, equity, and belonging objectives in workplace practices, franchisee development, advertising and marketing goals. The Board also receives updates on the Diversity Advisory Council, CRGs, and general inclusion activities. Our Diversity Framework that supports all our efforts is shown below.

DIVERSITY FRAMEWORK

STRATEGY — ACCOUNTABILITY — EXECUTION

Level	Description
BOARD ENGAGEMENT	Choice's commitment to diversity starts at the top with the purpose of holding the business accountable for meeting deliberate and measurable diversity objectives in corporate workplace practices, franchise sales and advertising.
EXECUTIVE SPONSORSHIP	SVPs and above provide sponsorship and support to individual CRGs and DAC. The Executive Sponsor is not an honorary or figurehead position but, instead, plays an active and important role as a champion of the group.
CEO DIVERSITY ADVISORY BOARD	Promotes sustainable D & I practices internally and externally. Representation from three core functions: Associates, Marketing/Consumes, and Franchisees.
DIVERSITY EXECUTIVE ADVISORY COUNCIL	Commitment, Alignment and Resource Allocation. Venue to connect CRG Sponsors with DAC Sponsor with the Exec Team to capture full value of diversity and bring insights and ideas into alignment with resources.
DIVERSITY ADVISORY COUNCIL	DAC serves as an organizational thought partner, identifying issues and trends that impact our diverse workforce and/or serve to strengthen our inclusive culture. This council is comprised of 30 cross-functional leaders who serve three-year terms.
ASSOCIATE ADVISORY COUNCIL	CRG chairs come together quarterly, as the Associate Advisory Group and look for opportunities to collaboratively impact the organization.
CHOICE RESOURCE GROUPS	Guided by a focus on Culture, Talent & Business, the Choice Resource Groups provide cultural vibrancy and a sense of connectedness and belonging for associates. Choice has 11 core resource groups.
DIVERSE CLIENT & CONSUMER ENGAGEMENT	Choice is committed to the long-term success of its minority hotel owners, along with ensuring that all consumers know that Choice offers inclusive brands where everyone is welcome, wanted and respected.

The Company is proud to have been named as one of the Best Employers for Diversity, as well as one of the Best Employers for Veterans in 2020 by Forbes magazine. The Company has also received "Best Places to Work for People with Disabilities” with a top score in the 2020 Disability Equality Index, “Best Places to Work for LGBTQ Equality” with a 100% Corporate Equality Index designation from the Human Rights Campaign in 2020, and "Top Work Places 2019" from the Washington Post.

*The information on the Company website is not part of this proxy statement and is not soliciting material.

Stock Performance Graph

This graph shows the cumulative total shareholder return for Choice’s Common Stock in each of the five years from December 31, 2015 to December 31, 2020. The graph also compares the cumulative total returns for the same five-year period with the NYSE Composite Index, the S&P Hotels, Resorts and Cruise Lines Index, our performance peer group of companies, and our rTSR performance peer group of companies, weighted according to the respective peer’s stock market capitalization at the beginning of each annual period. The comparison assumes $100 was invested on December 31, 2015, in Choice's Common Stock, the NYSE Composite Index, the S&P Hotels, Resorts and Cruise Lines Index and Choice’s performance peer group and assumes that all dividends were reinvested.
Five Years Ended December 31, 2020 (Initial Investment $100)

	Initial	2016	2017	2018	2019	2020
Choice Hotels International, Inc.	100.00	113.04	158.53	147.87	215.77	223.51
NYSE Composite	100.00	111.94	132.9	121.01	151.87	162.49
S&P Hotels, Resorts & Cruise Lines	100.00	107.52	160.30	131.34	180.01	133.43
Performance Peer Index (2020 Peer Group or Peer Group 1)*	100.00	113.72	128.52	130.52	155.41	160.42
Performance Peer Index (2020 rTSR Peer Group or Peer Group 2)**	100.00	125.15	173.07	143.07	193.98	172.51

*Performance Peer Index (2020 Peer Group or Peer Group 1): Bloomin' Brands Inc, Brinker International Inc, Dine Brands Global, Inc., Domino's Pizza, Inc., Host Hotels & Resorts, Inc., Hyatt Hotels Corporation, InterContinental Hotels Group PLC, Papa John's International, Inc., Tripadvisor, Inc., Vail Resorts, Inc., The Wendy's Company and Wyndham Hotels & Resorts, Inc.

**Performance Peer Index (2020 rTSR Performance Peer Group or Peer Group 2): Apple Hospitality REIT, Inc., Ashford Hospitality Trust, Inc., CorePoint Lodging Inc., DiamondRock Hospitality Company, Extended Stay America, Inc., Hersha Hospitality Trust, Hilton Grand Vacations Inc., Hilton Worldwide Holdings Inc., Host Hotels & Resorts, Inc., Hyatt Hotels Corporation, InterContinental Hotels Group PLC, Marriott International, Inc., Marriott Vacations Worldwide Corporation, Park Hotels & Resorts Inc., Pebblebrook Hotel Trust, Ryman Hospitality Properties, Inc., Summit Hotel Properties, Inc., Sunstone Hotel Investors, Inc., Swedish Export Credit Corporation, Travel + Leisure Co., Wyndham Hotels & Resorts, Inc. and Xenia Hotels & Resorts, Inc.

2020 Compensation Highlights

Choice’s executive compensation program links a substantial portion of each executive’s total compensation opportunity to achievement against performance metrics we believe drive shareholder value. In rewarding executives, the Company intends to continue its practice of providing direct accountability for individual, shared and organizational results, ensuring that rewards are commensurate with each executive's contributions to the results delivered for shareholders. Due to the pandemic and economic downturn, both the Company's EPS-based PVRSUs and the short-term incentive became unachievable. For additional information on the 2020 compensation changes, see COVID-Related

Choice’s executive compensation program links a substantial portion of each executive’s total compensation opportunity to achievement against performance metrics we believe drive shareholder value. In rewarding executives, the Company intends to continue its practice of providing direct accountability for individual, shared and organizational results, ensuring that rewards are commensurate with each executive's contributions to the results delivered for shareholders.
Due to the pandemic and economic downturn, both the Company's EPS-based PVRSUs and the short-term incentive became unachievable. For additional information on the Compensation Committee's actions and the 2020 compensation changes, see COVID-Related Compensation Changes section in the Compensation Discussion and Analysis ("CD&A") below.
The charts below show the mix of total direct compensation (“TDC”) (base salary, COVID-Response Performance Award, time-vested restricted stock, stock options, post-COVID TSR PVRSU, and Pacious 2020 long-term incentive TSR-based PVRSU) for the CEO and other named executive officers ("NEOs"), as applicable, in 2020. This excludes the February EPS-based PVRSU grants which, although granted in 2020, became unachievable due to the pandemic and resulting economic shutdown; resulting in their complete devaluation. Consistent with our pay-for-performance philosophy, approximately 89% of our CEO's compensation, and on average 74% for our other NEOs' compensation, is variable or performance-based.

2020 Executive Compensation Summary

Set forth below is the 2020 compensation for our NEOs. Due to the rules governing Summary Compensation Table calculations, total compensation for each NEO below includes PVRSUs that will not in fact pay out; Choice LTIP targets became unachievable due to the pandemic and resulting economic shutdown, resulting in the complete devaluation of all outstanding (i.e., 2018, 2019, and 2020) EPS-based PVRSU grants.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Preferred Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Patrick S. Pacious, President and Chief Executive Officer	953,077	1,543,500	7,348,826	1,175,001	—	10,136	112,734	11,143,274
Dominic E. Dragisich, Chief Financial Officer	546,675	495,508	2,032,341	386,245	—	—	45,917	3,506,686
David A. Pepper, Chief Development Officer	505,074	365,929	1,249,473	212,503	—	181,451	42,125	2,556,555
John E. Bonds, Senior Vice President, Enterprise Operations and Technology	451,812	290,674	1,009,153	192,407	—	—	31,566	1,975,612
Simone Wu, Senior Vice President, General Counsel, Corporate Secretary & External Affairs	486,101	242,282	985,761	177,503	—	—	77,159	1,968,806
 *See the full Summary Compensation Table for the years ended December 31, 2020, 2019 and 2018 and related footnotes beginning on page 58.

Response to the 2020 Say-on-Pay Vote

In 2020, 98% of votes cast were in favor of our compensation proposal. The Compensation and Management Development Committee considers the results of the advisory vote during its annual review of the total compensation provided to our NEOs and other executives. Given the significant level of shareholder support, the Committee concluded that our shareholders agree that our compensation program continues to provide a competitive pay-for-performance alignment that effectively incentivizes our NEOs to maximize shareholder value and encourages long-term retention. The Committee engages in outreach with its largest shareholders each year regarding compensation as well as governance matters. This outreach utilizes investor conferences, in-person meetings telephone discussions. The Committee will continue to consider the outcome of our say-on-pay votes and views of our shareholders when making future compensation decisions. 2020 was a very different year than prior years, and this is reflected in our compensation decisions after the pandemic became a reality. We believe that our decisions were appropriate for the reasons described below, and further believe that our shareholders will understand and agree with our approach of recognizing performance and promoting retention in a way that focused on shareholder value creation.

Important Dates for 2022 Annual Meeting of Shareholders

Shareholder proposals submitted for inclusion in our 2022 proxy statement pursuant to SEC Rule 14a-8 must be received by December 13, 2021.
Notice of shareholder proposals to nominate a person for election as a director or to introduce an item of business at the 2022 Annual Meeting of Shareholders outside Rule 14a-8 must be received no earlier than February 6, 2022 and no later than March 8, 2022.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.	Shareholders who owned Common Stock as of the close of business on March 12, 2021, the record date, may attend and vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. There were 55,537,954 shares of Common Stock outstanding on March 12, 2021.

Q.	Why are you holding a virtual meeting instead of a physical meeting?

A.
As part of our precautions to proactively deal with the public health impact of the COVID-19 pandemic, the Annual Meeting will be held virtually, solely by means of remote communication online. We believe that hosting a virtual meeting supports the health and well-being of our shareholders, Board of Directors and other stakeholders.

Q.	How can I ask a question? What if I need technical assistance?

A.	To ask a question during the virtual Annual Meeting, you will need the control number included on your Notice, proxy card or on the instructions that accompanied your proxy materials. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below. Once you log on with your control number, you will be able to submit a question for the Q&A portion of the meeting.
If you need technical assistance logging onto the meeting, or need technical assistance during the meeting, you may access virtual meeting support by calling 888-724-2416.

Q.	How can I attend the Annual Meeting?

A.
The Annual Meeting will be held virtually, via a live webcast. You are entitled to participate in the Annual Meeting if you were a shareholder of the Company as of the close of business on March 12, 2021, the record date, or if you hold a valid legal proxy.
You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.meetingcenter.io/237147638. The password for the meeting is CHH2021. To participate in the virtual Annual Meeting, you will also need the control number included on your Notice, proxy card or on the instructions that accompanied your proxy materials.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The virtual Annual Meeting will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

Q.	How do I register to attend the Annual Meeting virtually on the Internet?

A.
If you are a shareholder of record (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually. To register to attend the Annual Meeting online by live webcast you must submit proof of your proxy power (legal proxy) reflecting your Choice Hotels International, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 4, 2021. You will receive a confirmation of your registration by email after we receive your registration materials.
Requests for registration should be directed to us at the following:
By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail: Computershare, Choice Hotels International, Inc. Legal Proxy, P.O. Box 43001, Providence, Rhode Island 02940-3001

Q.	Why am I receiving this proxy statement?

A.	This proxy statement describes proposals which are being submitted to shareholders for a vote. It gives you information on these proposals, as well as other information, so that you can make informed decisions.

Q.	What is the proxy card?

A.	The proxy card enables you to vote whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting virtually, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing the designated proxies, Simone Wu (the Company's Senior Vice President, General Counsel, Corporate Secretary & External Affairs) and Dominic E. Dragisich (the Company's Chief Financial Officer) to vote your shares of Common Stock at the meeting, as you have instructed them on the proxy card, or in the absence of such instructions, in accordance with the recommendations of the Board. If a proposal is properly presented for a vote at the Annual Meeting that is not on the proxy card, Ms. Wu and Mr. Dragisich will vote your shares, under your proxy, at their discretion.

Q.	On what issues am I voting?

A.	We are asking you to vote on:
	●	Proposal 1 - The election of the nine director nominees named in this proxy statement.
	●	Proposal 2 - An advisory vote to approve executive compensation of our NEOs.
	●	Proposal 3 - The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Q.	What is the difference between a record holder and a “street name” holder?

A.	If your shares of Common Stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of Common Stock are held in a brokerage account or by a bank, trust, or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct, or follow the procedures provided to you by, the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

Q.	How do I vote?

A.	If you are a record holder:

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

●	If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

●	If you sign, but do not mark your voting instructions on the proxy card, your shares will be voted in accordance with the Board's recommendations.

You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote online: You may do this by accessing www.envisionreports.com/chh and following the instructions. You may also vote during the virtual Annual Meeting. You will need your proxy card available if you vote online.

If you are a “street name” holder:

If you hold your shares of Common Stock in street name, you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions online or by telephone.

Q.	What does it mean if I receive more than one proxy card or voting instruction form?

A.	It means that you have multiple accounts at the transfer agent or with brokerage firms. Please complete and return all proxy cards or voting instruction forms you may receive, or otherwise vote your shares online or by telephone as described herein or on the voting instruction form, to ensure that all of your shares are voted.

Q.	What if I change my mind after I vote?

A.	If you are a holder of record, you may revoke your proxy by any of the following means:

●	signing or submitting another proxy before the Annual Meeting as provided herein with a later date;
●	changing your vote during the virtual Annual Meeting; or
●	sending us a written notice of revocation, which must be received prior to the Annual Meeting at the following address: Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

If you are a street name holder, you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If you are a record holder, your shares will not be voted. If you are a street name holder, your brokerage firm, under certain circumstances, may vote your shares.

If you are a street name holder, brokerage firms have authority under the NYSE rules to vote customers’ shares on certain “routine” matters if the customer has not provided the brokerage firm with voting instructions within a certain period of time before the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. Only Proposal Three is considered a routine matter under the NYSE rules.

Accordingly, if you do not instruct your brokerage firm how to vote your shares, your brokerage firm may not vote your shares on Proposals One or Two. Likewise, your brokerage firm may either:

●	vote your shares on Proposal Three and any other routine matters that are properly presented at the meeting, or
●	leave your shares unvoted as to Proposal Three and any other routine matters that are properly presented at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. When a brokerage firm does not vote a customer’s unvoted shares, these shares are counted to determine if a quorum exists; however, they are not treated as voting on a matter.

We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting.

Q.	How many shares must be present to hold the meeting?

A.	To hold the meeting and conduct business, a majority of the Company’s outstanding shares of Common Stock as of the close of business on March 12, 2021 must be present in person or represented by proxy at the meeting. This is called a quorum.

Shares are counted as present at the virtual meeting if the shareholder either:

●	votes while in attendance at the virtual meeting, or
●	has properly submitted a proxy card, or voted their shares by telephone or online.

Q.	What are my voting choices when voting on the election of directors? (Proposal 1)

A.	You may vote either “for” or “against” each nominee, or you may "abstain" from voting.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	Directors are elected by a majority of votes cast in person or by proxy at the meeting. Abstentions and broker non-votes are treated as not voting on the matter.

Q.	What happens if a nominee is unable to stand for election?

A.	The Board expects that each of the nominees will be available for election and willing to serve. If any nominee is unable to serve at the time the election occurs, the Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card or voted by telephone or online, Simone Wu or Dominic E. Dragisich can vote your shares for a substitute nominee. They cannot vote for more than nine nominees.

Q.	What are my voting choices when voting to approve the advisory vote to approve executive compensation? (Proposal 2)

A.	You may vote either “for” or “against” the approval of the proposal, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for approval of executive compensation.

Q.	How many votes are needed to approve the advisory vote to approve executive compensation?

A.	The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the proposal on executive compensation. The proposal is an advisory vote, which means that it is non-binding on the Company. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes are treated as not voting on the matter.

Q.	What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021? (Proposal 3)

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021?

A.	The vote of a majority of the shares present in person or by proxy and voting on the matter is required to ratify the appointment of Ernst & Young LLP. Abstentions and broker non-votes are treated as not voting on the matter.

Q.	What happens if Ernst & Young LLP is not ratified as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021?

A.	Although ratification is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered accounting firm. Even if the selection is ratified, the Committee may select a different independent registered accounting firm at any time during the year if it determines that this would be in the best interests of the Company and our shareholders.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and online voting reports, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed, except as required by law.

Q.	Where do I find voting results of the meeting?

A.	We will announce preliminary voting results at the virtual Annual Meeting. We will publish the final results in a Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

Q.	How can I review the Company’s Annual Report on Form 10-K?

A.
The Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, is being mailed to you together with this proxy statement. You may also view the Form 10-K, as well as the Company’s proxy materials, on the website listed below or on the investor relations section of our website www.choicehotels.com. You may also view the Form 10-K through the SEC’s website at www.sec.gov. You may also obtain a copy of the Form 10-K free of charge by contacting the Company at (301) 592-5100.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 7, 2021.

The proxy statement and the Company’s Annual Report on Form 10-K are available at www.envisionreports.com/chh.

PROPOSAL 1—ELECTION OF NINE DIRECTOR NOMINEES
Nomination
Nine directors are nominated for election at the 2021 Annual Meeting, to hold office until the 2022 Annual Meeting of Shareholders, or until their successors are elected and qualified.
The Company’s Restated Certificate of Incorporation provides that the number of directors must be at least three but not more than 12. The exact number of directors within that range is determined from time to time by the Board. Currently, the Board size is set at 10 directors, but will be reduced to 9 directors immediately prior to the Annual Meeting upon Barbara T. Alexander's retirement from the Board.
All directors are elected annually by a majority of votes cast, except in the case of a contested election, in which case directors are elected by a plurality vote.
The Board has nominated nine individuals to serve as directors: Brian B. Bainum, Stewart W. Bainum, Jr., William L. Jews, Monte J.M. Koch, Liza K. Landsman, Patrick S. Pacious, Ervin R. Shames, Maureen D. Sullivan and John P. Tague.
In accordance with the retirement provisions of the Company’s Corporate Governance Guidelines, Barbara T. Alexander will not stand for re-election in May 2021 and, as a result, her tenure on the Board, including her role as Chair of the Audit Committee, will end on May 7, 2021, immediately prior to the Annual Meeting.
Each of the nominees is currently a member of our Board.
Family Relationships
The Chairman of the Board, Stewart W. Bainum, Jr., is the uncle of one of our nominees, Brian B. Bainum. Other than the family relationship between Mr. Stewart W. Bainum, Jr. and Mr. Brian B. Bainum, there are no other familial relationships among our directors or executive officers.
Director Nominee Information and Qualifications
The Board requires that its members possess the highest personal and professional integrity and be positioned to contribute to the Board’s effectiveness through their experience. The Board has been, and continues to be, committed to Board's diversity, including diversity of gender, race and ethnicity. The Board, and the Corporate Governance and Nominating Committee, view diverse representation on the Board as the best way to represent the interests of all of our shareholders and maximize the Company's success.
The Corporate Governance and Nominating Committee regularly reviews the experience, qualifications, attributes and skills of each of the Board’s director nominees. The names of Choice's proposed director nominees, their respective ages, their positions with Choice, and other biographical information as of March 18, 2021, are set forth below.
The Company provided Mr. Shames an age-related waiver to its Board retirement policy. The Board considers any age-related waivers on an annual basis. The Corporate Governance and Nominating Committee’s assessment of the qualifications of each Board member is also included below.

Maureen D. Sullivan

Age 39
Director Since 2018
Independent

Committees
• Compensation and Management Development
• Corporate Governance and Nominating

BACKGROUND

Maureen D. Sullivan currently serves as President and Chief Operating Officer at Heyday Skincare, joining the company in September 2020. In her role, Ms. Sullivan is responsible for driving the company's overall strategy and scaling its operations as it accelerates its mission of delivering personalized skincare to millions of clients through its Heyday locations and digital services. Previously, Ms. Sullivan served in the roles of President and COO at Rent the Runway (joining the company in September 2015). At Rent the Runway she oversaw the Brand, Marketing, Communications, Business Development, Customer Experience, Retail Stores, Production, and Design functions. Ms. Sullivan was responsible for driving the company's strategy, accelerating business model innovation and developing and launching strategic partnerships. Previously, she was President, AOL.com & Lifestyle Brands from April 2009 to September 2015. Ms. Sullivan built and launched MAKERS.com, the largest video collection of ground-breaking women's stories, and documentary film series, chronicling the modern American feminist movement. She also created and launched the MAKERS Conference, a live event gathering influential women from across industries for a several-day thought leadership conference on accelerating women's leadership. Ms. Sullivan launched the MAKERS@ Corporate Advisory Board, connecting corporate partners to the mission of MAKERS -- a platform for storytelling highlighting ground-breaking women.

QUALIFICATIONS

Ms. Sullivan brings significant consumer brand development and management, marketing, and technology experience to the Board. In particular, her expertise in digital, mobile and social media help shape the Board's assessments of the Company's efforts to increase its strategic presence in these areas. Ms. Sullivan's status as a sitting executive in a consumer-facing, e-commerce, wellness and service focused start-up environment brings a current perspective to the Board's operational considerations. In addition, Ms. Sullivan has proven herself an influencer and champion of diversity in the workplace.

OTHER PUBLIC COMPANY BOARDS

Current	Past 5 Years
None	None

Board Recommendation
The Board recommends a vote FOR each of the director nominees.

CORPORATE GOVERNANCE
Board of Directors
The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business primarily through discussions with the Chairman, the CEO and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.
In 2020, the Board held nine meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served. In 2020, all of the then-current Board members attended the Annual Meeting. The Company expects all directors to attend the Annual Meeting. The independent, non-management members of the Board are required to meet at least once a year in executive session without management present. Mr. Shames, the lead independent director, chairs these meetings. Eight such meetings were held in 2020.
The Board has adopted Corporate Governance Guidelines, a Corporate Ethics Policy and charters for each of its standing committees, including the Audit Committee, Compensation and Management Development Committee, Corporate Governance and Nominating Committee, and Diversity Committee, each of which is discussed further below. The Audit Committee Charter and Corporate Governance and Nominating Committee Charter were updated in 2020. The Corporate Governance Guidelines, Corporate Ethics Policy and several of the committee charters were updated in 2019. A temporary addendum was added to the Corporate Ethics Policy effective March 1, 2021, as further discussed below. The Corporate Governance Guidelines, Corporate Ethics Policy and all standing committee charters are included in the investor relations section of the Company’s website at www.choicehotels.com.
Board Leadership Structure
The Board is led by the Chairman, Mr. Stewart W. Bainum, Jr., who has served in this role for more than 25 years. The benefits of Mr. Bainum’s leadership of the Board stem both from Mr. Bainum’s long-standing relationship and involvement with the Company, which provides a unique understanding of the Company’s culture and business, as well as his on-going role as the Board’s primary day-to-day contact with the Company’s senior management team, which ensures that a constant flow of Company-related information is available to the Board as a whole. This flow of communication enables Mr. Bainum to identify issues, proposals, strategies and other considerations for future Board discussions and informs his role as leader in many of the resulting discussions during Board meetings. Mr. Bainum also brings the perspective of a major shareholder to the Board. Mr. Bainum, his family and entities affiliated with his family, beneficially own approximately 36% of the Company’s outstanding Common Stock.
The Company has elected to separate the positions of Chairman (held by Mr. Bainum) and CEO (held by Mr. Pacious). Although Mr. Pacious serves as a member of the Board, we believe that Mr. Bainum’s role as Chairman provides for a meaningful division of leadership between management and the Board.
In addition to this division of leadership between Chairman and Chief Executive Officer, leadership is further enhanced on the Board based on the Board’s annual election of a lead independent director. In light of the Company and Board leadership roles held by Mr. Bainum and Mr. Pacious, the Board believes that it is important to maintain a Board leadership position that is held by an independent director. Currently, Mr. Shames serves as the Board’s lead independent director. In his role as lead independent director, Mr. Shames serves as chairman of executive session meetings in which Mr. Bainum and Mr. Pacious (as well as Mr. Brian B. Bainum) do not participate. The goal and purpose of these meetings chaired by Mr. Shames is to permit the non-management and independent members of the Board to freely discuss issues or concerns related to Company and Board performance, including issues or concerns related to Company or Board leadership. The Board meets regularly in executive session. Eight such meetings were held in 2020. In addition to chairing the executive sessions, the lead independent director or his designee manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board.
Board’s Role in Risk Oversight
The Board administers its risk oversight function through two primary mechanisms: (1) through the adoption and enforcement of Board policies and procedures intended to require the full Board to discuss, address and approve or disapprove certain items determined by their nature to involve various risks requiring Board consideration and (2) through the efforts of the Board’s Audit Committee, which focuses on the particular risks to the Company that arise out of financial reporting and other pertinent areas.
The Board’s primary role in risk oversight is to establish and maintain effective policies and procedures that serve to highlight or expose critical risks. The Board has adopted a set of Board policies applicable to various transactions involving the Company and its directors, officers and employees that the Board has determined are likely to involve a potentially higher degree of risk than ordinary course transactions and therefore are appropriately reviewable by the full Board. For these transactions, the Company is required to obtain Board approval, which provides the Board with an opportunity to discuss the transaction and attendant risk, prior to the transaction becoming binding on the Company. Those transactions requiring prior Board approval include transactions above certain limits, certain lending arrangements, certain litigation settlements, and certain related party transactions. In addition to the full Board’s role in risk oversight, different committees of the Board play a role in overseeing risks attendant to the committee’s particular area of focus. For instance, the Compensation and Management Development

Committee assumes primary responsibility for risk oversight as it relates specifically to the Company’s compensation policies and practices and the Corporate Governance and Nominating Committee and Diversity Committee are empowered to raise risks or potential risks brought to such Committee’s attention to the full Board for discussion. In addition, as discussed below, the Board’s Audit Committee has specific functions and responsibilities that generally relate to the risk oversight function, including risks relating to financial reporting compliance and cybersecurity.
The general functions of the Audit Committee are as set forth under the heading Committees of the Board – Audit Committee. As a result of the Audit Committee’s performance of these functions, it is often provided with access to reports and analysis (either internally generated or created by the Company’s independent registered public accounting firm) relating to issues or concerns that, because of the potential for exposure to risk, the Committee determines to be proper for additional review and discussion. Often, these discussions may remain within the Audit Committee, if, after discussions with the Company’s CEO, CFO, Chief Accounting Officer and other relevant Company employees, the result of the review is a determination by the Audit Committee that the identified potential for risk is being adequately addressed by the Company. In certain circumstances, the Audit Committee may determine (either initially after identification of the potential risk or after a preliminary review conducted by the Audit Committee) that certain risks or potential risks be referred to the full Board for discussion.
Director Independence
The Board currently has ten directors, a majority (seven) of whom the Board has determined to be “independent” under the listing standards of the NYSE. The independent directors are Barbara T. Alexander, William L. Jews, Monte J.M. Koch, Liza K. Landsman, Ervin R. Shames, Maureen D. Sullivan and John P. Tague. Barbara T. Alexander will not stand for re-election in May 2021.
In determining director “independence,” the Board applies the standards as set forth in the listing standards of the NYSE and additional independence standards adopted by our Board as follows:
•No director can be “independent” until five years following the termination or expiration of a director’s employment with the Company, rather than three years as currently required under the NYSE rules;
•No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company until five years after the end of either the affiliation or the auditing relationship, rather than three years as currently required under the NYSE rules; and
•No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than three years as currently required under the NYSE rules.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which are a set of principles that provide a framework for the Company’s corporate governance and assist the Board in the exercise of its fiduciary duties. The key components of the Guidelines include:

•The Board is responsible for oversight of strategy, business operations and performance evaluation, so as to promote the long-term success of the Company;
•Board members are expected to attend meetings and devote sufficient time and effort to Board and committee activities;
•Directors have full and free access to senior management and other employees;
•The Board must be comprised of at least a majority of independent directors, with no more than two executive directors;
•The Audit, the Compensation and Management Development and the Corporate Governance and Nominating Committee will be composed of entirely independent directors;
•Executive sessions of the independent directors;
•Annual CEO evaluation by the Board;
•Annual approval of three-year strategic plan and one-year operating plan;
•Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee;
•Directors are required to reach and maintain ownership five times the then current standard annual cash retainer (currently $375,000) of Company stock within five years of election to the Board;
•Mandatory retirement age;
•Directors training and continuing education expectations; and
•Annual report of succession planning and management development by Chief Executive Officer.

Corporate Ethics Policy
The Board has established a Corporate Ethics Policy to aid each director, officer and employee of the Company (including the CEO, CFO and Chief Accounting Officer) and its subsidiaries in making ethical and legal decisions in his or her daily work. The

Corporate Ethics Policy was updated in December 2019. Effective March 1, 2021 and in light of the ongoing COVID-19 pandemic, a temporary addendum was added to the Ethics Policy to reflect a modification of the Company’s policy around gift card acceptance and distribution. Concurrently, the Ethics Policy was revised to add an enhancement to the disciplinary actions for violations of the Policy.
To the extent approved or granted, the Company will post amendments to or waivers from the Corporate Ethics Policy (to the extent applicable to the CEO, CFO and Chief Accounting Officer) on the Company’s website.
Committees of the Board
The standing committees of the Board are the Audit Committee, the Compensation and Management Development Committee, the Corporate Governance and Nominating Committee and the Diversity Committee. The charters for each of these committees are included in the investor relations section of the Company’s website at www.choicehotels.com. All of the current members of each of the Audit Committee, Compensation and Management Development Committee and Corporate Governance and Nominating Committee are independent, as required by the committee charters, the current listing standards of the NYSE and the rules of the SEC, as applicable.
The following provides a description of certain functions, current membership and meeting information for each of the Board committees for 2020.
Compensation and Management Development Committee
The Compensation and Management Development Committee discharges the Board’s responsibilities relating to compensation of the Company’s executives through the following functions, among others:

•Overseeing the administration of the Company’s equity compensation plans and authorizing equity awards thereunder;
•Establishing and updating the “peer group” used to compare the Company’s compensation practices;
•Reviewing and approving the compensation of executive officers, in light of shareholder “Say-on-Pay” results and other relevant factors;
•Setting the compensation for the non-employee members of the Board;
•Reviewing bonus and incentive plans, pensions and retirement;
•Reviewing other employee benefit plans and programs;
•Reviewing the Company’s succession plan and management development;
•Self-evaluating annually;
•Setting criteria and guidelines for performance of the CEO;
•Assessing performance of the CEO against performance objectives; and
•Reviewing and discussing the Company’s Compensation Discussion and Analysis and producing the annual Compensation and Management Development Committee report for the Company’s proxy statement.
The Compensation and Management Development Committee discharges its responsibilities relating to executive management, talent development and succession planning of the Company’s executives by reviewing and discussing the Company’s management succession plan for the CEO and other key senior executives and by reviewing and discussing management development for key executives as part of the Company’s annual talent review process.
During 2020, at the direction of Mr. Tague, the Chairman of the Compensation and Management Development Committee, Mr. Pacious prepared and distributed to Committee members meeting agendas, consultant-provided compensation related information, and Company reports and data in preparation for Committee meetings. Mr. Cimerola, our Chief Human Resources Officer, assisted with preparation of the agenda and certain materials at the request of Mr. Tague. In conjunction with the Compensation and Management Development Committee Chairman, Messrs. Pacious and Cimerola also prepared and presented specific compensation proposals to the Compensation and Management Development Committee, including Mr. Pacious' assessment of individual executive officer performance and recommended compensation amounts for each officer other than himself. See "Compensation Discussion and Analysis" section below for more information on Mr. Pacious' role in recommending the compensation paid to our NEOs in 2020. None of our executive officers determined or recommended the amount or form of non-employee director compensation.
The Compensation and Management Development Committee has delegated limited authority to our Stock Compensation Committee, currently consisting of our CEO, to make equity awards to employees at the vice president level or lower solely for the purpose of promotion, retention, or new hire. No individual award may exceed $250,000 in value.
In accordance with its charter, the Compensation and Management Development Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee.

The Compensation and Management Development Committee retained Meridian Compensation Partners, LLC ("Meridian") to provide various compensation-related services and assistance. Meridian performed the following functions and services:

•Attended Committee meetings;

•Provided independent advice to the Committee on current trends and best practices in compensation design and program alternatives and advised on plans or practices that may improve effectiveness of our compensation program;

•Provided and discussed peer group and various survey data; and, based on this information, offered independent recommendations on CEO and NEO compensation;

•Advised on CEO pay ratio and related calculations;

•Reviewed the CD&A, compensation tables and other compensation-related disclosures in our proxy statements;

•Offered recommendations, insights and perspectives on compensation related matters;

•Evaluated and advised the Committee regarding enterprise and related risks associated with executive compensation components, plans and structures; and

•Supported the Committee to ensure executive compensation programs are competitive and align the interests of our executives with those of our shareholders.

Meridian attended each of the Committee meetings in 2020 in person, by video conference or by telephone, including executive sessions as requested, and consulted frequently with the Committee Chairman between meetings. Meridian reviewed the CD&A and the executive compensation tables contained in this proxy statement. See "Compensation Discussion and Analysis" below for additional information related to the role of Meridian in the Company’s 2020 executive compensation decisions.
The Committee has analyzed whether the work of Meridian as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Meridian or any of its affiliates; (ii) the amount of fees the Company paid to Meridian as a percentage of Meridian's total revenue; (iii) Meridian’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Meridian or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by Meridian or the individual compensation advisors whom it employs. The Committee has determined, based on its analysis of the above factors, that the work of Meridian and the individual compensation advisors employed by Meridian as compensation consultants to the Company has not created any conflict of interest.
In 2020, the Compensation and Management Development Committee met six times. The Chair of the Compensation and Management Development Committee was John P. Tague and the other members were William L. Jews, Ervin R. Shames and Maureen D. Sullivan. The Board determined that each member of the Compensation and Management Development Committee was independent under the listing standards of the NYSE applicable to Compensation Committee members.
While the charter authorizes the Compensation and Management Development Committee to delegate its responsibilities to subcommittees, to date, the Committee has not delegated any of its responsibilities in this manner, other than its delegation to the Stock Compensation Committee to make equity awards to employees at the vice president level or lower solely for the purpose of promotion, retention, or new hire.

No Compensation Committee Interlocks

No member of our Compensation and Management Development Committee is an officer, former officer, or employee of the Company. During 2020, no member of the Compensation and Management Development Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2020, no interlocking relationship existed between any of our executive officers or Compensation and Management Development Committee members, on the one hand, and the executive officers or Compensation Committee members of any other entity, on the other hand.
Audit Committee
The Audit Committee assists the Board to fulfill its oversight responsibilities with respect to the Company’s auditing, accounting and financial reporting processes generally. The Committee discharges these duties through the following functions, among others:

•Conferring separately with the Company’s independent registered public accounting firm and internal auditors regarding their responsibilities;

•Reviewing reports of the Company’s independent registered public accounting firm and internal auditors and annual and quarterly reports for filing with the SEC;
•Reviewing reports of the Company’s independent registered public accounting firm concerning financial reporting processes and internal controls, discussing these internal controls with and suggesting improvements to management;
•Establishing and monitoring an anonymous complaint hotline and other complaints procedures regarding accounting and auditing matters;
•Pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm;
•Self-evaluating annually;
•Determining the selection, compensation and appointment of the Company’s independent registered public accounting firm and overseeing their work;
•Reviewing the Company’s policies with respect to risk management;
•Reviewing with the CEO, CFO or Chief Accounting Officer, the Company’s disclosure controls and procedures; and
•Overseeing the Company's cyber security and data security practices and procedures.
In 2020, the Audit Committee met eight times. Barbara T. Alexander served as Chair of the Committee. The other members of the Committee in 2020 were Ervin R. Shames, John P. Tague, Monte J.M. Koch and Liza K. Landsman. The Board has determined that Ms. Alexander, Mr. Tague, Mr. Koch and Mr. Shames are qualified as audit committee financial experts within the meaning of the SEC’s regulations. Furthermore, each member of the Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. In addition, the Board also determined that each member of the Audit Committee was independent under SEC rules and the listing standards of the NYSE applicable to Audit Committee members.
In accordance with the retirement provisions of the Company’s Corporate Governance Guidelines, Barbara T. Alexander will not stand for re-election in May 2021 and, as a result, her tenure on the Board, including her role as Chair of the Audit Committee, will end on May 7, 2021, immediately prior to the Annual Meeting. Bill Jews, if re-elected to the Board, will be the Chair of the Audit Committee.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee identifies individuals qualified to become members of the Board; selects, or recommends that the Board selects, the director nominees for election or to fill vacancies; develops and recommends to the Board a set of Corporate Governance Guidelines applicable to the Company; and oversees the evaluation of the Board. The Committee also has the following functions, among others:

•Establishing criteria for Board membership;
•Conducting the appropriate and necessary inquiries into the backgrounds and qualifications of proposed Board candidates;
•Reviewing and making recommendations to the Board on the size and composition of the Board and its committees;
•Reviewing and making recommendations to the Board with respect to directors, if any, who are unable to perform their duties;
•Reviewing and making recommendations to the Board with respect to the retirement of directors;
•Reviewing and making recommendations to the Board with respect to the Company’s policies regarding director or senior executive conflict of interest matters;
•Overseeing and making recommendations, as appropriate, to the Board concerning Environmental, Social and Governance, and Corporate Social Responsibility strategy and matters;
•Monitoring and making recommendations to the Board concerning matters of corporate governance; and
•Reviewing the outside board service by senior executives.
In 2020, the Committee met four times. William L. Jews was the Chair of the Committee and the other members of the Committee were Ervin R. Shames, Monte J.M. Koch and Maureen D. Sullivan. If re-elected at the Annual Meeting on May 7, 2021, Erv Shames will be Chair of the Corporate Governance & Nominating Committee, as Mr. Jews, if re-elected, will be Chair of the Audit Committee.

Diversity Committee
The Diversity Committee seeks to assist and advise management in developing a workplace culture that values working with diverse groups of people, offering diversity of thought and perspective. The Committee goals reach beyond the workplace culture, also focusing on diverse franchise development, diverse sourcing, inclusive advertising and inclusive community involvement. The Committee seeks to achieve its goals through the following functions, among others:

•Review and evaluate diversity efforts in workforce development, franchise development, vendor relations, marketing and philanthropy;
•Review the efforts by management to increase the diversity of the Company's workforce, including at management levels; and
•Reporting to the Board on diversity matters.
In 2020, the Committee met three times. Liza K. Landsman was the Chair of the Committee and the other members of the Committee were Barbara T. Alexander, Brian B. Bainum and William L. Jews.

Contacting the Board of Directors
Shareholders or other interested parties may contact an individual director, the Chairman or lead independent director of the Board, or the independent directors as a group by mail at the following address:

Mail:	Choice Hotels International, Inc.
1 Choice Hotels Circle, Suite 400
Rockville, Maryland 20850
Attn: Board of Directors
Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.
Consideration of Director Candidates
The Corporate Governance and Nominating Committee administers the process for nominating candidates to serve on the Company’s Board. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at the Company’s Annual Meeting.
The Board has established selection criteria to be applied by the Corporate Governance and Nominating Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence, (ii) integrity, (iii) experience and sound judgment in areas relevant to the Company’s business, (iv) a proven record of accomplishment, (v) willingness to speak one’s mind, (vi) the ability to commit sufficient time to Board responsibilities, (vii) the ability to challenge and stimulate management and (viii) belief in and passion for the Company’s mission and vision. The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time to time.
The Corporate Governance and Nominating Committee uses a variety of methods to identify potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the Company. When reviewing and recommending candidates to join the Board, the Corporate Governance and Nominating Committee considers how each prospective new member’s unique background, experience and expertise will add to the Board’s overall perspective and ability to govern the Company. The Committee recognizes that a current strength of the Board stems from the diversity of perspective and understanding that arises from discussions involving individuals of diverse background and experience. When assessing a Board candidate’s background and experience, the Committee takes into consideration all relevant components, including, but not limited to, a candidate’s gender and cultural and ethnic background. The Committee may also use one or more professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board.
The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders and evaluate them using the same criteria as applied to candidates identified through other means, as set forth above. Shareholders seeking to recommend a prospective candidate for the Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected by mail to: Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
This table shows how much Common Stock is beneficially owned by (i) each director or nominee of the Company, (ii) each of the Company’s NEOs, (iii) all executive officers, directors and nominees of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s Common Stock, as of March 12, 2021 (unless otherwise noted). Unless otherwise specified, the address for each such person as of March 12, 2021, was 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire(2)	Unvested Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart W. Bainum, Jr.	10,600,043	(5)(6)	—	5,615	19.096	%(5)(6)
Brian B. Bainum	572	(5)(7)	—	2,197	*	(5)(7)
Barbara T. Alexander	23,975		—	2,870	*
William L. Jews	20,224		—	2,851	*
Monte J.M. Koch	10,633		—	2,799	*
Liza K. Landsman	6,498		—	2,823	*
Patrick S. Pacious	183,588		245,354	18,873	*
Ervin R. Shames	43,607		—	2,963	*
Maureen D. Sullivan	937		—	2,244	*
John P. Tague	25,913		—	2,846	*
John E. Bonds	20,861		15,965	2,908	*
Dominic E. Dragisich	21,966		32,571	5,768	*
David A. Pepper	93,861		73,481	3,711	*
Simone Wu	34,614		62,686	2,822	*
All Directors and Executive Officers as a Group (19 persons)	11,176,862		501,146	71,444	21.15%
Principal Shareholders
Barbara J. Bainum	10,909,477	(5)(8)	—	—	19.64	% (5)(8)
Bruce D. Bainum	10,608,474	(5)(9)	—	—	19.10	% (5)(9)
Roberta D. Bainum	10,267,569	(5)(10)	—	—	18.49	% (5)(10)
Realty Investment Company, Inc.	6,821,574	(5)(14)	—	—	12.28	% (5)(14)
Ronald Baron	4,709,149	(11)	—	—	8.49	% (11)
The Vanguard Group	3,069,082	(12)	—	—	5.53	% (12)
Wellington Group Holdings LLP	3,511,858	(13)	—	—	6.33	% (13)
Eaton Vance Management	4,273,644	(15)	—	—	7.70	% (15)
Christine A. Shreve	3,417,259	(5)(16)	—	—	6.15	%(5)(16)

*	Less than 1%.

1	Includes shares: (i) for which the named person has sole voting and investment power and (ii) for which the named person has shared voting and investment power. Does not include: (i) shares that may be acquired through stock option exercises within 60 days or (ii) unvested restricted stock holdings which the holder maintains voting rights, each of which is set out in a separate column.

2	Shares that can be acquired through stock option exercises within 60 days of March 12, 2021.

3	Shares for which the holder maintains voting rights, but are subject to a vesting schedule, forfeiture risk and other restrictions.

4
For each beneficial owner, ownership percentage is based on (i) the sum of the number of shares listed under each of the column headings Common Stock Beneficially Owned, Right to Acquire and Unvested Restricted Stock and (ii) 55,537,954 shares outstanding on March 12, 2021.

5	Because of SEC reporting rules, shares held by Realty Investment Company, Inc. (“Realty”), a real estate management and investment company wholly owned by members of the Bainum family and trusts for their benefit , and certain other Bainum family entities are attributed to Realty, Christine A. Shreve and more than one of the Bainums included in this table because Realty, Ms. Shreve and such named Bainums have shared voting or dispositive control. As of March 12, 2021, Realty, Ms. Shreve and members of the Bainum family (including various partnerships, corporations and trusts established by members of the Bainum family) in the aggregate have the right to vote 20,152,440 shares, approximately 36% of the shares of Common Stock outstanding as of March 12, 2021.

6	Includes 1,000,222 shares owned by the Stewart W. Bainum, Jr. Declaration of Trust of which Mr. Bainum, Jr. is the beneficiary and co-trustee. Also includes 1,417,056 shares owned by Leeds Creek Holdings, LLC whose only member is Mr. Bainum, Jr.’s trust; 978,482 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority; 6,821,574 shares owned by Realty in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 15,207 shares owned by the Bruce Bainum 2009 Family Trust and 364,321 shares owned by the Bruce Bainum 2012 Non Exempt Family Trust, each of which is a trust for the benefit of the descendants of Mr. Bainum Jr.’s brother, Dr. Bruce Bainum, for which Mr. Bainum Jr. is trustee and has voting and dispositive authority; and pursuant to Mr. Bainum Jr.'s employment contract, 5,615 unvested restricted stock shares which vest in equal installments during the periods 2020-2022 and 2021-2023, with 3,181 shares having vested to date. Mr. Bainum Jr.’s address is 8171 Maple Lawn Blvd., #375, Fulton, MD 20759.

7	Brian B. Bainum has an interest in certain Bainum family trusts formed for his benefit and the benefit of his siblings and their descendants. These trusts hold a total of 1,097,543 shares owned either directly or through ownership of family entities, Realty and MidPines. Mr. Bainum and his descendants’ share of these family trusts would be 365,482 shares. Trusts solely for the benefit of Mr. Bainum also own interests in Realty and MidPines representing an additional 139,331 shares. Further, 6,595 shares are owned by a trust for the sole benefit of Mr. Bainum’s descendants. Mr. Bainum has no voting or investment power over the family trusts, Realty, or MidPines. Mr. Bainum has 2,197 shares in unvested restricted stock and 572 shares vested in a non-employee director plan. Mr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, MD 20759.

8	Includes 1,030,836 shares owned by the Barbara Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,175,000 shares owned by Shadow Holdings, LLC for which she shares voting and dispositive authority and whose sole members are Ms. Bainum and a trust for her benefit for which she has sole voting authority; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority; 163,000 shares owned by The Mental Wellness Foundation, Inc., a private foundation for which Ms. Bainum is a Director and has sole voting and dispositive authority; 281,818 shares owned by Wellness Advocacy Fund, a tax exempt organization for which Ms. Bainum is a Director and has sole voting and dispositive authority; 13,032 shares owned by trusts for the benefit of Ms. Bainum’s nephews for which Ms. Bainum is the trustee; 38,444 shares owned by the Roberta Bainum 2010 Family Trust and 407,291 shares owned by the Roberta Bainum 2012 Non Exempt Family Trust, each of which is a trust for the benefit of Ms. Bainum’s sister, Roberta Bainum’s, descendants for which Ms. Bainum is trustee and has voting and dispositive authority. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

9	Includes 1,467,659 shares owned by the Bruce Bainum Declaration of Trust of which Dr. Bainum is the sole trustee and beneficiary. Also includes 832,993 shares owned by Posadas Holdings, LLC, a private company for which he shares voting and dispositive authority and whose sole members are Dr. Bainum and a trust for his benefit for which he has sole voting authority; 978,482 shares owned by Mid Pines, in which Dr. Bainum’s trust is a general partner and has shared voting authority; 6,821,574 shares owned by Realty, in which Dr. Bainum’s trust owns voting stock and has shared voting authority; 219,353 shares owned by Three Graces Foundation, Inc., a private foundation for which Dr. Bainum is a Director and has sole voting and dispositive authority; 281,818 shares owned by Charis Advocacy Fund, a tax exempt organization for which Dr. Bainum is a Director and has sole voting and dispositive authority; and 6,595 shares owned by a trust for the benefit of Dr. Bainum’s son’s descendants for which Dr. Bainum is the sole trustee. Dr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

10	Includes 1,287,805 shares owned by the Roberta Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 674,890 shares owned by Sweetwater Holdings, LLC for which she shares voting and dispositive authority and whose sole members are Ms. Bainum and a trust for her benefit for which she has sole voting authority; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority; 223,000 shares owned by Trisons Foundation Inc., a private foundation for which Ms. Bainum is a Director and has sole voting and dispositive authority; and 281,818 shares owned by Sweetwater Action Fund, a tax exempt organization for which Ms. Bainum is a Director and has sole voting and dispositive authority. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

11
The Company is relying on the Schedule 13G/A, filed on February 12, 2021, by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc., Ronald Baron and Baron Growth Fund ("Baron"). According to this filing, Baron beneficially owns 4,709,149 shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

12	The Company is relying on the Schedule 13G, filed on February 10, 2021, by The Vanguard Group. According to this filing, The Vanguard Group beneficially owns 3,069,082 shares. This reporting person disclaims beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 100 Vanguard Blvd., Malvern, PA 19355.

13	The Company is relying on the Schedule 13G, filed on February 4, 2021, by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP ("Wellington"). According to this filing, Wellington beneficially owns 3,511,858 shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 280 Congress Street, Boston, MA 02210.

14	Realty is controlled and owned by members of the Bainum family and trusts for their benefit, including Stewart W. Bainum, Jr., Barbara Bainum, Bruce Bainum, Roberta Bainum and Brian Bainum. Realty’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759. Christine A. Shreve is an officer and director of Realty.

15	The Company is relying on the Schedule 13G, filed on February 12, 2021, by Eaton Vance Management ("EVM"). According to this filing, EVM beneficially owns 4,273,664 shares. This reporting persons disclaims beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 2 International Place Boston, MA 02110.

16	Includes 2,800 shares owned by Ms. Shreve jointly with her husband; 1,175,000 shares owned by Shadow Holdings, LLC, an LLC whose sole members are Barbara Bainum and a trust for her benefit, for which Ms. Shreve is manager and has shared voting and dispositive authority; 832,993 shares owned by Posadas Holdings, LLC, an LLC whose sole members are Bruce Bainum and a trust for his benefit for which Ms. Shreve is manager and has shared voting and dispositive authority; 674,890 shares owned by Sweetwater Holdings, LLC, an LLC whose sole members are Roberta Bainum and a trust for her benefit for which Ms. Shreve is manager and has shared voting and dispositive authority; 325,408 shares owned by the Bruce Bainum 2020 Grantor Retained Annuity Trust VI for which Ms. Shreve is Trustee and has sole voting and dispositive authority and whose beneficiaries are Bruce Bainum and his descendants; 400,000 shares owned by the Roberta Bainum 2020 Grantor Retained Annuity Trust VI for which Ms. Shreve is Trustee and has sole voting and dispositive authority and whose beneficiaries are Roberta Bainum and her descendants; and 6,168 shares owned by trusts for the benefit of Renschler family members for which Ms. Shreve is the trustee. Ms. Shreve’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

Dear Choice Hotels Shareholders:

2020 was a challenging year in the hospitality industry. The quick action of Choice Hotels' executives in the early pandemic phase led the organization to outperform the industry. Management was unwavering in supporting franchisees in their day-to-day and financial challenges. The leadership kept the organization focused on franchisee support, and in fact redeployed a large number of associates from other functions to this support model, including to driving room nights. The approach was distinctive and the Company's results exemplify how well the approach worked. Choice was able to drive performance ahead of its competitors in this unprecedented time.

Choice’s executives focused on leveraging the Company’s resources to support the needs of its franchisees and guests, while at the same time optimizing the Company’s financial strength. On behalf of the Company’s franchisees, Choice's executives advocated at the federal and state levels to expand franchisees’ access to capital, contributing to the expansion of SBA loan guarantee / lending programs, including the establishment of the Paycheck Protection Program; launched outreach and online education programs to enable franchisees to access new capital and reduce operating costs; extended brand program deadlines; launched the “Commitment to Clean” initiative and related marketing campaign to attract guests; drove additional room night stays through Global Sales; reduced several fixed program fees; and implemented a tailored fee-deferral program.

Despite the pandemic, the Company made significant progress positioning the Brand portfolio for long-term growth. The Comfort brand returned to unit growth, completing a multi-year brand transformation of this 40-year-old brand. The extended stay segment grew from approximately 400 to nearly 450 hotels, adding 5,000 rooms, and growing the segment pipeline to over 315 hotels. The Company launched EverHome Suites, its new-construction midscale extended stay brand offering. Finally, the upscale Cambria brand achieved 8% unit growth and our domestic systemwide year-over-year RevPAR change surpassed the industry by nearly 17 percentage points for the full year. In 2020, Choice Hotels grew RevPAR share faster than our local competitors, increasing RevPAR index by over 5 percentage points.

To augment the Company’s financial strength, the executives and the Board reduced the compensation of the Board of Directors, the CEO and other Executive Officers; implemented a hiring freeze, except for certain critical positions; suspended 401(k) matching; reduced its global workforce by approximately 18% through a combination of layoffs and furloughs to adjust to the expected future business environment; eliminated, reduced or deferred non-essential expenditures, discretionary capital expenditures and investments; temporarily suspended activity under the company’s share repurchase plan; and suspended future, undeclared dividends in the approximate aggregate amount of $25 million for 2020. As a precautionary measure to further enhance liquidity, the Company obtained a $250 million term loan, and then capitalized on favorable credit markets to issue $450 million in aggregate principal amount of 3.70% unsecured senior notes, using the net proceeds to pay off the term loan and fund the early repurchase of a portion of the company’s 5.750% senior notes due 2022, reducing the company's effective borrowing costs. The Company ended full-year 2020 with a strong balance sheet.

These are just a few of the accomplishments of our executive team, many of whom have experience leading the Company through previous down cycles. You can read further about their actions in the COVID-Related Compensation Changes section in the CD&A below.

The Committee sought to recognize these accomplishments and to retain executive talent, taking into account that a result of the pandemic was that certain prior equity awards were no longer able to accomplish these goals. Given the critical leadership of the NEOs in the face of the unique 2020 business challenges, in February 2021 the Committee awarded COVID-Response Performance Awards and supplemental PVRSU grants to each NEO. These awards are further discussed in COVID-Related Compensation Changes in the CD&A.

Although the following CD&A focuses on our NEOs, it must be recognized that the performance of our associates was also exemplary. Throughout the organization, associates pivoted with incredible speed and agility to support the franchisees and the business. Their efforts were, and are, greatly appreciated and the Company has established various means of recognition including appropriate financial awards.

We value feedback from our shareholders, and we continue to consider shareholder input and market best practices as we design and review our executive pay program to ensure it is appropriate for Choice Hotels and our long-term strategy, and is in the best interests of shareholders.

Yours sincerely,
John P. Tague
Chair, Compensation and Management Development Committee

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes our executive compensation philosophy, summarizes the principles of our executive compensation program and analyzes our pay decisions for 2020. It also provides context for the data we present in the compensation tables below.
For purposes of this CD&A and the compensation tables, our NEOs for 2020 are:

Name	Title
Patrick S. Pacious	President and Chief Executive Officer ("CEO")
Dominic E. Dragisich	Chief Financial Officer ("CFO")
David A. Pepper	Chief Development Officer ("CDO")
John E. Bonds	Senior Vice President, Enterprise Operations and Technology
Simone Wu	Senior Vice President, General Counsel, Corporate Secretary & External Affairs

COVID-RELATED COMPENSATION CHANGES

When the COVID-19 pandemic began, the Company's senior management acted swiftly. The Board met frequently and was kept apprised of Company actions and results. Management adjusted quickly to the significant travel demand reduction by resetting the operating strategy, shifting resources to focus on franchisee financial support and reducing SG&A. The leadership shown by the executive officers enabled Choice to continue operating successfully, outperform the industry and position the Company for growth post-pandemic.

As you read in our Compensation Committee Chairman's letter above, to optimize the Company’s financial strength, the executives and the Board reduced the compensation of the Board of Directors, CEO and other Executive Officers; implemented a hiring freeze, except for certain critical positions; suspended 401(k) matching; reduced its global workforce by approximately 18% through a combination of layoffs and furloughs to make the Company right-sized for the future business stream; eliminated, reduced or deferred non-essential expenditures, discretionary capital expenditures and investments; temporarily suspended activity under the company’s share repurchase plan; and suspended future, undeclared dividends in the approximate aggregate amount of $25 million through 2020. As a precautionary measure to further enhance liquidity, the Company obtained a $250 million term loan, and then capitalized on favorable credit markets to issue $450 million in aggregate principal amount of 3.70% unsecured senior notes, using the net proceeds to pay off the term loan and fund the early repurchase of a portion of the company’s 5.750% senior notes due 2022, reducing the Company's effective borrowing costs.

On behalf of the Company’s franchisees, Choice advocated at the federal and state levels to expand franchisees’ access to capital, resulting in the expansion of SBA loan guarantee / lending programs, including the establishment of the Paycheck Protection Program; launched outreach and online education programs to enable franchisees to access new capital and reduce operating costs; extended brand program deadlines; launched the “Commitment to Clean” initiative and marketing campaign to attract guests; drove additional room night stays through Global Sales; reduced several fixed program fees; and implemented a tailored fee-deferral program.

Compensation Challenge - Long-Term Incentive Program ("LTIP")

The pandemic’s effects were particularly difficult in the travel and hospitality sectors and, as a result, the Company encountered compensation challenges unique to our industry. By late spring 2020, it became clear that performance targets under outstanding awards under the LTIP would not be achieved due to the pandemic and resulting economic shutdown, resulting in the complete devaluation of all outstanding (i.e., 2018, 2019, and 2020) EPS-based performance-vested RSU (“PVRSU”) grants. Although we had historically used EPS as the metric to provide performance-based alignment, the unanticipated impact of the pandemic had the unexpected effect of negating the capacity of EPS to be an accurate measure of actual anticipated performance.

At the same time, the Company’s TSR outperformed all but one company in the Hotels and Hotel REITs industries from 12/31/2019 through 8/7/2020. At August 7, 2020, Choice's TSR for the year was -11.0%, while the comparator median was -41.6%. The Committee knew this TSR performance versus competitors was in large part due to the actions and strategies of its executives and it wanted to take well-reasoned and considered but swift action to retain and reward those executives who led the Company through the crisis and who will be critical to its business recovery phase.

What Was Considered

Faced with this unique problem, the Committee sought the advice of its independent compensation consultant and initiated discussions with management to review potential solutions, and at the onset established several objectives that would need to be addressed as part of any solution:
• maximize easily identifiable alignment with shareholders by providing a clear link to share price outcomes;
• provide a retention tool for key talent during these uncertain times;
• treat a high-performing team in a timely and fair manner given the substantial negative impact to their compensation due to market forces outside of their control;
• recognize management for the result of their better-than-peer performance through the pandemic; and
• continue to motivate by having the team know there was a compensation remedy in place.

In addition, the Committee sought a solution that would address the impact of the pandemic clearly, reducing the likelihood of ongoing adjustments and changes in the future.

Other Solutions Considered

The Compensation Committee considered many alternatives, including adjusting the final performance results to “add back” the negative impact of COVID-19, as well as modifying the targets for the outstanding EPS-based awards. The Committee ultimately decided against the complexity of each of these approaches in favor of the new one-time supplemental LTI awards utilizing a new metric to replace EPS.

The Committee's guiding principles for the structure of the new grants included that awards should reflect the Committee’s view of recipient’s overall contributions and future potential with Choice; awards should focus on retention; awards should be constructed as to be a “win / win” for recipients and shareholders; awards should be designed to foster shareholder alignment and continue to focus executives on long-term outcomes for shareholders; and awards should balance the above principles with resulting implications, including share pool impact, annual run rate impact, EPS impact, disclosure considerations, and external reactions from proxy advisors and investors.

For the new awards, Choice considered alternate vesting and payout options including either annual vesting or back-loading the vesting schedule, but decided upon annual banking to incentivize quick (one year) and sustained (two and three year) stock price performance, and a three-year service period to best encourage retention.

Choice’s Solution

The Committee awarded each of the NEOs a special equity grant of performance-based PVRSUs based solely on relative TSR ("rTSR") versus the comparator group made up of companies taken from the relevant GICS sub-industries (including Hotels, Resorts and Cruise Lines, and Hotel and Resort REITs). Performance is measured over one-, two-, and three-year periods, with earned amounts (if any) paid out at the end of the three-year service period. This performance period structure was selected to motivate immediate and sustained shareholder return levels. The rTSR PVRSUs must hit 50% target performance against the TSR of peer companies to earn any amount for that year (i.e. no payout below median of the peer group). The awards have a maximum payout opportunity of 200% of target. Participants must be employed through December 31, 2023 to encourage long-term retention of key talent.

Although the maximum payout opportunity is 200% of target, the Committee issued the awards at a discounted rate in order to not incur any additional expense as compared to prior grants (see example illustrated below). The grant date fair value of the rTSR PVRSUs were estimated using a Monte Carlo simulation, a statistical modeling method used in the accounting for these awards. Based on the Monte Carlo simulation, the most likely payout for cumulative performance is 182.01% of the grant date share price of $97.45.

To illustrate, in issuing the rTSR PVRSUs, the Committee considered that if an executive had received a $10,000 grant date fair value EPS-based PVRSU, which was on track as of December 31, 2019 (pre-COVID), to payout at 100% of target (in this case, $10,000), they divided the $10,000 by 1.8201 (the Monte Carlo simulation's most likely payout) to issue a rTSR PVRSU in the grant date fair value amount of $5,492.20. In this manner, the Company issued the PVRSUs at a significant discount and required exceptional, above market performance to achieve target payout levels.

Of note, the Choice PVRSU awards granted in 2018 were, at December 31, 2019 (pre-COVID) trending at 100% achievement and the PVRSU Awards granted in 2019 were trending at 81% achievement, as of December 31, 2019. In contrast, as of June 30, 2020, and as of December 31, 2020, these awards were trending at 0% achievement and are completely devalued. The EPS-based PVRSU awards are further discussed in Long-Term Compensation below.

Notably, the targets established under the rTSR PVRSUs are stretch goals in that they only pay at target if the Company achieves the 65th percentile performance against the TSR of peer companies. In order to achieve the maximum payout of 200%, the Company TSR must achieve the 90th percentile or better against the TSR of peer companies.

The NEOs' stock option and service-based restricted stock unit awards, each 25% of their long-term compensation, remained unchanged.

COVID-Response Performance Award

The Company's unique compensation challenge brought on by COVID-19 became exacerbated as the pandemic continued and it also became clear the 2020 Management Incentive Plan ("MIP") targets were unachievable. Under the MIP, the targets related to operating income, market share, likelihood to recommend and exceeding the number of target franchise contracts were deemed impossible to meet. Due to the loss of its executives’ potential to earn payouts under the MIP, and the exemplary leadership shown by Choice executives, the Compensation Committee approved a special performance award for 2020, the "COVID-Response Performance Award". The COVID-Response Performance Award focused on rewarding the executives' actions under each of the performance pillars of the business during COVID-19: (i) Franchise Support and Financial Health, (ii) Business Continuity and Future Growth, (iii) Customer and Revenue Capture, (iv) Shareholder Experience, and (v) Cost Structure Alignment and Liquidity.

Strong Leadership Performance

Part of the Compensation Committee’s decision to grant one-time rTSR PVRSUs and the COVID-Response Performance Award was its desire to recognize the exemplary performance of the Company leadership in facing the unique challenges to the Company presented by the pandemic. The Committee recognized that these efforts were critical to the Company’s ability not merely to survive the worst months of the pandemic but to outperform the industry and position the Company for growth post-pandemic, all of which enhances shareholder value. Some of these exemplary efforts under each of the performance pillars of the business during COVID-19 included:

Pillar I: Franchisee Support and Financial Health
• on behalf of the Company’s franchisees, advocating at the federal and state levels to expand franchisees’ access to capital, including in meetings with the U.S. President, administration officials, and Congressional leaders, contributing to the expansion of SBA loan guarantee / lending programs and the establishment of the Paycheck Protection Program (more than 70% of the Company’s franchisees applied for and received SBA assistance; Choice did not receive assistance)
• launching outreach and online education programs to enable franchisees to access new capital and reduce operating costs (between March 16 and June 1, 2020, the difficult early days of the pandemic, for instance, the Company completed over 20,000 real-time personal interactions with franchisees)
• continuing significant real-time outreach efforts beyond June 2020, but also focusing on webinars and targeted training
• extending brand program deadlines and helping franchisees lower costs
• lowering several fixed program fees and implementing a tailored fee-deferral program

Pillar II: Business Continuity and Future Growth
• Comfort brand returned to unit growth, completing a multi-year brand transformation
• Extended stay segment grew from approximately 400 to nearly 450 hotels, adding 5,000 rooms and growing the segment pipeline to over 315 hotels
• launched EverHome Suites, the Company's new-construction midscale extended stay brand offering
• upscale Cambria brand achieved 8% unit growth in 2020
• domestic systemwide year-over-year RevPAR change surpassed the industry by nearly 17 percentage points for the full year
• grew RevPAR share faster in 2020 than our local competitors, increasing RevPAR index by over 5 percentage points
• executing 427 new franchise contracts, of which 28% were executed in December 2020; 83 same year conversions

Pillar III: Customer and Revenue Capture
• driving additional room nights through Global Sales, including securing blocks of rooms at its hotels for displaced groups and early responders
• launching the “Commitment to Clean” initiative for its franchisees to assist with COVID-19 related cleaning needs and instill confidence on the part of the guests
• investing in a marketing campaign “On the Road Again” to attract guests

Pillar IV: Shareholder Experience
• outperforming the industry and positioning the Company for growth post-pandemic
• TSR outperformed all but one company in the Hotels and Hotel REITs industries from 12/31/2019 through 8/7/2020. At August 7, 2020, Choice TSR was -11.0%, while the comparator median was -41.6%. At year-end, Choice TSR was 3.7% while the comparator median was -17.9%
• shares at 4/1/21 trading higher than pre-pandemic, exhibiting shareholder faith in the business model and plan
• enhancing the diversity of our ownership base through our one-of-a-kind emerging markets development team, which helps underrepresented individuals such as minority and veteran entrepreneurs enter the rewarding business of hotel franchising. Nearly 70% of our hotels have minority ownership. Despite the pandemic, we have awarded and financially supported 24 franchise contracts with underrepresented minority owners in 2020

Pillar V: Cost Structure Alignment and Liquidity
• improving engagement and collaboration between the Board and management regarding COVID-19 and proactively supporting the franchisee business community with weekly, sometimes daily, briefings and biweekly videoconferences during the early months; and monthly videoconferences and biweekly briefings until fall
• reducing the compensation of the Board of Directors, Chairman, CEO and other Executive Officers through 2020
• reducing costs by approximately 25%
• obtaining a 364-day, $250 million term loan in April 2020 with the possibility of a one year-extension subject to lender consent as a precautionary measure to further enhance liquidity
• capitalizing on favorable credit markets to issue $450 million in an aggregate principal amount of new 3.70% senior notes due 2031 with the net proceeds used to pay off the term loan and fund the early repurchase of a portion of the company’s 5.750% senior notes, effectively reducing the Company's borrowing costs
• reducing and right-sizing its domestic workforce by approximately 17% while re-positioning employees to make sure all essential roles, including those with franchise-facing responsibilities, were filled
• eliminating, reducing or deferring non-essential expenditures, discretionary capital expenditures and investments;
• implementing a hiring freeze, except for certain critical positions
• suspending 401(k) matching through 2020
• temporarily suspending activity under the Company’s share repurchase plan
• suspending future, undeclared dividends in the approximate aggregate amount of $25 million through 2020

Additional COVID-Related Changes to 2020 Compensation
In addition to the COVID-Response Performance Award and the rTSR PVRSU, the following executive compensation changes related to COVID-19 were made in 2020:

•CEO reduced 2020 base salary by 20% for the period April 30, 2020 through December 31, 2020;
•Executives reporting to the CEO reduced 2020 base salary by 10% for the period April 30, 2020 through December 31, 2020;
•Board elected to take a 50% reduction in compensation, including both annual retainer fees and annual equity compensation, pro-rated for the period May 1, 2020, the date of the Company’s 2020 Annual Meeting of Shareholders, through December 31, 2020;
•Chairman agreed to waive the cash compensation payable to him other than de minimis amounts, for the period April 30, 2020 through June 9, 2021;
•Perquisites under the Flexible Perquisites were reduced by one-third; and
•Company 401(k) matches and non-qualified deferred compensation were paused.

EXECUTIVE SUMMARY
Choice is committed to delivering value to both our shareholders and our franchisees. The core principle of our executive compensation program is pay for performance, which guides our executive compensation decisions. Choice uses a combination of fixed and variable compensation to incentivize and reward strong performance and to align the interests of our executives with those of the Company’s shareholders. This executive summary provides an overview of our governance practices, pay-for-performance alignment, incentive compensation framework, targeted total direct compensation, and say-on-pay feedback from shareholders.

Pay and Governance Practices

The Company has the following pay and governance practices that reinforce the soundness of our compensation programs:

CEO Compensation and Pay-for-Performance Alignment

Each year, the Committee evaluates our CEO’s compensation relative to Company performance. The following graph shows the relationship of our CEO’s realizable pay (including actual total cash compensation and the realizable value of equity awards granted during the three-year period valued at December 31, 2020) and our cumulative shareholder return for the last three years relative to our 2020 peer group companies (see "Compensation Competitive Analysis" below). As illustrated, total shareholder return ("TSR") and the Company's CEO pay are aligned relative to the peer group.

Choice 3-Year Pay and Performance Alignment
100%
75%
50%
25%
0%
3-Year Relative TSR Rank
CHH
0%
25%
50%
75%
100%
3-Year Relative Pay Rank

*The Cumulative Total Shareholder Return numbers assume that the value of the investment in the Company's Common Stock was $100 on December 31, 2017 and track the investment through December 31, 2020.
**Based on availability of information, the above chart uses the time period of 2018 – 2020 for TSR and Choice CEO compensation and 2017 – 2019 for peer group compensation.

The Committee also assesses the pay positioning of our NEOs as a whole. We have found that the NEO pay rankings align with our one- and three-year TSR percentile rankings among our 2020 peer group as set forth below.

Performance Period	Choice Cumulative TSR Performance	Choice’s TSR Percentile Rank Among 2020 Peer Group(1)(2)(3)
One-Year	4%	64%
Three-Year	41%	77%

1.Three-year analysis excludes Wyndham Hotels due to timing of spin-off transaction.
2.Dunkin Brands is excluded, as taken private December 14, 2020.
3.Percentile rank calculation is inclusive of CHH.

2020 Total Direct Compensation Mix
The charts below show the mix of total direct compensation (“TDC”) (base salary, COVID-Response Performance Award, time-vested restricted stock, stock options, post-COVID TSR PVRSU, and Pacious 2020 long-term incentive TSR-based PVRSU) for the CEO and other NEOs, as applicable, in 2020. This excludes the February EPS-based PVRSU grants which, although granted in 2020, became unachievable due to the pandemic and resulting economic shutdown; resulting in their complete devaluation. Consistent with our pay-for-performance philosophy, approximately 89% of our CEO's compensation, and on average 74% for our other NEOs' compensation, is variable or performance-based.

2020 Total Direct Compensation

Although the Summary Compensation Table provides Mr. Pacious' compensation as $11,143,274, the actual compensation Mr. Pacious received is significantly less given the devaluation of the EPS-based PVRSU. Mr. Pacious' total direct compensation, recognizing the EPS-based PVRSU at zero, is $8,793,270 (base salary of $953,077, COVID-Response Performance Award of $1,543,500, time-vested restricted stock of $1,175,047, stock options of $1,175,001, long-term incentive TSR-based PVRSU $1,000,064, post-COVID TSR PVRSU valued at $2,823,711 and "Other Compensation" at $122,870).

Say-on-Pay Feedback from Shareholders

We conduct an annual shareholder advisory vote on the compensation of our executive officers. In 2020, 98% of votes cast were in favor of this proposal. In addition, in 2017, 94% of votes were cast in favor of an annual frequency for say-on-pay voting, and the Company will continue holding annual advisory votes on compensation.

Given the significant level of shareholder support, the Committee concluded that our compensation program continues to provide pay-for-performance alignment and market competitive pay that incentivizes our NEOs to maximize shareholder value and encourages long-term retention.

The Company also reaches out to its largest shareholders each year regarding Company performance and results, as well as governance matters. The Committee will continue to consider the outcome of our say-on-pay votes and our shareholder views when making future NEO compensation decisions.

2020 was a very different year than prior years, and this is reflected in our compensation decisions after the pandemic became a reality. We believe that our decisions were appropriate for the reasons mentioned above, and further believe that our shareholders will understand and agree with our approach of recognizing performance and promoting retention in a shareholder value focused way.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Compensation Philosophy

Our executive compensation program and pay decisions are based on the below philosophy established by the Committee. The Company's philosophy grounded our decision-making in 2020 and was critical in helping us navigate through the compensation challenges of the pandemic and resulting economic slowdown, while recognizing and retaining our executives.

Emphasize pay for performance, pay competitively to attract and retain the best talent and drive long-term shareholder value creation.

•Emphasize Pay for Performance by aligning incentives with short- and long-term financial and strategic objectives. We reward executives who achieve or exceed Company and individual objectives that are designed to drive the organization to execute our strategy and deliver value to shareholders.

•Pay Competitively by ensuring TDC for each executive is aligned with the appropriate competitive market. The compensation opportunity is designed to be competitive with other corporations of similar complexity and global scale in terms of system-wide revenue and market capitalization. Because the executive team is responsible for managing an extensive system-wide gross room revenue and rapidly changing distribution and e-business environment, paying competitively to similarly complex organizations is of critical importance to recruit and retain strong talent. Utilizing the rTSR PVRSU allows the Company to compare and reward performance against similarly complex organizations.
•Drive Long-Term Shareholder Value by linking executive pay opportunity to the Company's share value. This fosters the long-term focus required for premier performance in the hospitality industry and encourages continued investment in growth. The Company believes that shareholder value, and specifically rTSR, will increase through continued growth in the core business, as well as investments in growth opportunities beyond the core, and the optimization of balance sheet debt levels. The execution of this strategy will be achieved through Choice's strong cultural values which drive results through leadership, performance excellence and enterprise-wide accountability.

Compensation Objectives

The Committee considers the following objectives in making compensation decisions for our NEOs and other executives:

Objective	Description
Pay for Performance
Link pay through short- and long-term incentives to corporate, team and individual performance to encourage and reward excellence and outcomes that further the Company's results and enhance shareholder value

Encourage Growth	Encourage the exploration of opportunities in business areas that are complementary to our core hotel franchising business, leverage core competencies and / or add to our franchising business model
Competitive Pay
Assure that compensation is aligned with performance relative to companies of similar complexity and global scale in terms of system-wide gross room revenue and market capitalization to provide effective incentives and encourage retention

Shareholder Alignment
Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership requirements, encourage significant ongoing equity ownership

Long-Term Focus	Foster long-term focus and continued investment in the growth required for premier performance in the hospitality industry through equity incentives that vest over time
Internal Pay Equity	Consider internal pay equity to align the relationship between internal executive pay levels with the desired positioning
Recruitment and Retention
Enable the recruitment and retention of highly qualified executives able to excel within a complex organization that manages extensive system-wide gross room revenues in a rapidly changing, disruptive distribution environment

COMPENSATION COMPETITIVE ANALYSIS

The Committee considers many factors in determining NEO compensation, including the following:

•Company culture and philosophy
•Historical performance of the individual and executive team
•Importance of the executive’s role in the execution of the Company’s short- and long-term objectives
•Timeliness and effectiveness of response to changing economic and business climate
•Executive compensation market trends of peer companies in the hospitality, franchising and other related market sectors.
The Committee reviews competitive market data of companies with which we compete in business and/or for talent. Specifically, the Committee reviews data from companies with the following characteristics:
1. Revenue comparability (considering franchise system-wide gross room revenue)
2. Business complexity
3. Franchising focus
4. Technology focus
Technology capability and focus is particularly relevant to Choice as we seek to drive business through our distribution channels, strengthening our propriety contribution and the value of our brands. Market data gives the Committee insight into the range of compensation in the competitive market and a general understanding of marketplace compensation practices and policies. However, the Committee does not use comparative market data to “benchmark” the amount of total compensation or any specific element of compensation for our executives.
Choice's peer group is developed to support Choice Hotels' unique business model and objectives, recognizing that its GAAP revenue is not indicative of the breadth of executive responsibilities due to its franchise business model.

2020 Peer Group

Choice reevaluates its peer group annually with the assistance of its compensation consultant. The Committee believes that the peer group, consisting of a diverse set of companies, suitably matches the Company's increasingly complex business model and business mix, and exemplifies the incentives that the Company plans to use in driving future performance outcomes. Information from the peer group is used as a general reference in evaluating the Company's compensation practices.

Hotels
Wyndham Hotels & Resorts
Hyatt
IHG
Technology
TripAdvisor
Non-Hotel Multi-Brand Franchisors
Domino's Pizza
Dunkin' Brands
Wendy's
Dine Brands
Bloomin' Brands
Papa John's
Brinker International
REITs
Host Hotels
Misc. Hospitality
Vail Resorts

2020 COMPENSATION PROGRAM
The Company’s executive compensation program consists of four primary components: base salary; short-term cash incentives; long-term equity incentives; and perquisites and other benefits. The table below summarizes the elements of our incentive compensation program.

Incentive Program	Description	Key Features
Short-Term Incentive (Cash)	Motivates and rewards executives for achievement of Company annual financial and strategic goals measured over the fiscal year.	Pre-COVID cash incentive based on achieving annual operating income, market share, LTR and individual performance goals for NEOs other than Mr. Pepper. Total potential payout ranges from 0% - 200% of target, but there were no payouts under the cash incentive plan. Post-COVID cash recognition award based on achieving the five pillars necessary for navigating the Company successfully through the pandemic.
Long-Term Incentive (Equity)	Through a variety of equity vehicles, creates linkage to share value appreciation and alignment with shareholders.

Motivates and rewards executives for sustaining long-term financial and operational performance that increases the value of our brands and shareholder value.

Encourages retention through multi-year overlapping vesting periods.

Share ownership and holding requirements align the financial interests of our executives with the financial interests of our shareholders.

Grants may vary from annual guidelines based on several factors including, among other things, individual performance, retention, competitive market, and strategic alignment.

PVRSUs: PVRSU grants focus executives on achieving specific targeted objectives. PVRSUs are payable in stock and generally vest based on the achievement of performance goals over a 3-year period. The 2020 rTSR PVRSUs described herein may be earned during each of the three measurement periods but only vest if the executive remains employed by Choice as of March 2023.

RSs: Service-based restricted stock generally vests 25% per year over 4 years.

Stock Options: Option awards vest ratably over 4 years and expire 7 to 10 years from the grant date. The exercise price is equal to the closing price of Choice Common Stock on the date of grant.

Base Salary

We believe the primary purpose of base salaries is to provide a level of fixed compensation that is competitive to attract and retain highly qualified executives.
No NEOs, other than Mr. Bonds, received a salary increase in 2020. Prior to the pandemic, Mr. Bonds received a 6.0% salary increase effective January 9, 2020. The increase placed Mr. Bonds at the desired positioning relative to the scope of responsibility, internal equity, and external market given tenure and performance.
In response to the global pandemic and subsequent economic slowdown, on April 8, 2020 Mr. Pacious initiated a 20% reduction to his 2020 base salary for the period April 30, 2020 through December 31, 2020 and reduced the salaries of executives reporting to the CEO by 10% for the period April 30, 2020 through December 31, 2020.

Short-Term Compensation

COVID-Response Performance Award
The COVID-Response Performance Award recognizes and rewards the exemplary performance of the Company leadership in facing the unique challenges to the Company presented by the pandemic. The Committee recognized that these efforts were critical to the Company’s ability not merely to survive the worst months of the pandemic but to outperform the industry and position the Company for growth post-pandemic, all of which enhanced shareholder value.
To augment the Company’s financial strength, the executives and the Board reduced the compensation of the Board of Directors, the CEO and other Executive Officers; implemented a hiring freeze, except for certain critical positions; suspended 401(k) matching; reduced its global workforce by approximately 18% through a combination of layoffs and furloughs to make the Company right-sized for the future business stream; eliminated, reduced or deferred non-essential expenditures, discretionary capital expenditures and investments; temporarily suspended activity under the company’s share repurchase plan; and suspended future, undeclared dividends in the approximate aggregate amount of $25 million through 2020. As a precautionary measure to further enhance liquidity, the Company obtained a $250 million term loan, and then capitalized on favorable credit markets to issue $450 million in aggregate principal amount of 3.70% unsecured senior notes, using the net proceeds to pay off the term loan and fund the early repurchase of a portion of the company’s 5.750% senior notes due 2022, reducing the company's effective borrowing costs.

On behalf of the Company’s franchisees, Choice advocated at the federal and state levels to expand franchisees’ access to capital, contributing to the expansion of SBA loan guarantee / lending programs, including the establishment of the Paycheck Protection Program; launched outreach and online education programs to enable franchisees to access new capital and reduce operating costs; extended brand program deadlines; launched the “Commitment to Clean” initiative and marketing campaign to attract guests; drove additional room night stays through Global Sales; reduced several fixed program fees; and implemented a tailored fee-deferral program.

For additional information regarding the Compensation Committee's thought process, as well as a listing of the exemplary actions by the Company leadership, please see COVID-Related Compensation Changes above.

2020 Discretionary Pay Award Recommendations / Rationale

Each NEO contributed significantly to the Company's performance pillars of the business during COVID-19: Franchisee Support and Financial Health; Business Continuity and Future Growth; Customer and Revenue Capture; Shareholder Experience; and Cost Structure Alignment and Liquidity. For achievements according to Company pillar please see COVID-Related Compensation Changes above.
Mr. Pacious led the organization's quick action in the early pandemic phase, resulting in the organization outperforming the industry. He focused the organization on providing unwavering support to franchisees in their day-to-day and financial challenges. Mr. Pacious led advocacy efforts and lobbied government resources and regulators to provide support to the hotel industry and franchisees in particular. He led the Company's focus on creating a healthy 2020 balance sheet while continuing to empower investment and growth in key Choice brands.
Mr. Dragisich focused on near-term liquidity and ensured the Company had adequate financial resources to execute the operating plan and invest in areas that drive strategic growth. He reset the workforce and budget resulting in an approximately 18% reduction in 2020 expense. In addition, Mr. Dragisich led the acquisition of new long-term debt at more favorable rate.
Mr. Pepper quickly shifted the franchise development strategy to focus on conversion hotels and to grow our key segments of upscale, midscale and extended stay.

Mr. Bonds led a successful completion of the turnaround of the Comfort Inn brand and continued growth of the extended stay segment. Importantly, Mr. Bonds oversaw engagement with franchisees providing education on SBA resources, cost management strategies, and safety and protocol guidance. He readjusted the technology investment roadmap to meet the challenges of the pandemic, while continuing to invest in future capabilities.
Ms. Wu focused on integrated crisis response and risk management, oversaw advocacy efforts to obtain legislative relief for franchisees in the travel industry, and aligned her organizations to support key pandemic response initiatives including the repayment of prior debt and issuance of new long-term debt, franchise communications, vendor and supply chain relationships and negotiations, and reputation management.
To reward performance and encourage retention, the Committee awarded the COVID-Response Performance Award to each NEO in the following amounts: Mr. Pacious $1,543,500; Mr. Dragisich $495,508; Mr. Pepper $365,929; Mr. Bonds $290,674 and Ms. Wu $242,282.

Pre-COVID Short-Term Incentive Target Opportunities
The Company's Management Incentive Plan (the "MIP") is a short-term cash incentive program through which operating and individual objectives are set. There is both a MIP and an Executive Sales MIP for Mr. Pepper (collectively, the "MIP Plans").
For 2020, due to the lack of achievement of the operating income target necessary to fund the MIP Plans, there were no payouts under those plans.
Under the MIP Plans, each NEO has a target incentive opportunity equal to a percentage of the NEO’s base salary. The target percentage in 2020 remained the same compared to 2019 for all NEOs except Mr. Pepper and Mr. Bonds. Due to the nature of Mr. Pepper's development role, his short-term incentive compensation is highly focused on the number of awarded franchise agreements, with a maximum payout of $1.2 million, and his target was increased from 65% to 75% to reflect the importance of this variable performance based pay in his overall compensation. Mr. Bonds' target increase from 50% to 65% placed him at the desired positioning relative to the scope of responsibility, internal equity, and external market given tenure and performance.
The threshold, target and maximum incentive levels for each of the NEOs for 2020 were:
Bonus as a Percentage of Salary

NEO	Threshold	Target	Maximum
Pacious	75.0%	150.0%	300.0%
Dragisich	45.0%	90.0%	180.0%
Pepper (1)	54.1%	75.0%	231.2%
Bonds	32.5%	65.0%	130.0%
Wu	25.0%	50.0%	100.0%
(1) Mr. Pepper's percentages are based on comparing the dollar payout for achieving certain performance goals as compared to his Pre-COVID base salary of $519,048.

Pre-COVID Short-Term Incentive Performance Goals

Performance Metric	Why Metric is Used
Operating Income	Heightens the focus on driving profitable operational revenue growth.
Net Unit Growth	Increasing units and focusing on market share drives financial performance.
RevPAR Index	Measures how the Company is performing against competitors in growing our revenue per available room.
Procurement / Platform	Demonstrates value to our franchisees and customers and allows us to demonstrate the value proposition of our brands to our franchisees to sell more franchises.
Individual Performance	Allows us to measure performance against strategic goals and departmental objectives of the executive and the executive's team.
Executed Franchise Agreements	Measures growth of the Choice system size and market share. This is an indication of the demand for our brands, as well as future revenue growth.
Same Year Conversions	Drives in-year unit growth, defined as those franchise contracts awarded and the hotel opening in the same year. This is an indication of ability to quickly flag properties and begin delivering revenue to the franchisee and Company more quickly.
Franchise Contract Value	Drives the value to the Company over the term of each new franchise contract which impacts operating income today and in the future.

Performance Metric Weightings
NEO	Operating Income	Net Unit Growth	RevPAR Index	Procurement / Platform	Individual Performance	Executed Franchise Agreements	Same Year Conversions	Franchise Contract Value
Pacious	80%	10%	10%
Dragisich	80%	10%	10%
Pepper						50%	20%	30%
Bonds	30%	20%	50%
Wu	70%	10%		10%	10%

Operating Income
Mr. Pacious recommended, and the Committee approved, operating income of $344.2 million as a performance metric target for the 2020 MIP Plans. The recommended target excluded the impact of the Company's marketing and reservation system activities as these activities are contractually required to break even over the long-term. The 2020 MIP Plans were structured to fund the bonus pool at the target bonus level for each NEO upon achievement of the operating income target for the year and to pay and fund a corresponding percentage of the target incentive for operating income performance above or below the target. For purposes of our incentive compensation, operating income is calculated in accordance with GAAP, then adjusted by the Committee based on approved exceptions, as noted below. The operating income objective funds the bonus pool when threshold performance is achieved.
Operating Income Results
The Company achieved operating income of $122.1 million in 2020. Under the MIP Plans, operating income achievement may be adjusted at the discretion of the Committee for certain non-recurring items. After the adjustments discussed below, operating income for purposes of determining the payout of the 2020 MIP Plans was $179.4 million.
Operating Income Adjustments

The Committee approved adjustments in calculating operating income for the purposes of the 2020 MIP Plans. Operating income was increased related to (i) the market to market losses from non-qualified deferred compensation plan assets resulting from financial market performance outside of management's control ($4.1 million); (ii) deficits generated from the Company's marketing and reservation system activities, which were not contemplated in the approved operating income target since the activities are designed to break even over the long term ($44.3 million); and (iii) restructuring/severance charges ($8.9 million).
Operating Income Adjustments

The net effect of the operating income adjustments increased operating income by $57.3 million for purposes of the 2020 MIP Plans.

Pre-COVID MIP Performance and Payout

As operating income for 2020 did not meet the threshold of the MIP Plans of $309.8 million (90% of the $344.2 million target), the MIP bonuses were not funded.

Had the bonus pool been funded, performance would have been measured against the following targets: operating income of $344.2; net unit growth of +2%; RevPAR Index growth of +60 to +140 basis points depending on brand; Procurement / Platform growth of +21%; executed franchise agreements of 665; same year conversions of 106; and targeted total deal value of $305.9 million.

There were no payouts under the 2020 MIP Plans.

Long-Term Incentive Compensation
Long-term equity incentive compensation is the largest component of total compensation for our NEOs. Linking the greatest portion of total compensation to long-term objectives aligns executives’ interests with the interests of shareholders. Also, the Committee believes this strategy focuses executives on addressing the potential risks facing the business through managing with a long-term perspective. To strengthen the tie between executive compensation and the Company’s performance, each executive’s targeted and actual pay mix may vary by position, with the positions that have a greater impact on performance / operations generally having more pay at risk in the form of long-term incentives.
The pandemic's effects were particularly difficult in the travel and hospitality sectors. Choice LTIP targets became unachievable due to the pandemic and resulting economic shutdown, resulting in the complete devaluation of all outstanding (i.e., 2018, 2019, and 2020) EPS-based PVRSU grants. Although we had historically used EPS as the metric to provide performance-based alignment, the unanticipated impact of the pandemic had the unique effect of negating the capacity of EPS to be an accurate measure of actual anticipated performance. Due to the loss of its executives’ potential to earn under these three separate PVRSU cycles, Choice was primarily focused, via the new rTSR PVRSU, on reinvesting in its existing talent who led the company through the crisis and will be critical to its business recovery plans. For additional information on the rTSR PVRSU, please see the Outstanding Post-COVID PVRSU Grants discussion below and the Post-COVID Compensation Changes section above.
The Company grants two types of PVRSU awards: PVRSUs with performance conditions based on internal performance metrics and PVRSUs with market conditions based on the Company's total shareholder return ("TSR") relative to a predetermined peer group. The vesting of PVRSU stock awards is contingent upon the Company achieving internal performance or TSR targets over a specified period and the employees' continued employment for a service period. These performance and market conditions affect the number of shares that will ultimately vest.

The fair value of PVRSUs based on internal performance metrics is measured by the market price of the Company's common stock on the date of award grant. Compensation expense is recognized ratably over the requisite service period based on the Company's estimate of the achievement of the performance conditions. Management monitors current results and forecasts of the relevant internal performance metrics and, as necessary, adjusts the performance-based leveraging of unvested PVRSUs. During the nine months ended September 30, 2020, the Company reduced the leveraging factor for 230,647 unvested PVRSUs granted in the current and prior periods to 0%, based on management's estimate of achievement of performance targets with contemplation to impacts from the COVID-19 pandemic.

The fair value of TSR PVRSUs are estimated using a Monte Carlo simulation method as of the date of award grant. Compensation expense is recognized ratably over the requisite service period, regardless of whether the market conditions are achieved and the awards ultimately vest.

Pre-COVID Long-Term Incentive Target Opportunity
For all NEOs the Committee approved awards of PVRSUs, stock options and service-based restricted stock, at 50%, 25% and 25% of the total value of the grant, respectively. This long-term incentive mix provides 75% performance-based alignment through PVRSUs and stock options. The RS ensures that 25% of the award is focused on retention.
Equity Grant Policies
The value of the long-term incentive opportunity granted to each NEO in 2020 was determined based on an established multiple of each NEO’s base salary or on a fixed amount. Within the established target range, discretion is applied by Mr. Pacious and the Committee to determine the value of the equity award to be granted. Each NEO’s target range was established based on the criticality of the role within the organization in achieving the long-term strategic plan of the organization and the competitive market.
For Mr. Pacious, Mr. Dragisich and Mr. Bonds, the target range grant value is a multiple of base salary. For Mr. Pepper and Ms. Wu, the target grant value is expressed as a fixed amount. The following table sets forth the equity award grant value for the annual February 2020 grant and base salary for each NEO prior to the COVID reduction and as of December 31, 2020:

NEO	Pre-COVID Base Salary	12/31/20 Base Salary	Target Range Grant Value Multiple as a Percentage of Base Salary or Fixed Amount	2020 Equity Award Grant Date Fair Value (2)	2020 Equity Award Grant Date Fair Value as a Percentage of Pre-COVID Base Salary	2020 Equity Award Grant Date Fair Value as a Percentage of 12/31/20 Base Salary
Pacious	$1,050,000	$840,000	320% - 480%	$5,700,115	543%	679%
Dragisich	$561,800	$505,620	200% - 300%	$1,545,044	275%	306%
Pepper (1)	$519,048	$467,143	$680,000 - $1,020,000	$850,185	164%	182%
Bonds	$466,400	$419,760	120% - 180%	$769,661	165%	183%
Wu (1)	$499,550	$449,595	$472,000 - $708,000	$710,122	142%	158%

(1) The LTI target is expressed explicitly as a dollar value and represents a de-coupling from base salary.
(2) Represents annual grants awarded February 28, 2020 only and includes Mr. Pacious' $1 million TSR-Based PVRSU grant . The August 27, 2020 special equity grants are shown under the Post-COVID Long-Term Incentive Grant section below.

The target grant range for Mr. Dragisich increased from 176% - 264% in 2019 to 200% - 300% in 2020, placing him at the desired positioning relative to the scope of responsibility and external market given tenure and performance.

In February 2020, in its continual effort to promote performance-based compensation, the Compensation Committee approved an additive PVRSU grant that pays out in three tranches over the measurement periods of three, four and five years at a target $1 million grant value and a payout range of $500,000 to $3 million. Importantly, performance will be measured against relative TSR.

Pre-COVID Long-Term Incentive Grant
After reviewing the target range for each executive (other than himself), Mr. Pacious recommended that each of the other NEOs should receive 2020 equity awards valued at or below the fixed target amount or the midpoint level of the range of potential grant values. He recommended this to achieve the targeted level of total compensation and align the leadership team's interests with long-term growth.
The following chart shows the actual PVRSUs, stock options and RS granted to each NEO as part of the Company’s annual equity grant process:

Name	# of Options		# of PVRSU		# of Restricted Stock
	Grant Based on Black Scholes of		Grant Based on FMV of		Grant Based on FMV of		TOTAL GRANT*
	$17.25		$91.28		$91.28
							Value ($)
	Shares	Value ($)	Shares	Value ($)	Shares	Value ($)
Patrick S. Pacious	68,116	1,175,001	36,701	3,350,067	12,873	1,175,047	5,700,115
Dominic E. Dragisich	22,391	386,245	8,463	772,503	4,232	386,296	1,545,044
David A. Pepper	12,319	212,503	4,657	425,091	2,329	212,591	850,185
John E. Bonds	11,154	192,407	4,216	384,836	2,108	192,418	769,661
Simone Wu	10,290	177,503	3,890	355,079	1,945	177,540	710,122
    *For additional information on equity award values for each NEO in 2020, see the Grants of Plan-Based Awards Table.
The number of shares subject to the stock option portion of the equity award granted to each officer is based on the Black-Scholes option-pricing model.  See the preamble to the Grants of Plan-Based Awards Table for more information on how the Company determines the actual number of shares subject to each type of equity award.
Post-COVID Long-Term Incentive Grant
The following chart shows the actual PVRSUs granted to each NEO as part of the Company’s special equity grant award on August 27, 2020:

Name	# of PVRSU
	Grant Based on FMV of
	$97.45
	Shares	Value ($)
Patrick S. Pacious	28,976	2,823,711
Dominic E. Dragisich	8,964	873,542
David A. Pepper	6,278	611,791
John E. Bonds	4,432	431,898
Simone Wu	4,650	453,143

Completed PVRSU Grants
PVRSUs That Would Have Vested in 2021
2018-2020 PVRSUs
PVRSUs granted in February 2018 to all NEOs did not vest because the EPS result was below the cumulative EPS goals for the performance period 2018 through 2020. The cumulative EPS target for the February 2018 grants was $12.38 for the performance period 2018 through 2020. If the performance threshold had been met, these PVRSUs would have vested March 2, 2021.

The three-year cumulative Diluted EPS (GAAP), applicable to the PVRSUs granted in February 2018 was $9.13. The PVRSU award would not have met the threshold, even when taking into account EPS adjustments similar to the EPS adjustments in prior years. The vesting threshold, at 90% of target, was EPS of $11.14 for the performance period 2018 - 2020. The 2018-2020 PVRSU awards did not vest.

PVRSUs Vested in 2020
2017-2019 PVRSUs
PVRSUs granted in February 2017 to Messrs. Pacious, Dragisich, Pepper and Bonds, and Ms. Wu paid out above target as a result of exceeding cumulative EPS goals for the performance period 2017 - 2019. The cumulative EPS target for the February 2017 grants was $9.41, while the certified actual three-year cumulative EPS, as adjusted by the Committee, was $9.90, reflecting 105.2% of target and a payout of 125% of target. These PVRSU awards for NEOs other than Mr. Dragisich vested on February 24, 2020. The PVRSU award for Mr. Dragisich vested on March 6, 2020.

Mr. Bonds also received a one-time PVRSU grant in February 2017 tied to the achievement of two long-term strategic and financial goals, the performance of which was measured over the three-year performance period 2017 through 2019. The goals were linked to the achievement of i) Signature and Foundation brands units open and operating in the U.S. and the Caribbean as of December 31, 2019 and ii) Signature Brands revenue per available room (RevPAR) index (i.e. versus a focused competitive set of hotels/brands). Mr. Bonds did not meet the threshold performance for these grants and, as a result, the PVRSUs vested at 0% of the award. If the performance threshold had been met, these PVRSUs would have vested on February 24, 2020.

Mr. Dragisich received a one-time PVRSU grant in March 2017 tied to the achievement of three-year (2017-2019) aggregate Cambria deal value. Cambria deal value is defined as the total initial fees collected plus estimated Cambria franchisee fees, less capital commitments. Performance against the goal achieved 106% performance resulting in the PVRSUs vesting at 130% of the target. These PVRSUs vested on March 6, 2020.

Mr. Pepper received a one-time PVRSU grant in February 2017 focused on the three-year long term strategic growth in Signature and Foundation brands along with Cambria deal value. Performance against the goals resulted in the PVRSUs vesting at 65% of the target. These PVRSUs vested on February 24, 2020.
In connection with his promotion to Chief Executive Officer, Mr. Pacious received a one-time PVRSU grant in September 2017 linked to the achievement of a cumulative EPS goal for the 30-month period July 2017 through December 2019. The cumulative EPS target for the grant was $8.12, as compared to the actual cumulative EPS, as adjusted and certified by the Committee, of $8.60, reflecting 105.9% of target and a payout of 125% of target. These PVRSUs vested on March 14, 2020.
EPS Adjustments - 2017-2019 PVRSU Period
The Committee approved adjustments in calculating EPS for the performance period 2017-2019 for the purposes of the LTIP. EPS for the performance period was decreased by (i) the impact of tax reform on the corporate statutory rate, (ii) the impact of the adoption of revenue recognition standard ASC 606 and (iii) impairment of leasehold intangibles.

EPS for the performance period was increased (i) related to restructuring and severance charges, (ii) the impact of tax legislation on deferred tax balances, (iii) impairment of goodwill related to the Company’s operations that provide Software as a Service (“SaaS”) technology solutions to vacation-rental management companies, (iv) by loan impairments, (v) by loss on extinguishment of debt and (vi) by M&A due diligence in excess of the $1 million annual cap.
The net effect of the EPS adjustments was $0.10 per share for the period January 1, 2017 through December 31, 2019 and $0.11 per share for the period July 1, 2017 through December 31, 2019, increasing the PVRSU achievement and payout.
2016-2018 PVRSUs
Mr. Pacious received a PVRSU grant in May 2016. The grant provided that 100% of the shares granted would vest in two equal tranches if the EPS threshold of $7.60 was met for the performance period 2016 through 2018. The applicable three-year cumulative EPS of $8.56 exceeded the threshold and Mr. Pacious' award vested 50% on January 1, 2019 and 50% on January 1, 2020.

For all PVRSUs vested in 2020, dividends were paid out in cash at the end of the performance period based on the percent achievement.

EPS Adjustments - 2016-2018 PVRSU Period

The Committee approved adjustments in calculating EPS for the performance period 2016 through 2018 for the purposes of the LTIP.

EPS for the performance period was decreased by (i) the impact of tax reform on the corporate statutory rate, (ii)
the impact of the adoption of revenue recognition standard ASC 606, (iii) SkyTouch unplanned surpluses and (iv) impairment of leasehold intangibles.

EPS for the performance period was increased (i) related to restructuring and severance charges, (ii) by the impact of tax legislation on deferred tax balances, (iii) impairment of goodwill related to the Company’s operations that provide Software as a Service (“SaaS”) technology solutions to vacation-rental management companies, (iv)
by loan impairments, (v) by loss on extinguishment of debt and (vi) by M&A due diligence in excess of the $1 million annual cap.

The net effect of the EPS adjustments was $0.28 per share, increasing the PVRSU achievement and payout.

Outstanding Pre-COVID PVRSU Grants

As noted above, Choice LTIP targets became unachievable due to the pandemic and resulting economic shutdown, resulting in the complete devaluation of all outstanding (i.e., 2018, 2019, and 2020) EPS-based PVRSU grants.
For PVRSUs awarded under the LTIP in February 2019 and February 2020, performance achievement levels relative to threshold, target and maximum are established at the beginning of the performance period, as well as the corresponding percentage of the target grant that will be earned at each achievement level. As a result, the number of PVRSUs that vest during any performance period may range from 0% to 200% of the initial grant, based on cumulative EPS performance as compared to targeted EPS for the period, or on certain growth performance goals. The chart below provides the performance achievement levels and the corresponding vesting percent at that achievement level.

Criteria	Below Threshold	Threshold	Target	Maximum
Performance Achievement	<90%	90%	100%	120%
Corresponding Vesting Result	0%	50%	100%	200%

The Company is not disclosing the performance targets for outstanding PVRSU grants because we believe such disclosure would cause us competitive harm. As a franchise company focused on growing our brands in a very competitive market, revealing targets and comparing them year-over-year would give competitors great insight into the Company’s growth strategy.
2020-2022 PVRSUs
The February 2020 PVRSUs granted to all NEOs cover the three-year performance period 2020 through 2022 and will vest, if earned, on March 2, 2023.

2019-2021 PVRSUs
The February 2019 PVRSUs granted to all NEOs cover the three-year performance period 2019 through 2021 and will vest, if earned, on March 2, 2022.
Mr. Pepper's February 2019 one-time PVRSU grant is based on the three-year performance period 2019 through 2021 and will vest, if earned, on March 2, 2023. This strategic PVRSU grant is based on achieving certain growth performance goals.
PVRSU targets are set after evaluating the Company's business plan and anticipated market performance. When granted, we expected the achievement of the targets related to each of these outstanding PVRSU grants to be at least as difficult as we expected the achievement of the 2018 through 2020 EPS target to be when granted, though the goals may be more difficult due to the uncertainty of COVID implications.

Outstanding Post-COVID PVRSU Grants

For PVRSUs awarded under the LTIP in August 2020, performance achievement levels relative to threshold, target and maximum were established at the time of the award, as well as the corresponding percentage of the target grant that will be earned at each achievement level. As a result, the number of PVRSUs that vest during any performance period may range from 0% to 200% of the initial grant, based on relative TSR Percentile Rank as compared to companies in the peer group. The chart below provides the performance achievement levels and the corresponding vesting percent at that achievement level.

Performance Achievement	Below Threshold	Threshold	Target	Intermediate	Maximum
Relative TSR Percentile Rank:	<50th Percentile	=50th Percentile	=65th Percentile	=75th Percentile	≥90th Percentile
Payout Level (as a % of target):	0%	50%	100%	150%	200%
If the Company’s Relative TSR Percentile Rank is between the 50th and 90th percentiles, the payout will be determined by linear interpolation.

OTHER BENEFIT PROGRAMS AND POLICIES

Other Executive Benefits

Perquisite Allowance
The Company maintains a Flexible Perquisite Plan to enhance our ability to recruit and retain key executives. The plan design and prevalence of benefits are reviewed annually against the market and are consistent with market practice within the peer group.
Under the Company’s Flexible Perquisite Plan, each NEO and certain other executives are eligible to receive an aggregate amount that may be used by the executive for reimbursement of any of the following benefits: financial and estate planning, legal and tax services, supplemental life insurance premiums, club membership dues, airport security programs, certain health care and fitness expenses and child care expenses. The reimbursement amount for each NEO is based on the executive’s title, role within the organization and scope of responsibilities. These reimbursements represent taxable income to the executive. The executive is responsible for paying any associated tax on amounts reimbursed under the Flexible Perquisite Plan and no tax gross-up is provided. If an executive incurs reimbursable costs that are less than the aggregate reimbursable amount, any remaining allowance is forfeited and cannot be carried forward to the next year. We believe the Company's cost to provide this Plan is minimal compared to the recruitment and retention value the program offers in competing for talent.
In 2020, the aggregate amount of reimbursement available to each NEO under the Flexible Perquisites Plan was as set forth below. These amounts represent a one-third reduction from prior year as part of COVID-related compensation changes. For actual amounts reimbursed to each NEO, see the All Other Compensation column of the Summary Compensation Table.

Pacious	$21,200
Dragisich	$10,000
Pepper	$10,000
Bonds	$10,000
Wu	$10,000

Stay at Choice and Other Benefits

Through the Stay at Choice program, the Company seeks to further our senior executives' use of our hotels when traveling. The Company offers officers and directors reimbursements for nightly room charges when staying at the Company’s franchised properties for travel outside of express business purposes, up to $40,000 annually. An executive’s use of this plan is a valuable source of input and feedback regarding the value and consistency of our product. The program also encourages an important connection with franchisees. The Company pays the tax and gross-up associated with reimbursements under the Stay at Choice program. Due to COVID travel restrictions, the use of this benefit was limited in 2020.

The Company reimbursed Mr. Pacious for the cost associated with an annual executive physical. Mr. Pepper and Ms. Wu were also eligible for this benefit. The Company reimbursed each of the NEOs, except Mr. Bonds, for an executive individual life insurance policy with coverage in the amount of $1,000,000. Premiums on the life insurance policy are added to each executive’s taxable income for the year.
While Company aircraft is generally used for Company business only, in March 2020, the Board revised the Company’s Aircraft Policy to eliminate the previously applicable prohibition on personal use of the Company aircraft to enable the CEO and other executives to use Company aircraft for personal travel for themselves and their families and other travel companions in emergency or extraordinary situations, or based on health, safety, security or similar concerns. Any such personal travel must be approved on a case-by-case basis by at least two of the following: the Company’s Chairman, the lead independent director, and the Chair of the Audit Committee.
For the aggregate cost to the Company of each of the perquisites or other benefits described above, see the All Other Compensation column of the Summary Compensation Table.

Non-Qualified Deferred Compensation Plan

NEOs are eligible to defer their base salary, annual cash incentive and long-term incentive plan distribution. In 2020, given the COVID-related changes, NEOs were unable to defer annual cash incentive. Deferrals are held in a Rabbi Trust and, while 100% vested, are subject to the claims of general creditors. The non-qualified plan provides the NEOs with a long-term capital accumulation opportunity through a range of investment opportunities designed to comply with section 409A of the Internal Revenue Code (the "Code").
We provide the non-qualified plans due to the regulatory limits on the amount of compensation that can be contributed to a qualified retirement plan in any given year.

The earnings on two NEOs' accounts are reported in the Summary Compensation Table as they represent earnings on amounts that have been grandfathered under a prior deferred compensation plan. These amounts are categorized as guaranteed preferential earnings to the applicable NEOs. The two executives are the only individuals remaining in the relevant deferred compensation plan.
For more information on these plans, see the All Other Compensation column of the Summary Compensation Table below, and the Non-Qualified Deferred Compensation Table below.

Executive Share Ownership and Holding Requirements

Our Executive Share Ownership Guidelines are intended to align the interests and actions of executives with the interests of shareholders and promote our longstanding commitment to sound corporate governance.
Under the guidelines, each NEO must attain ownership of qualifying shares, with a market value equal to a multiple of the executive’s then-current base salary, within five years after first becoming a covered executive.
As of December 31, 2020, each NEO holds more than the required shares.
The chart below details the required market value for each category of executive officer:

NEO	Required Ownership as a Multiple of Salary	Actual Ownership as a Multiple of Salary
Pacious	5x	23.9x
Dragisich	3x	4.8x
Pepper	3x	21.1x
Bonds	3x	5.5x
Wu	3x	8.1x
Stock ownership counting toward satisfaction of the guidelines includes:
•Stock purchased on the open market;
•Stock obtained through stock option exercises;
•Time-based restricted stock issued by Choice, if the stock is continuously held; and
•Stock beneficially owned in trust or by immediate family members residing in the same household.
If an executive does not attain the ownership levels within the five-year period, and thereafter maintain the ownership levels, the Committee may:
•Require that the transfer or payout of up to 50% of the executive’s MIP be paid in the form of Choice stock and/or adjust the amount or composition of any future cash or equity compensation;
•Restrict the executive from selling or otherwise disposing of Choice stock;
•Forego the future grant of any equity awards to the executive; or
•Take any other actions reasonably designed to assist or enable the executive to satisfy the guidelines.
In addition, the NEOs must meet specified exemption criteria or obtain permission before selling stock that would result in their holdings dropping below the guideline requirements.

Hedging and Pledging Transactions

In February 2017, the Board amended the Company’s Insider Trading Policy to prohibit all Associates (which includes all NEOs and other Choice employees, directors, contract staff and consultants) from engaging in hedging transactions involving Company stock, such as prepaid variable forwards, equity swaps, collars and exchange funds.
In December 2017, the Board further updated the Insider Trading Policy to prohibit all Associates, other than directors, from holding shares in a margin account or pledging shares as collateral for a loan.
In connection with the hedging policy, there is a limited exception for certain shares owned by directors who are members of the Bainum family - the Company’s founding family who currently collectively beneficially own approximately 36% of the Company’s outstanding shares. The exception provides that Choice securities indirectly held by a director who is a Bainum family member are not subject to the hedging policy as long as the relevant Choice securities (i) were not received as compensation by an individual director and (ii) are held by an entity in which the
Bainum family director does not own a majority of the overall economic interest.
In approving the limited exceptions to the hedging and pledging policies, the Board took into account the purpose of the Insider Trading Policy (which includes the hedging and pledging policies), namely, to govern actions of the Company employees, officers and directors, while recognizing the multiple existing ownership structures and vehicles (such as holding companies and trusts) pursuant to which one or more members of the Bainum family, the significant majority of whom are not directors of the Company, indirectly own shares of the Company.
Directors are permitted to pledge Company shares only with Company approval. No directors currently have pledged Company shares. The possibility of approval is intended primarily to recognize that the Bainum family directors hold significant personal wealth in Choice stock and the long-term interests of the Company are served by their long-term view tied to their holdings.

Executive Compensation Recovery "Clawback" Policy

The Company's Recoupment Policy (the “Clawback Policy”) gives the Committee the right to require the Company’s senior executives, including the NEOs, to pay back certain previously distributed cash incentive compensation in the event that the Company materially restates its financial results as a consequence of significant noncompliance with financial reporting requirements.

Severance and Change in Control Arrangements

All provisions granting severance payments upon termination following a change in control were adopted to ensure that the executives will not be tempted to act in their own interests rather than the interests of the Company’s shareholders in the event the Company is considering a change in control transaction. Executives may lose their ability to influence the Company’s performance after a change in control and may not be in a position to earn incentive awards or vest in equity awards, and thus might be biased against such a transaction. The Committee believes the severance provisions ensure executives who are unexpectedly terminated for reasons outside of their control are appropriately compensated for a limited period following termination.

Each of the NEOs is entitled to receive various payments and continued benefits upon certain triggering termination events. For each of Messrs. Pacious, Dragisich and Bonds and Ms. Wu, they are set forth in a non-competition, non-solicitation and severance benefit agreement. For Mr. Pepper, these arrangements are prescribed by the Choice Hotels International Severance Benefit Plan that is generally applicable to all the Company’s employees who do not otherwise have an employment agreement or severance agreement with the Company.
The terms of the severance provisions and benefits in each of these agreements and the Choice Severance Benefit Plan were based on what the Committee believed was competitive with market at the time of adoption.
Further, the Committee believes that the severance, non-competition and non-solicitation provisions are typical within the hospitality and franchise industry and are reasonable and enforceable.

Mr. Pacious' agreement provides for, in the event of termination without cause or constructive termination, a lump-sum payment of 200% of his base salary and bonus opportunity and up to two years of termination benefits. Mr. Pacious' agreement further provides for, upon termination following a change in control (based on a “double trigger”), a lump-sum payment of 250% of his base salary plus 250% of his annual bonus.
Each of Mr. Dragisich's, Mr. Bonds' and Ms. Wu's agreements provide for 70 weeks of severance and termination benefits in the event of termination without cause or constructive termination, or for severance payments upon termination of the executive following a change in control (based on a “double trigger”) equal to a lump sum payment of 200% of the executive's base salary plus 200% of the executive's annual bonus.
These agreements do not provide for gross-up payments for excise tax.
For Mr. Pepper, the Choice Severance Benefit Plan provides him with 70 weeks of severance, where the termination is not in connection with a change in control. For a termination following a change in control, the plan provides for severance payments equal to 200% of his base salary plus 200% of his annual bonus, as well as continuation of medical and dental coverage.
For a more detailed discussion of the arrangements applicable to each NEO, including an estimated quantification of the benefits payable to each officer assuming a termination event as of December 31, 2020, see "Potential Payments Upon Termination or Change of Control" below.

Compensation Risk Mitigation

The Committee annually reviews the Company’s incentive plans, compensation programs and practices, and the processes for implementing these programs for our NEOs and other employees to determine whether these compensation policies and practices could create risks that are reasonably likely to have a material adverse effect on the Company. In conducting this review, the Committee considered analysis performed by Company management regarding the Company’s compensation policies and practices.

The factors considered by the Committee include:

•the general design philosophy of our compensation policies and practices for employees whose behavior would be most affected by the incentives, as such policies and practices relate to or affect risk taking by employees on our behalf, and the manner of their implementation;

•our risk assessment and incentive considerations in structuring our compensation policies and practices or in awarding and paying compensation;

•how our compensation policies and practices relate to the realization of risks resulting from the actions of employees in both the short and long term;

•our policies regarding adjustments to our compensation programs and practices to address changes in our risk profile; and

•material adjustments, if any, that we have made to our compensation policies and practices as a result of changes in our risk profile.

The Company fosters a culture of compliance and the Committee believes that it has mitigated unnecessary risk taking in both the design of the compensation plans and the controls placed upon them because (i) the performance goals relate directly to the business plan approved by the Board, (ii) the Company has ownership requirements, restrictions on hedging, restrictions on pledging of securities and a clawback policy and (iii) there is an appropriate balance between our annual incentives and long-term incentives, with a particular emphasis on long-term value creation for our executives that aligns with shareholder value creation.

Based on this review, the Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION DECISION-MAKING PROCESS

Role of the Compensation and Management Development Committee

The Committee establishes the Company’s compensation principles that guide the design of compensation plans and programs for our executives. The Committee is charged with setting the compensation of the Company's executives and implementing our compensation program. In carrying out its responsibilities, the Committee endeavors to achieve and maintain an executive compensation package that is both fair and competitive in furtherance of the Company’s goals, including increasing shareholder value. The Committee also monitors executive development and succession planning and conducts an extensive talent review of the Company's leadership.
As part of its responsibility and oversight, the Committee reviews corporate goals and objectives relevant to CEO compensation, evaluates performance considering these goals and objectives, and recommends CEO compensation based on this evaluation to the Board for approval. For the other NEOs, the Committee reviews and approves changes to base salary, annual and long-term incentive plan performance targets and the achievement against those goals, and equity-based compensation design, delivery and value. In addition, the Committee reviews and approves all compensation-related agreements, including employment agreements, severance and change-of-control arrangements and any other special supplemental compensation and/or benefits for executives, except for the CEO for which the Committee makes a recommendation to the Board for approval. The Committee also engages in an annual risk assessment related to the Company's compensation programs and practices.

Role of the Independent Compensation Consultant

The Committee has authority to retain outside compensation consultants and advisors to assist the Committee. The Committee is directly responsible for the appointment, compensation and oversight of any compensation consultant. The compensation consultant reports directly to the Committee and pursuant to the Committee's instructions, works with management to compile information and gain an understanding of the
Company and any issues for consideration by the Committee.
The Committee currently retains Meridian Compensation Partners to review market trends and advise the Committee regarding executive compensation matters. For a full description of the compensation consultant's role in advising the Committee, see "Committees of the Board" above.
Role of Management

In conjunction with the Committee Chairman, management prepares and presents specific compensation proposals to the Committee for consideration as follows:
•The CEO may make recommendations to the Committee regarding the assessment of individual executive performance (other than his own) and corresponding compensation actions.
•The CEO and Chief Human Resources Officer may make recommendations regarding compensation, including incentive and other benefits plan design and delivery.
•The CEO and Chief Human Resources Officer may make recommendations regarding financial and non-financial targets under our annual incentive plan and our PVRSU awards.
At the direction of the Chairman of the Committee, management prepares and distributes to Committee members agendas, meeting materials and Company data in preparation for Committee meetings. The NEOs do not play a role in their own individual compensation determination, other than discussing individual performance objectives with the CEO.

BOARD COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
Recommendation
The Compensation and Management Development Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

John P. Tague, Chairman
William L. Jews
Ervin R. Shames
Maureen D. Sullivan

SUMMARY COMPENSATION TABLE
The following table summarizes total compensation paid or earned by each of the NEOs for the years ended December 31, 2020, 2019 and 2018. Due to the rules governing Summary Compensation Table calculations, total compensation for each NEO below includes PVRSUs that will not in fact pay out; Choice LTIP targets became unachievable due to the pandemic and resulting economic shutdown, resulting in the complete devaluation of all outstanding (i.e., 2018, 2019, and 2020) EPS-based PVRSU grants.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5)($)	Change in Pension Value and Preferred Non-Qualified Deferred Compensation Earnings(6) ($)	All Other Compensation (7) ($)	Total ($)
Patrick S. Pacious	2020	953,077	1,543,500	7,348,826	1,175,001	—	10,136	112,734	11,143,274
President and Chief Executive Officer	2019	1,040,385	—	3,150,162	1,050,002	1,452,598	9,222	119,063	6,821,432
	2018	925,000	—	2,254,695	751,576	1,730,906	5,985	88,694	5,756,856
Dominic E. Dragisich	2020	546,675	495,508	2,032,341	386,245	—	—	45,917	3,506,686
Chief Financial Officer	2019	559,354	—	927,058	308,991	489,767	—	114,526	2,399,696
	2018	525,000	—	675,152	225,014	539,540	—	76,720	2,041,426
David A. Pepper	2020	505,074	365,929	1,249,473	212,503	—	181,451	42,125	2,556,555
Chief Development Officer	2019	517,885	—	1,637,607	212,509	335,155	165,113	74,015	2,942,284
	2018	503,930	—	637,558	212,519	420,684	107,150	67,734	1,949,575
John E. Bonds (8)	2020	451,812	290,674	1,009,153	192,407	—	—	31,566	1,975,612
Senior Vice President, Enterprise Operations and Technology	2019	436,923	—	495,096	165,005	221,702	—	40,230	1,358,956

Simone Wu	2020	486,101	242,282	985,761	177,503	—	—	77,159	1,968,806
Senior Vice President, General Counsel, Corporate Secretary & External Affairs	2019	498,431	—	442,592	147,502	233,372	—	66,833	1,388,730
	2018	484,423	—	442,572	147,504	297,669	—	52,148	1,424,316

(1)Values reflect base salary actually received by each NEO in the years presented, which depending on the position of pay periods within a calendar year, may not equal a NEO’s stated annual salary.
(2)Represents amounts paid under the COVID-Response Performance Award.
(3)For each of the NEOs, amounts shown in the Stock Awards column for 2020, 2019 and 2018 include the grant date fair values for RS and PVRSUs. For all NEOs these totals include value for PVRSUs that will not pay out; Choice LTIP targets became unachievable due to the pandemic and resulting economic shutdown, resulting in the complete devaluation of all outstanding (i.e., 2018, 2019, and 2020) EPS-based PVRSU grants.
The values included for PVRSUs are based on the probable outcome of the performance goals on the grant date (100% of the performance target), computed in accordance with FASB ASC Topic 718. Assumptions used to calculate fair value for Stock and Option Awards for 2020 are discussed in Note 16 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The actual value realized by each individual with respect to PVRSU awards will depend on the Company’s actual performance relative to the performance goals, with vesting of actual shares ranging from 0% to 200% for PVRSUs based on actual performance against the performance target established at the time of grant.
The grant date fair value based on the probable outcome for the February 28, 2020 PVRSU awards was $3,350,067 for Mr. Pacious, $772,503 for Mr. Dragisich, $425,091 for Mr. Pepper,$384,836 for Mr. Bonds and $355,079 for Ms. Wu. The grant date fair value based on the maximum outcome for the February 28, 2020 PVRSU awards was $7,700,200 for Mr. Pacious, $1,545,006 for Mr. Dragisich, $850,182 for Mr. Pepper, $769,672 for Mr. Bonds and $710,158 for Ms. Wu.
The grant date fair value based on the probable outcome for the August 27, 2020 PVRSU awards was $2,823,711 for Mr. Pacious, $873,542 for Mr. Dragisich, $611,791 for Mr. Pepper, $431,898 for Mr. Bonds and $453,143 for Ms. Wu. The grant date fair value based on the maximum outcome for the August 27,2020 PVRSU awards was $5,647,422 for Mr. Pacious, $1,747,084 for Mr. Dragisich, $1,223,582 for Mr. Pepper, $863,796 for Mr. Bonds and $906,286 for Ms. Wu.
The grant date fair value based on the probable outcome for the 2019 PVRSU awards was $2,100,081 for Mr. Pacious, $618,038 for Mr. Dragisich, $1,425,075 for Mr. Pepper, $330,037 for Mr. Bonds and $295,061 for Ms. Wu . The grant date fair value based on the maximum outcome for the 2019 PVRSU awards was $4,200,162 for Mr. Pacious, $1,236,076 for Mr. Dragisich, $2,850,150 for Mr. Pepper, $660,074 for Mr. Bonds and $590,122 for Ms. Wu.
The grant date fair value based on the probable outcome for the 2018 PVRSU awards was $1,503,130 for Mr. Pacious, $450,074 for Mr. Dragisich, $425,039 for Mr. Pepper, $295,048 for Ms. Wu. The grant date fair value based on the maximum outcome for the

2018 PVRSU awards was $3,006,260 for Mr. Pacious, $900,148 for Mr. Dragisich, $850,078 for Mr. Pepper and $590,096 for Ms. Wu. Mr. Bonds was not an NEO in 2018.
(4)The amounts shown under the Option Awards column for 2020, 2019 and 2018, are valued based on the grant date fair value using the Black-Scholes Option Pricing model.
(5)Values reflect the cash awards earned by each of the NEO under the 2020 Management Incentive Plan. For a discussion of the performance targets under the 2020 Management Incentive Plan, see the description under the heading "Short-Term Incentives" above. For a discussion of the potential amounts payable to each NEO under the 2020 Management Incentive Plan, see the Grants of Plan-Based Awards for 2020 table below.
The 2019 and 2018 amounts for Mr. Pepper includes $40,518 and $13,633, respectively, in contingent payments earned by him for satisfying certain outstanding items associated with franchise agreements executed in the previous years. He did not receive any contingent payments in 2020.
(6)Values reflect the preferential earnings on non-qualified deferred compensation under the Executive Deferred Compensation Plan (“EDCP”). The values reported are based on the excess of the return on amounts credited to accounts in the EDCP at the annually designated rate of return over 120% of the applicable federal long-term rate.
(7)See the All Other Compensation table below for additional information on the amounts included for each NEO in the 2020 All Other Compensation column.
(8)Mr. Bonds was not an NEO in 2018.

ALL OTHER COMPENSATION
The following table illustrates the components of the 2020 All Other Compensation column in the Summary Compensation Table above:

	Company EDCP/Non- Qualified Match ($)	Company 401(k) Match ($)	Other Benefits(a) ($)	Tax Payments(b) ($)	Total ($)
Pacious	56,700	11,400	39,704	4,930	112,734
Dragisich	25,908	7,692	11,978	339	45,917
Pepper	32,640	7,398	12,087	—	52,125
Bonds	19,350	6,966	5,099	151	31,566
Wu	62,828	5,864	8,467	—	77,159

(a)Benefits in this column include the following amounts or types of compensation:
•reimbursement for personal stays during 2020 under our Stay at Choice program, which was $685 for Mr. Dragisich; and $349 for Mr. Bonds (amounts do not necessarily reflect how often an NEO stays at Choice properties as the policy applies only for personal stays; in addition, some NEOs may not submit every personal stay for reimbursement under the Stay at Choice program);
•reimbursement of club dues incurred in 2020 under the Flexible Perquisites Program, which was $9,469 for Mr. Pacious; $1,892 for Mr. Dragisich; $7,038 for Mr. Pepper and $2,570 for Ms. Wu;
•reimbursement of financial and tax planning services and legal expenses incurred during 2020 under the Flexible Perquisites Program, which was $1,600 for Mr. Pacious; $8,108 for Mr. Dragisich; $2,962 for Mr. Pepper; $4,000 for Mr. Bonds and $1,762 for Ms. Wu;
•reimbursement of health and wellness expenses incurred during 2020 under the Flexible Perquisites Program, which was $5,548 for Mr. Pacious and $399 for Mr. Bonds;
•reimbursement of an executive physical for Mr. Pacious of $2,113;
•while Company aircraft is generally used for Company business only, in March 2020, the Board revised the Company’s Aircraft Policy to eliminate the previously applicable prohibition on personal use of the Company aircraft to enable the CEO and other executives to use Company aircraft for personal travel for themselves and their families and other travel companions in emergency or extraordinary situations, or based on health, safety, security or similar concerns. Any such personal travel must be approved on a case-by-case basis by at least two of the following: the Company’s Chairman, the lead independent director, and the Chair of the Audit Committee. The aggregate incremental aircraft usage costs associated with Mr. Pacious’ personal use of the Company aircraft in 2020 were $17,522. None of the other NEOs used the Company aircraft for personal purposes in 2020. The incremental cost to the Company for personal use of the Company aircraft is calculated from an hourly rate based on the variable operational costs of each flight, including average fuel cost, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. Where applicable, income is imputed to the NEO for income tax purposes and in certain circumstances, tax reimbursement is provided; and
•group term life insurance premiums paid by Choice on behalf of each NEO.
For the purpose of business entertainment, the Company has season tickets to certain sporting events or other cultural activities. When these tickets are not used for business entertainment, they may be available to NEOs and other personnel. No compensation value for such tickets is included in the table above.

(b)Represents amounts paid during 2020 with respect to reimbursement for payment of taxes under (i) our Stay at Choice program which provides reimbursements to senior executives when staying at Choice Hotels properties for purposes other than business and (ii) for payment of taxes for aircraft usage for Mr. Pacious.

GRANTS OF PLAN-BASED AWARDS FOR 2020
The Compensation and Management Development Committee determines the aggregate equity value to be awarded to each NEO annually as discussed above in Compensation Discussion and Analysis, under the heading Long-Term Incentives. In 2020, the aggregate annual equity value (excluding extraordinary performance grants, employment and retention related grants and similar grants made outside of the annual process) for each of the NEOs was divided into awards of approximately one-quarter stock options, one-quarter service-based restricted stock and one-half as PVRSU. For options granted to these NEOs, the value of the aggregate equity grant to be delivered as options is divided by the Black-Scholes value on the date of grant to determine the number of shares to be granted. For example, as discussed above in Compensation Discussion and Analysis, Ms. Wu's long-term equity grant value on February 28, 2020 was 157.9% of her base salary, or $710,122. Approximately one-quarter of this value, or $177,503 was granted as stock options. The Black-Scholes value was $17.25. Thus, the number of shares subject to Ms. Wu's option grant on February 28, 2020 was determined as follows: $177,503/$17.25 = 10,290 shares. The value of the aggregate equity grant to be delivered as RS and PVRSUs ($532,619) was divided by the closing price of Choice’s Common Stock on the date of grant, or $91.28. Thus, Ms. Wu's stock grant was determined as follows: $532,619/$91.28 = 5,835 shares, consisting of 1,945 RS and 3,890 PVRSUs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity(1) Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pacious		787,500	1,575,000	3,150,000
	2/28/2020				18,351	36,701	84,358				3,350,067
	2/28/2020							12,873			1,175,047
	2/28/2020								68,116	91.28	1,175,001
	8/27/2020				14,488	28,976	57,952				2,823,711
Dragisich		252,810	505,620	1,011,240
	2/28/2020				4,232	8,463	16,926				772,503
	2/28/2020							4,232			386,296
	2/28/2020								22,391	91.28	386,245
	8/27/2020				4,482	8,964	17,928				873,542
Pepper		281,057	389,286	1,200,000
	2/28/2020				2,329	4,657	9,314				425,091
	2/28/2020							2,329			212,591
	2/28/2020								12,319	91.28	212,503
	8/27/2020				3,139	6,278	12,556				611,791
Bonds		151,580	303,160	606,320
	2/28/2020				2,108	4,216	8,432				384,836
	2/28/2020							2,108			192,418
	2/28/2020								11,154	91.28	192,407
	8/27/2020				2,216	4,432	8,864				431,898
Wu		124,888	249,775	499,550
	2/28/2020				1,945	3,890	7,780				355,079
	2/28/2020							1,945			177,540
	2/28/2020								10,290	91.28	177,503
	8/27/2020				2,325	4,650	9,300				453,143

(1)For NEOs other than Mr. Pepper, threshold amount reflects the threshold payment level under the Company’s 2020 Management Incentive Plan, which is 50% of the target amount. Maximum amount reflects 200% of the target amount. The threshold amount is paid if 90% of the performance goal is attained. The maximum amount is paid upon attaining 120% of the performance goal. For Mr. Pepper, threshold amount is based on minimum sales goal required to earn any payment under his Management Incentive Plan. For a discussion of the performance targets under the 2020 Management Incentive Plan, see Short-Term Incentive Compensation above. The amounts shown reflect the base salary as of April 29, 2020, prior to the COVID Salary Reduction. For the actual payments made to each NEO pursuant to the 2020 Management Incentive Plan, see the 2020 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(2)Represents the range of PVRSU awards upon vesting. The February 28, 2020 award will cliff vest in three years upon meeting the minimum threshold requirements of the 2020-2022 performance period. During the performance periods for these awards, dividends accrue on the PVRSUs at the same rate as dividends are paid out on our outstanding Common

Stock; provided, however, that dividends are paid at the time of vesting based on the number of shares that actually vest. The August 27, 2020 award is a special equity grant based solely on rTSR versus the comparator group made up of companies taken from the relevant GICS sub-industries. Performance is measured over one-, two-, and three-year periods, with earned amounts “banked” and paid out at the end of the three-year period. The awards have a maximum payout opportunity of 200% of target.
(3)Represents grants of RS to each NEO. Except as noted, these awards vest 25% per year beginning on the first anniversary of the grant date assuming continued employment of the officer. Dividends are paid on the restricted stock, if and at the same rate and time as dividends are paid on our outstanding Common Stock.
(4)Represents grants of stock options to each NEO. These awards vest in equal installments on the anniversary of the grant date over a four-year period, based on the continued employment of the officer.
(5)The exercise price of an option is equal to the closing price of Choice Common Stock on the date of grant. Fair market value was established by the Compensation and Management Development Committee as the closing price reported on the NYSE on the date of the grant.

NARRATIVE TO THE SUMMARY COMPENSATION TABLE AND
GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements
Choice has entered into a Non-Competition, Non-Solicitation and Severance Benefit Agreement (“Severance Benefit Agreement”) with each of Messrs. Pacious, Dragisich and Bonds and with Ms. Wu.
Mr. Pacious
Mr. Pacious, the Company’s current President and CEO, entered into an amended and restated Non-Competition, Non-Solicitation and Severance Benefit Agreement (the "Pacious Severance Benefit Agreement"), with an effective date of September 12, 2017. The Pacious Severance Benefit Agreement amends the Non-Competition, Non-Solicitation and Severance Benefit Agreement with the Company effective May 5, 2011 (as amended pursuant to an Amendment dated March 13, 2012). The Pacious Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2020 Mr. Pacious received a base salary of $840,000 per year, was participating in our annual incentive bonus plan with a target bonus equal to 150% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock, PVRSUs and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. Under the COVID Salary Reduction agreement, the base salary as of April 29, 2020 (i.e., prior to the April 30, 2020 reduction) would be used for purposes of any calculation of Severance Benefits. In addition, Mr. Pacious is entitled to participate in all other fringe benefits afforded Choice employees of his status.
Mr. Dragisich
Mr. Dragisich, the Company’s Chief Financial Officer, entered into a Severance Benefit Agreement with the Company effective March 6, 2017, (the “Dragisich Severance Benefit Agreement”). The Dragisich Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2020 Mr. Dragisich received a base salary of $505,620 per year, was participating in our annual incentive bonus plan with a target bonus equal to 90% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock, PVRSUs and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. Under the COVID Salary Reduction agreement, the base salary as of April 29, 2020 (i.e., prior to the April 30, 2020 reduction) would be used for purposes of any calculation of Severance Benefits. In addition, Mr. Dragisich is entitled to participate in all other fringe benefits afforded Choice employees of similar status.
Mr. Bonds
Mr. Bonds, the Company’s Senior Vice President, Enterprise Operations and Technology, entered into a Severance Benefit Agreement with the Company effective February 23, 2018 (the “Bonds Severance Benefit Agreement”). The Bonds Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2020 Mr. Bonds received a base salary of $419,760 per year, was participating in our annual incentive bonus plan with a target bonus equal to 65% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock, PVRSUs and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. Under the COVID Salary Reduction agreement, the base salary as of April 29, 2020 (i.e., prior to the April 30, 2020 reduction) would be used for purposes of any calculation of Severance Benefits. In addition, Mr. Bonds is entitled to participate in all other fringe benefits afforded Choice employees of similar status.
Ms. Wu
Ms. Wu, the Company’s Senior Vice President, General Counsel and Secretary, entered into a Severance Benefit Agreement with the Company effective February 13, 2012, as amended March 25, 2013, (the “Wu Severance Benefit Agreement”). The Wu Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2020 Ms. Wu received a base salary of $449,595 per year, was participating in our annual incentive bonus plan with a target bonus equal to 50% of her base salary and was eligible to receive annual awards of options to purchase Choice Common Stock, PVRSUs and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. Under the COVID Salary Reduction agreement, the base salary as of April 29, 2020 (i.e., prior to the April 30, 2020 reduction) would be used for purposes of any calculation of Severance Benefits. In addition, Ms. Wu is entitled to participate in all other fringe benefits afforded Choice employees of similar status.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2020
The following table provides information on the holdings of stock options and stock awards by the NEOs as of December 31, 2020. This table includes unexercised and unvested stock option awards, unvested RS and unvested PVRSUs with performance conditions that have not yet been satisfied. The market value of the RS, and PVRSU awards is based on the NYSE closing market price of Choice’s stock as of December 31, 2020, which was $106.73. The PVRSUs will be earned, if at all, based on (i) our three-year cumulative EPS performance as compared to the target EPS goal for the respective period, (ii) the Company's rTSR achievement against certain peers, or (iii) based on achievement of certain strategic growth objectives.

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pacious	2/27/2015	46,611	—	63.47	02/27/22	—	—	—	—
	2/26/2016	67,205	—	51.49	02/26/23	—	—	—	—
	2/24/2017	29,400	9,803	60.50	02/24/24	1,745	186,244	—	—
	9/14/2017	7,518	2,507	62.00	09/14/24	444	47,388	—	—
	2/23/2018	23,096	23,098	81.55	02/23/25	4,608	491,812	9,216	983,624
	2/22/2019	16,572	49,716	81.15	02/22/26	9,705	1,035,815	12,940	1,381,086
	2/28/2020	—	68,116	91.28	02/28/30	12,873	1,373,935	18,351	1,958,602
	8/27/2020	—	—			—	—	28,976	3,092,608
Dragisich	3/6/2017	5,136	3,321	62.25	03/06/24	604	64,465	—	—
	2/23/2018	6,914	6,916	81.55	02/23/25	1,380	147,287	2,760	294,575
	2/22/2019	4,876	14,631	81.15	02/22/26	2,856	304,821	3,808	406,428
	2/28/2020	—	22,391	91.28	02/28/30	4,232	451,681	4,232	451,681
	8/27/2020	—	—			—	—	8,964	956,728
Pepper	2/27/2015	20,178	—	63.47	02/27/22	—	—	—	—
	2/26/2016	38,280	—	51.49	02/26/23	—	—	—	—
	2/24/2017	13,170	4,391	60.50	02/24/24	781	83,356	—	—
	2/23/2018	6,530	6,532	81.55	02/23/25	1,304	139,176	2,606	278,138
	2/22/2019	3,354	10,062	81.15	02/22/26	1,965	209,724	8,781	937,196
	2/28/2020	—	12,319	91.28	02/28/30	2,329	248,574	2,329	248,574
	8/27/2020	—	—			—	—	6,278	670,051
Bonds	2/26/2016	3,361	—	51.49	02/26/23	—	—	—	—
	2/24/2017	—	—			403	43,012	—	—
	2/23/2018	3,072	3,075	81.55	02/23/25	615	65,639	1,227	130,958
	2/22/2019	2,604	7,813	81.15	02/22/26	1,526	162,870	2,034	217,089
	2/28/2020	—	11,154	91.28	02/28/30	2,108	224,987	2,108	224,987
	8/27/2020	—	—			—	—	4,432	473,027
Wu	2/27/2015	16,143	—	63.47	02/27/22	—	—	—	—
	2/26/2016	20,968	—	51.49	02/26/23	—	—	—	—
	2/24/2017	10,236	3,413	60.50	02/24/24	607	64,785	—	—
	2/23/2018	4,532	4,534	81.55	02/23/25	905	96,591	1,809	193,075
	2/22/2019	2,328	6,984	81.15	02/22/26	1,364	145,580	1,818	194,035
	2/28/2020	—	10,290	91.28	02/28/30	1,945	207,590	1,945	207,590
	8/27/2020	—	—			—	—	4,650	496,295

(1)The stock option awards vest 25% per year beginning on the first anniversary of the grant date. Grants prior to 2020 have a seven-year term. 2020 grants have a ten-year term.
(2)Restricted stock awards vest at the rate of 25% each year for four years from the date of grant.
(3)PVRSUs are earned and vest upon the conclusion of a three-year performance period based on actual three-year cumulative EPS compared to the performance target, except for: (i) Mr. Pepper's February 2019 $1 million retention/

performance grant that is based on the three-year performance period 2019-2021 and will vest on March 2, 2023 and (ii) the August 27, 2020 grants which were based on rTSR.
The February 2018, February 2019 and February 2020 grants are shown at threshold payout. It is unlikely that payment will be made under these grants since, as discussed in the COVID-Related Compensation Changes section, Choice LTIP targets became unachievable due to the pandemic and resulting economic shutdown, resulting in the complete devaluation of all outstanding (i.e., 2018, 2019, and 2020) EPS-based PVRSU grants. Mr. Pepper's February 2019 $1 million retention/performance grant is also shown at threshold payout. The August 27, 2020 grant is shown at target.

OPTION EXERCISES AND STOCK VESTED FOR 2020
The following table provides information for each of the NEOs on stock option exercises during 2020, including the number of shares acquired upon exercise and the value realized and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any taxes and broker commissions. Value realized is based on the NYSE closing market price of Choice Common Stock on the date of exercise or vesting, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Pacious	71,807	3,272,789	53,372	5,321,373
Dragisich	3,350	104,453	19,918	1,723,004
Pepper	27,211	1,340,954	13,448	1,369,632
Bonds	—	—	3,839	384,477
Wu	—	—	8,058	819,900

NON-QUALIFIED DEFERRED COMPENSATION FOR 2020
Executive Deferred Compensation Plan.    In 2002, Choice adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan, which became effective January 1, 2003, and was amended from time to time ("EDCP").
Our CEO and other key executives approved by the Board (including each of the NEOs) are eligible to participate in the EDCP. During 2020, each of the NEOs participated in the EDCP. Per Company policy, participants in the EDCP are not entitled to participate in the Non-Qualified Plan described below.
Under the EDCP, participants may defer up to 90% of their base salary and up to 100% of their bonus each year. Choice matches 50% of up to 15% of eligible salary under the EDCP, reduced by the total matching contributions to which the participant is otherwise entitled under the 401(k) plan. The participant’s right to any Company match vests at 20% per year from the time the participant was first hired, with all past and future match amounts becoming 100% vested after the participant’s fifth year of service. As of December 31, 2020, each of the participating NEOs was fully vested in their Company match amounts, other than Mr. Dragisich and Mr. Bonds.
A participant may elect a return based on a selection of investment options selected by the EDCP’s administrators, which are generally publicly available mutual funds or other indices. Participants may elect to change their investment options under the EDCP in accordance with plan requirements.
Benefits commence under the EDCP upon the death of the participant (to the participant’s beneficiary), or, at the participant’s election, upon the participant’s termination of employment or, commencing in 2009, on a January designated by the participant, subject to any requirements imposed by Section 409A of the Internal Revenue Code (“Section 409A”). If no election is made, benefits will commence upon termination of employment, subject to any requirements imposed by Section 409A. Benefits are payable in a lump-sum payment or in annual installments over a period of up to 20 years, as elected by the participant. If no election is made, benefits will be paid in a lump sum. Benefits will also automatically be paid in a lump sum if the amount payable as of the initial payout date is $100,000 or less.
In December 2008, the Company amended and restated the EDCP to comply with treasury regulations promulgated pursuant to Section 409A. The amendment and restatement, which became effective on January 1, 2009, applies only to that portion of each participant’s EDCP account balances that are subject to Section 409A (generally, those contribution amounts that became vested or were credited after 2004). The pre-2005 plan documents, along with a March 3, 2009 amendment, continue to apply to the remaining participant account balances ("Grandfathered Accounts") under the EDCP. Earnings from the Grandfathered Accounts are considered guaranteed preferential earnings and are further discussed in the table below. Mr. Pacious and Mr. Pepper have earnings from the Grandfathered Accounts.
Non-Qualified Plan.    In 1997, Choice adopted the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan, which was amended and restated effective January 1, 2001 and January 1, 2009, and amended effective January 1, 2011 (“Non-Qualified Plan" or "NQP”). Generally, Choice employees who are at the Senior Director level and above and who are not eligible to participate in the EDCP, are eligible to participate in the Non-Qualified Plan.
In general, participants under the Non-Qualified Plan may elect to defer up to 90% of their base salary and up to 100% of their annual bonus, reduced by the deferral limit in effect under the Choice 401(k) plan (which was $19,500 for 2020). Choice matches up to 100% of the first 3% of deferred salary and 50% of the next 2% of deferred salary thereafter under the Non-Qualified Plan, offset by the amount of matching contributions to which the participant is entitled under the 401(k) plan.
Stock Deferral Program.    All Long-Term Incentive Plan participants are entitled to defer all or any portion of any equity award (other than stock options). The executive may elect to defer the receipt of such equity until termination of their employment or until a specified future date. Any dividends or other distributions during the deferral period are credited to the executive’s deferred equity account and reinvested in the purchase of additional Choice Common Stock.

Name	Plan Name	Executive Contributions(1)($)	Registrant Contributions(2) ($)	Aggregate Earnings(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance ($)
Pacious	EDCP	119,700	56,700	303,252	—	2,171,253
Dragisich	EDCP	82,483	25,908	72,909	—	582,262
Pepper	EDCP	117,262	32,640	631,862	—	6,790,879
	Stock Deferral Program			39,065		1,079,286
Bonds	EDCP	43,567	19,350	16,366	—	141,398
Wu	EDCP	199,015	62,828	156,984	—	1,267,638

(1)The following salary and bonus (non-equity incentive plan compensation) amounts are included in this column. The salary amounts represent 2020 base salary deferred by the officer during 2020. The bonus amounts represent the officer’s 2019 annual bonus that was paid and deferred in early 2020. The salary amounts below are included in the 2020 Salary column of the Summary Compensation Table above, while the 2019 annual bonus amounts are included in the 2019 Non-Equity Incentive Plan column of the Summary Compensation Table above.

Name	2020 Salary ($)	2019 Annual Bonus ($)
Pacious	119,700	—
Dragisich	57,995	24,488
Pepper	73,066	44,196
Bonds	43,567	—
Wu	140,643	58,372
(2)Amounts in this column are included in the 2020 All Other Compensation column of the Summary Compensation Table above.
(3)Amounts in this column include earnings on certain officers' EDCP Grandfathered Accounts and are shown in the 2020 Change in Pension Value and Preferential Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table above, since they represent guaranteed preferential earnings to each applicable NEO. Those amounts are: $10,136 for Mr. Pacious and $181,451 for Mr. Pepper.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation that could have been received by each of the NEOs in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2020, the last business day of 2020. The amounts shown assume that such termination was effective as of December 31, 2020, and, for any equity-based payments or valuations, the NYSE closing market price of Choice Hotel’s Common Stock on December 31, 2020, or $106.73 per share. For any salary-based payments, pursuant to the COVID Salary Reduction Agreement, the base salary as of April 29, 2020 (i.e., prior to the April 30, 2020 reduction) is used. The amounts shown are estimates only; the actual amounts to be paid will only be determinable at the time of the executive’s separation from Choice.
General Payments Made upon Termination
Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during his or her term of employment. The following amounts are not included in the tables or narratives below and include:
•base salary earned through the date of termination.;
•accrued but unpaid vacation pay earned through the date of termination;
•annual incentive compensation earned during the year of termination, which for 2020 is reflected in the 2020 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for each NEO;
•amounts contributed by the executive under the Choice 401(k) plan;
•payments pursuant to our life insurance plan, available to all employees generally, which provides for one times base salary upon death; and
•each executive’s account balance under the EDCP, Non-Qualified Plan and Stock Deferral Program, as applicable, and as set forth above under the heading Non-Qualified Deferred Compensation for 2020.
With respect to deferred compensation plans, if the executive has previously elected to receive deferred amounts in the EDCP or Non-Qualified Plan in installments, the undistributed account balances will continue to be credited with increases or decreases reflecting changes in the investment options chosen by the executive.

Payments Made upon Constructive Termination or Termination without Cause

Mr. Pacious
Under the Pacious Severance Benefit Agreement, if the executive elects to terminate for “good reason” or if the Company terminates the executive for any reason other than for “cause,” the executive is entitled to receive a lump sum severance payment of 200% of base salary and bonus target as well as continued base salary for two years, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. Generally, “good reason” is defined under the agreement as (i) a material diminution in the executive's compensation or position and responsibilities, (ii) relocating the executive's office location to a location more than thirty-five (35) miles from the Company's prior principal place of employment; (iii) a material change in the executive’s title or line of reporting; (iv) failure of the Company to place the executive’s name in nomination for election or re-election to the Board; (v) a change in the Company’s annual bonus program that would materially and adversely affect the executive; (vi) failure of any successor of the Company to assume the Pacious Severance Benefit Agreement; (vii) any non-renewal initiated by the Company, and (viii) any other material breach by the Company of the Pacious Severance Benefit Agreement or any equity agreement between the executive and the Company. In addition, if the termination occurs after June 30, the executive will be entitled to the annual bonus for the year in which the termination occurred at the actual attainment level for the Company’s objectives. The executive will also be eligible to receive continued medical and dental benefits during the two-year period, with Choice continuing to make its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date. Choice is also obligated to provide the executive with its standard outplacement services for executive-level employees during the two-year period, subject to termination in the event the executive secures new employment.
Pursuant to the Pacious Severance Benefit Agreement the executive will continue to vest in any unvested stock options, or other stock awards including, RS and PVRSUs, granted after the date of his initial severance agreement (May 5, 2011) during the two-year period.
In addition, the executive must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to the executive’s employment with Choice. The agreement also provides for a two year non-compete and non-solicitation period and general confidentiality provision in favor of Choice.
The Pacious Severance Benefit Agreement provides for arbitration in the event of a dispute among the parties concerning employment, the Pacious Severance Benefit Agreement or any termination event.
Mr. Dragisich, Mr. Bonds and Ms. Wu
Under the Dragisich Severance Benefit Agreement, the Bonds Severance Benefit Agreement and the Wu Severance Benefit Agreement, if the executive elects to terminate for “good reason” or if the Company terminates the executive for any reason other than for “cause,” the executive is entitled to receive continued base salary for 70 weeks, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. Generally, “good reason” is defined under the agreement as a material substantial change in the executive’s compensation or position and responsibilities. In addition, if the termination occurs after June 30, the executive will be entitled to the annual bonus for the year in which the termination occurred at the actual attainment level for the Company’s objectives and at 100% deemed attainment of the individual objectives. The executive will also be eligible to receive continued medical and dental benefits during the 70-week period, with Choice continuing to make its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date. Choice is also obligated to provide the executive with its standard outplacement services for executive-level employees during the 70-week period, subject to termination in the event the executive secures new employment.
Pursuant to the Dragisich Severance Benefit Agreement, the Bonds Severance Benefit Agreement and the Wu Severance Benefit Agreement, the executive will continue to vest in any unvested stock options and other stock awards granted on or after the date of his or her respective severance agreement (for Mr. Dragisich March 6, 2017, for Mr. Bonds, February 23, 2018 and for Ms. Wu, February 13, 2012) during the 70-week period.
As conditions to the executive’s continued receipt of the payments and benefits above, each of the executives has agreed that if he or she becomes employed prior to the end of the 70-week period, Choice is entitled to offset the payments required above by the amount of any compensation earned by him or her as a result of new employment, including unemployment insurance benefits, social security insurance or like amounts. In addition, the executive must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to the executive’s employment with Choice. The agreement also provides for a 70-week non-compete and non-solicitation period and general confidentiality provision in favor of Choice.
The Dragisich Severance Benefit Agreement, Bonds Severance Benefit Agreement and Wu Severance Benefit Agreement provide for arbitration in the event of a dispute among the parties concerning employment, the respective Severance Benefit Agreement or any termination event.
Mr. Pepper
If Mr. Pepper is terminated without cause by Choice, he is entitled to severance payments under the Choice Hotels International Severance Benefit Plan, which applies to all Company employees except for those employees who are subject to an employment agreement or non-competition, non-solicitation and severance agreement. Under the Choice Hotels International Severance Benefit Plan, each participant’s severance benefit and the length of time after termination for which the participant is eligible for the benefit, is determined based on his or her base salary, position and years of service as of the termination date. In addition, each participant is entitled to continuation of medical and dental coverage during the severance period, at the same level the participant was receiving at termination.
Pursuant to the Choice Hotels International Severance Benefit Plan, corporate officers without a specifically applicable written agreement, which includes Mr. Pepper, are entitled to five weeks of base salary (as in effect at termination of employment) per year of service with Choice, with a minimum of twenty-six weeks of base salary and a maximum of seventy weeks. Additionally, if the termination occurs on or after June 30 of any year, he is entitled to receive a full bonus for the year in which the termination occurs. Assuming a termination as of December 31, 2020, Mr. Pepper would be entitled to 70 weeks of continued base salary. In addition, he would receive payment of his 2020 incentive bonus, as well as continued medical and dental benefits during the 70-week severance benefit period. The severance benefit terminates prior to the end of the severance benefit period provided under the Choice Hotels International Severance Benefit Plan upon the earlier to occur of (i) death of the participant, or (ii) employment with a new employer. In addition, the severance benefit is subject to the participant’s execution of a standard release agreement in favor of Choice.
As a condition to the receipt of any benefits under the Severance Benefit Plan, Mr. Pepper is required to sign all documents required by the Company including a general release of claims.
Payments Made upon Disability or Death
The Company’s disability program provides that each of the executives will receive an annual benefit equal to 60% of the previous year’s base salary and annual bonus, with such amount capped at $19,500 per month. In each case, the disability benefit continues until the executive reaches age 65.
Messrs. Pacious, Dragisich and Pepper, and Ms. Wu each have a supplemental executive individual life insurance policy, paid for by Choice, in the amount of $1,000,000. Premiums on this policy are added to each executive’s taxable income for the year.
Under the company's Long Term Incentive Plan ("LTIP"), all restricted stock and stock options granted on or after April 19, 2018 fully vest and all PVRSUs granted on or after April 19, 2018 vest on a pro-rata basis, assuming targeted performance, upon the executive's termination due to disability or death.

Payments Made upon Termination Following Change of Control
Mr. Pacious
For Mr. Pacious, pursuant to the Pacious Severance Benefit Agreement, if the executive’s employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by the executive for good reason, the executive is entitled to receive:
•a lump-sum severance payment of 250% of the executive’s base salary then in effect plus 250% of the full amount of the annual incentive bonus (the bonus payment is calculated based on the previous year’s bonus amount paid to the executive, or if no bonus was paid in the prior year, then the target bonus amount); and
•immediate vesting of all unvested stock options, restricted stock and performance vested restricted stock units granted after the date of his initial severance agreement (May 5, 2011).
In addition, in the event of a termination following a change of control, the Company’s 2006 Long-Term Incentive Plan (“2006 LTIP”) would govern the equity grants issued to Mr. Pacious prior to the date of his severance agreement and the 2006 LTIP provides that stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions and all PVRSUs are deemed to be fully vested and immediately payable to the executive at the maximum level of performance applicable to the award. PVRSU grants issued to Mr. Pacious under the Company’s 2017 Long-Term Incentive Plan (“2017 LTIP”) would be deemed fully vested and immediately payable to the executive at the target level of performance applicable to the award. Therefore, for Mr. Pacious, the 2006 LTIP and 2017 LTIP, together with his severance agreement, would result in the immediate vesting of all of his equity awards.
Also, upon a change in control termination, Mr. Pacious would be subject to the non-competition and non-solicitation provisions described above.
In addition to the other conditions applicable to Mr. Pacious in order for him to receive his severance payments, as described above, he is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.
The Pacious Severance Benefit Agreement provides for arbitration in the event of a dispute among the parties concerning employment, the Pacious Severance Benefit Agreement or any termination event.
Mr. Dragisich, Mr. Bonds and Ms. Wu
For Mr. Dragisich, Mr. Bonds and Ms. Wu, pursuant to the Dragisich Severance Benefit Agreement, the Bonds Severance Benefit Agreement and the Wu Severance Benefit Agreement, if the executive's employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by the executive for good reason, the executive is entitled to receive:
•a lump-sum severance payment of 200% of the executive’s base salary then in effect plus 200% of the full amount of the annual incentive bonus (the bonus payment is calculated based on the target bonus for the year in which the termination occurs); and
•immediate vesting of all unvested stock options, restricted stock and performance vested restricted stock units granted after the date of the executive's severance agreement (for Mr. Dragisich, on or after March 6, 2017, for Ms. Wu, February 13, 2012 and for Mr. Bonds, February 23, 2018).
Also, upon a change in control termination, the executive would be subject to the non-competition and non-solicitation provisions described above.
In addition to the other conditions applicable in order for the executive to receive their severance payments, as described above, the executive is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.
The Dragisich Severance Benefit Agreement, Bonds Severance Benefit Agreement and Wu Severance Benefit Agreement provide for arbitration in the event of a dispute among the parties concerning employment, the respective Severance Benefit Agreement or any termination event.
Mr. Pepper
Pursuant to the Company’s Severance Benefit Policy, if Mr. Pepper’s employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by Mr. Pepper for good reason, he is entitled to receive a lump-sum severance payment of 200% of his base salary then in effect plus 200% of the full amount of the annual incentive bonus based on the target bonus for the year in which the termination occurs. In addition, he is entitled to receive medical and dental coverage for 70 weeks at the level he was receiving at the time of his termination. In addition to the other applicable conditions, in order to receive severance payments as described above, he is required to execute a general release in favor of Choice.

Because Mr. Pepper does not have a written agreement with the Company governing treatment of his equity awards in the event of a termination following a change of control, the terms of the Company’s LTIP apply. Pursuant to the LTIP, if within two years of a change of control, he is terminated by the Company other than for cause, or terminates his employment for good reason, then all of his stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions and all PVRSUs are deemed to be fully vested and immediately payable to him at the maximum level of performance applicable to the award.
Mr. Pacious
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pacious:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	5,250,000	6,562,500	—	—
Benefits & Perquisites:
Health and Welfare Benefits(2)	27,918	—	—	—
Outplacement Services(3)	18,000		—	—
Disability Income(4)	—	—	2,359,500	—
Life Insurance Benefits(5)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(6)	2,520,958	3,471,066	2,324,127	2,324,127
Restricted Stock Grants(7)	2,102,901	3,135,194	2,409,750	2,409,750
PVRSUs(8)	4,729,313	11,739,019	4,093,494	4,093,494
Total	14,649,090	24,907,779	11,186,871	9,827,371

(1)For termination without cause or with good reason, the amount represents 200% of Mr. Pacious’ annual base salary as of April 29, 2020, plus 200% of Mr. Pacious’ annual target bonus amount for 2020. For termination following change of control, the amount represents 250% of Mr. Pacious’ annual base salary as of April 29, 2020, plus 250% of Mr. Pacious’ annual target bonus amount for 2020.
(2)Amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pacious for continued coverage under our medical and dental plans for two years, based on Mr. Pacious’ elected coverage as of December 31, 2020.
(3)Amount represents the estimated value of Choice’s standard senior executive outplacement service.
(4)Amount represents the aggregate of the current monthly benefit payments at $19,500 per month that Mr. Pacious would be entitled to receive under the Choice disability program as of December 31, 2020 through the month in which he reaches age 65.
(5)Amount represents the value of the proceeds payable to Mr. Pacious’ beneficiary upon his death.
(6)For termination without cause or with good reason, unvested options granted after May 5, 2011 will continue to vest for two years following termination. In the case of termination following a change of control, all stock option awards will immediately vest. Upon disability or death, all stock options granted on or after April 19, 2018 fully vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2020 of $106.73.
(7)For termination without cause or with good reason, restricted stock granted after May 5, 2011 will continue to vest for two years following termination. In the case of termination following a change of control, all restricted awards will immediately vest. Upon disability or death, all restricted stock granted on or after April 19, 2018 fully vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2020 of $106.73.
(8)For termination without cause or with good reason, PVRSUs granted after May 5, 2011 will continue to vest for two years. In the case of termination following a change of control, all unvested PVRSU awards will immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. Upon disability or death, all PVRSUs granted on or after April 19, 2018 vest on a pro-rata basis at targeted performance. The values presented represent the value of the stock based on the closing share price on December 31, 2020 of $106.73, and solely in the case of a termination following a change of control, 200% vesting leverage for PVRSUs granted under the 2006 LTIP and 100% vesting leverage for PVRSUs granted under the 2017 LTIP. 200% represents the maximum leverage permitted under the PVRSU grants.

Mr. Dragisich
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Dragisich:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	756,270	—	—	—
Cash Severance(2)	—	2,134,840	—	—
Benefits & Perquisites:
Health and Welfare Benefits(3)	18,791	—	—	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)	—	—	6,142,500	—
Life Insurance Benefits(6)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(7)	744,266	1,042,065	720,202	720,202
Restricted Stock Grants(8)	640,807	968,255	756,502	756,502
PVRSUs(9)	1,401,899	3,261,882	1,161,898	1,161,898
Total	3,580,033	7,407,042	8,781,102	3,638,602

(1)Amount represents continued payment of Mr. Dragisich's base salary, based on his base salary as of April 29, 2020, for 70 weeks.
(2)Amount represents 200% of Mr. Dragisich's annual base salary as of April 29, 2020, plus 200% of his annual bonus target for 2020.
(3)Amount represents the estimated value of future premiums and contributions that Choice would pay on behalf of Mr. Dragisich for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Dragisich's elected coverage as of December 31, 2020.
(4)Amount represents the estimated value of Choice’s standard senior executive outplacement service.
(5)Amount represents the aggregate of the current monthly benefit payments at $19,500 per month that Mr. Dragisich would be entitled to receive under the Choice disability program as of December 31, 2020 through the month in which he reaches age 65.
(6)Amount represents the value of the proceeds payable to Mr. Dragisich's beneficiary upon his death.
(7)For termination without cause or with good reason, unvested options granted on or after March 6, 2017 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards immediately vest. Upon disability or death, all stock options granted on or after April 19, 2018 fully vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2020 of $106.73.
(8)For termination without cause or with good reason, unvested restricted stock granted on or after March 6, 2017 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards immediately vest. Upon disability or death, all restricted stock granted on or after April 19, 2018 fully vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2020 of $106.73.
(9)In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. Upon disability or death, all PVRSUs granted on or after April 19, 2018 vest on a pro-rata basis at targeted performance. The values presented represent the value of the stock based on the closing share price on December 31, 2020 of $106.73 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Pepper
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pepper:

Executive Benefits and Payments	Involuntary Termination without Reasonable Cause ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	698,718	—	—	—
Cash Severance(2)	—	1,816,668	—	—
Benefits & Perquisites:
Health and Welfare Benefits(3)	18,791	18,791	—	—
Disability Income(4)	—	—	2,749,500	—
Life Insurance Benefits(5)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(6)	—	815,186	447,715	447,715
Restricted Stock Grants(7)	—	680,831	458,299	458,299
PVRSUs(8)	—	3,597,655	1,638,555	1,638,555
Total	717,509	6,929,131	5,294,069	3,544,569

(1)Amount represents continued payment of Mr. Pepper’s base salary, based on his base salary as of April 29, 2020, for 70 weeks.
(2)Amount represents 200% of Mr. Pepper’s annual base salary as of April 29, 2020, plus 200% of his annual bonus target for 2020.
(3)For an involuntary termination without reasonable cause, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Pepper’s elected coverage as of December 31, 2020. For a termination following a change of control, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 70.00 weeks, based on Mr. Pepper’s elected coverage as of December 31, 2020.
(4)Amount represents the aggregate of the current monthly benefit payments at $19,500 per month that Mr. Pepper would be entitled to receive under the Choice disability program as of December 31, 2020 through the month in which he reaches age 65.
(5)Amount represents the value of the proceeds payable to Mr. Pepper’s beneficiary upon his death.
(6)In the case of termination following a change of control, all stock option awards immediately vest. Upon disability or death, all stock options granted on or after April 19, 2018 fully vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2020 of $106.73.
(7)In the case of termination following a change of control, all restricted awards immediately vest. Upon disability or death, all restricted stock granted on or after April 19, 2018 fully vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2020 of $106.73.
(8)In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. Upon disability or death, all PVRSUs granted on or after April 19, 2018 vest on a pro-rata basis at targeted performance. The values presented represent the value of the stock based on the closing share price on December 31, 2020 of $106.73 and 160% to 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Bonds
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Bonds:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Agreement	627,846	—	—	—
Cash Severance	—	1,539,120	—	—
Benefits & Perquisites:
Health and Welfare Benefits	18,791	—	—	—
Outplacement Services	18,000	—	—	—
Disability Income			3,705,000	—
Life Insurance Benefits	—	—	—	—
Long-Term Incentives:
Stock Options	219,370	449,614	372,186	372,186
Restricted Stock Grants	220,931	496,508	387,857	387,857
PVRSUs	434,071	1,618,881	597,048	597,048
Total	1,539,009	4,104,123	5,062,091	1,357,091

(1)Amount represents continued payment of Mr. Bonds' base salary, based on his base salary as of April 29, 2020, for 70 weeks.
(2)Amount represents 200% of Mr. Bonds' annual base salary as of April 29, 2020, plus 200% of his annual bonus target for 2020.
(3)Amount represents the estimated value of future premiums and contributions that Choice would pay on behalf of Mr. Bonds for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Bonds' elected coverage as of December 31, 2020.
(4)Amount represents the estimated value of Choice’s standard senior executive outplacement service.
(5)Amount represents the aggregate of the current monthly benefit payments at $19,500 per month that Mr. Bonds would be entitled to receive under the Choice disability program as of December 31, 2020 through the month in which he reaches age 65.
(6)Mr. Bonds is not eligible for the supplemental executive individual life insurance policy.
(7)For termination without cause or with good reason, unvested options granted after August 1, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards immediately vest. Upon disability or death, all stock options granted on or after April 19, 2018 fully vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2020 of $106.73.
(8)For termination without cause or with good reason, unvested restricted stock granted after August 1, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards immediately vest. Upon disability or death, all restricted stock granted on or after April 19, 2018 fully vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2020 of $106.73.
(9)In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. Upon disability or death, all PVRSUs granted on or after April 19, 2018 vest on a pro-rata basis at targeted performance. The values presented represent the value of the stock based on the closing share price on December 31, 2020 of $106.73 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Ms. Wu
The following table shows the potential payments upon termination, with or without a change in control, for Ms. Wu:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	672,471	—	—	—
Cash Severance(2)	—	1,498,650	—	—
Benefits & Perquisites:
Health and Welfare Benefits(3)	—	—	—	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)	—	—	2,125,500	—
Life Insurance Benefits(6)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(7)	470,524	609,580	337,631	337,631
Restricted Stock Grants(8)	362,028	514,545	353,170	353,170
PVRSUs(9)	774,219	1,685,694	562,538	562,538
Total	2,297,242	4,308,469	3,378,839	2,253,339

(1)Amount represents continued payment of Ms. Wu’s base salary, based on her base salary as of April 29, 2020, for 70 weeks.
(2)Amount represents 200% of Ms. Wu’s annual base salary as of April 29, 2020, plus 200% of her annual bonus target for 2020.
(3)Amount represents the estimated value of future premiums and contributions that Choice would pay on behalf of Ms. Wu for continued coverage under our medical and dental plans for 70 weeks, based on Ms. Wu’s elected coverage as of December 31, 2020.
(4)Amount represents the estimated value of Choice’s standard senior executive outplacement service.
(5)Amount represents the aggregate of the current monthly benefit payments at $19,500 per month that Ms. Wu would be entitled to receive under the Choice disability program as of December 31, 2020 through the month in which she reaches age 65.
(6)Amount represents the value of the proceeds payable to Ms. Wu’s beneficiary upon her death.
(7)For termination without cause or with good reason, unvested options granted after February 13, 2012 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards immediately vest. Upon disability or death, all stock options granted on or after April 19, 2018 fully vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2020 of $106.73.
(8)For termination without cause or with good reason, unvested restricted stock granted after February 13, 2012 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards immediately vest. Upon disability or death, all restricted stock granted on or after April 19, 2018 fully vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2020 of $106.73.
(9)In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. Upon disability or death, all PVRSUs granted on or after April 19, 2018 vest on a pro-rata basis at targeted performance. The values presented represent the value of the stock based on the closing share price on December 31, 2020 of $106.73 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

NON-EMPLOYEE DIRECTOR COMPENSATION
During 2020, non-employee directors were entitled to receive the cash and equity compensation listed below. In light of the pandemic and related economic downturn, the Board (i) elected to take a 50% reduction in compensation, including both annual retainer fees and annual equity compensation, pro-rated for the period May 1, 2020, the date of the Company’s 2020 Annual Meeting of Shareholders, through December 31, 2020 and (ii) resolved that no excess meeting fees would be earned by or payable for any “excess” meetings of the Board or any committee thereof. The 2020 non-employee directors' reduced compensation was paid entirely in the form of restricted stock.

	Annualized Compensation Jan-April ($)		Annualized Compensation May-Dec ($)
Annual Retainer—Stock
Board Member	140,000	(1)	70,000	(1)
Annual Retainer—Cash
Board Member (up to 7 meetings)	75,000		37,500
Audit Committee Member (up to 8 meetings)	14,000		7,000
Compensation and Management Development Committee Member (up to 6 meetings)	10,000		5,000
Corporate Governance and Nominating Member (up to 3 meetings)	10,000		5,000
Diversity Committee Member (up to 3 meetings)	10,000		5,000
Audit Committee Chair	15,000	(2)	7,500	(2)
Compensation and Management Development Committee Chair	10,000	(2)	5,000	(2)
Corporate Governance and Nominating Chair	5,000	(2)	2,500	(2)
Diversity Committee Chair	5,000	(2)	2,500	(2)
Lead Independent Director	25,000	(3)	12,500	(3)
Excess Meeting Fees
Each In-Person Meeting in Excess of Expected Activity Level	2,000		—
Each Telephonic Meeting in Excess of Expected Activity Level	2,000		—
(1)The stock portion of the annual retainer is typically paid in the form of restricted stock which vests in equal amounts over a three-year vesting term. For the period May 1, 2020, the date of the Company's 2020 Annual Meeting of Shareholders, through December 31, 2020, all director compensation was paid in the form of restricted stock.
(2)Amount is in addition to general non-employee Committee member retainer.
(3)Amount is in addition to general non-employee Board member retainer.

Non-employee directors are required to reach and maintain in ownership of Company stock five times the then-current standard annual cash retainer, within five years of election to the Board. For currently serving directors, the required ownership level is $375,000. All directors either satisfy the minimum ownership requirements or fall within the exception provided by the 5-year "ramp up" provision of the guidelines.
The following table illustrates the compensation earned by or paid to non-employee directors during 2020:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian B. Bainum	37,500	37,500	480	75,480
William L. Jews	41,667	41,667	—	83,334
Ervin R. Shames	45,667	45,667	—	91,334
Barbara T. Alexander	42,334	42,334	—	84,668
John P. Tague	41,500	41,500	—	83,000
Monte J.M. Koch	39,834	39,834	—	79,668
Liza K. Landsman	40,667	40,667	—	81,334
Maureen D. Sullivan	39,167	39,167	3,638	81,972

(1)Mr. Pacious is not included in the table as he served as an employee of Choice during 2020 and did not receive any compensation for his role as director. Stewart W. Bainum, Jr., Chairman of the Board, is also an executive officer of Choice and does not receive compensation for his services as a director. Pursuant to the terms of Mr. Bainum’s employment contract, he is paid an annual salary of $400,000, with $132,000 paid in cash and $268,000 paid in equity, the vesting of which shall occur in three equal installments on the first, second and third anniversary of the grant date. Mr. Bainum's actual cash compensation for 2020 was a reduced $59,269, as part of the COVID-related compensation changes, Mr. Bainum agreed to waive the cash compensation payable to him other than de minimis amounts required for standard executive employee benefit plan deductions, for the period April 30, 2020 through June 9, 2021. Mr. Bainum's actual 2020 equity compensation and related dividends was $105,779. Mr. Bainum may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and administrative assistance, including access to telephone, computer, fax and other reasonable and necessary office space and office supplies.
(2)Amounts in "Fees Earned or Paid in Cash" column were paid in restricted stock at the election of the directors. One-third of total compensation for the 2020-2021 Board year, covering the reduced 50% compensation for the eight-month period of May to December 2020, was paid out in restricted stock. One-third of total compensation for the 2020-2021 Board year, or 50% of compensation for the eight-month period May to December 2020, was forgone by the directors and will not be paid. One-third of total compensation for the 2020-2021 Board year, or compensation covering the period January to April 2021, is compensation that is not reduced and will be paid out in 2021.
(3)Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. As of December 31, 2020, each director had the following aggregate number of deferred shares accumulated in their deferral accounts for all years of service as a director, including additional shares credited as a result of reinvestment of dividend equivalents: Brian B. Bainum, 0; William L. Jews, 5,908; Ervin R. Shames, 38,752; Barbara T. Alexander, 0; John P. Tague, 24,653; Monte J.M. Koch, 6,858; and Liza K. Landsman, 1,783; Maureen D. Sullivan, 0.
(4)This column includes reimbursements for spousal travel to Board meetings not held at the Company's headquarters and to the Company Convention, and for the Stay at Choice program which provides reimbursements to directors when staying at Choice hotels. A tax gross-up is included for the Stay at Choice reimbursements. The figures above cannot, however, form the basis for inference as to whether directors stay at Choice properties. Some directors stay at Choice properties but do not submit for reimbursement under the Stay at Choice program.

CEO Pay Ratio

We are committed to internal pay equity, and the Compensation and Management Development Committee reviews executive pay in relationship to the ratio as well as to the ongoing impact on Company performance, given the percentage of at-risk compensation. We will continue to evaluate our ratio in relation to our peer group and the market.

We provide below, as required by SEC rules, the ratio of the annual total compensation of our CEO to the annual total compensation of the median of our other employees.

The annual total compensation of our CEO for 2020, as reflected in the Summary Compensation Table, is $11,143,274. The annual total compensation of the median employee for 2020 was $114,132.  To determine our median employee, we included all full-time, part-time and temporary employees globally, as of December 31, 2020. We used base pay for the twelve-month period ending December 31, 2020 as our consistently applied compensation measure. The median employee is a salaried U.S. associate. For purposes of the median employee calculation, less than 19 furloughed employees were active as of the measurement point of December 31, 2020. The compensation of these furloughed employees was included as actual wages paid in 2020.

The compensation for our CEO in 2020 was approximately 98 times the median pay of our employees.  The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.

As Choice LTIP targets became unachievable due to the pandemic and resulting economic shutdown, all outstanding (i.e., 2018, 2019, and 2020) EPS-based PVRSU grants were completely devalued. Without the required inclusion of the devalued PVRSU in the CEO Summary Compensation Table total, total CEO compensation would be $8,793,270 and the CEO pay ratio would be 77 times the median pay of our employees.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking shareholder input on our executive compensation as disclosed in this proxy statement. The Board and the Compensation and Management Development Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing tools necessary to attract and retain the best talent.
As described in the Compensation Discussion and Analysis beginning on page 33 of this proxy statement, our executive compensation program is designed to incentivize achievement of short- and long-term Company and individual performance. By paying for performance, we believe we align the interests of our executive officers with those of our shareholders. The Company believes the highest executive talent is attracted to a company that recognizes and rewards performance. We also emphasize good governance practices as part of our compensation program and believe that such practices enhance the alignment of interests between our executives and our shareholders.
Consistent with the philosophy noted above, the compensation program has been designed to achieve the following objectives:

Pay for Performance
Link pay through short- and long-term incentives to corporate, team and individual performance to encourage and reward excellence and outcomes that further the Company's results and enhance shareholder value

Encourage Growth
Encourage the exploration of opportunities in business areas that are complementary to our core hotel franchising business, leveraging core competencies and / or adding to our franchising business model

Competitive Pay
Assure that compensation relates to performance relative to companies of similar complexity and global scale in terms of system-wide gross room revenue and market capitalization to provide effective incentives and encourage retention

Shareholder Alignment
Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership requirements, encourage significant ongoing equity ownership

Long-Term Focus	Foster long-term focus and continued investment in growth required for premier performance in the hospitality industry through equity incentives that vest over time
Internal Pay Equity	Consider internal pay equity so that the relationship between internal executive pay levels is appropriate
Recruitment and Retention
Enable the recruitment and retention of highly qualified executives able to excel within a complex organization that manages extensive system-wide gross room revenues in a rapidly changing, disruptive distribution environment

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED”
The vote is advisory and is not binding on the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote as part of its ongoing oversight and consideration of the Company’s executive compensation program.
Board Recommendation
The Board recommends that shareholders vote FOR the approval of executive compensation.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2021.
As a matter of good corporate governance, the appointment of Ernst & Young LLP is being presented to the shareholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.
The Company expects that representatives of Ernst & Young LLP will be present at the virtual Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and it is expected that they will be available to respond to appropriate questions.
Principal Auditor Fees and Services

The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all audit and permissible non-audit services provided by the Company's independent registered public accounting firm. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve services between Audit Committee meetings, which must be reported to the full Audit Committee at its next meeting. During 2020 and 2019, the Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm. The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements relating to 2020 and 2019 and fees incurred for other services rendered by Ernst & Young LLP relating to those periods.

Fees	Ernst & Young Fiscal Year Ended December 31, 2020 ($)	Ernst & Young Fiscal Year Ended December 31, 2019 ($)
Audit Fees	1,920,603	1,882,251
Audit Related Fees(1)	85,000	80,000
Tax Fees(2)	39,689	—
All Other Fees(3)	1,505	5,200
Total	2,046,797	1,967,451
(1)Audit Related Fees include work performed in connection with the issuance of registration statements such as due diligence and the issuance of comfort letters.
(2)Tax Fees primarily related to review of certain Company income tax returns, review of certain state, federal and international tax matters.
(3) All Other Fees include an annual subscription to EY Atlas, a proprietary online resource for accounting research.

Board Recommendation
The Board recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s policy for the review and approval of related person transactions is contained in the Company’s written Related Party Transaction Policy, which acts as a supplement to the Company's Code of Ethics and Conduct. The policy governs disclosure and approval of transactions between the Company and related parties as defined in Item 404 of Regulation S-K of the SEC. Approval of a majority of all independent directors is required for share repurchases and any transactions over $1 million with a related party. The policy generally delegates authority to approve related party transactions under $1 million to the Corporate Governance and Nominating Committee. Pre-approved related party transactions include, among other things, franchise agreements, franchise incentives, and other transactions associated with the operation of a franchised hotel owned or operated by related parties provided such transactions are on substantially the same terms as those prevailing at the time for comparable agreements, incentives, and other transactions with non-affiliated parties. Set forth below is information regarding certain transactions in which our executives, directors or entities associated with them had a direct or indirect material interest.
Sunburst Hospitality Corporation (“Sunburst”) is one of the Company’s franchisees, with a portfolio of four Choice franchised hotels as of December 31, 2018. The Chairman of the Board, Stewart W. Bainum, Jr., along with other Bainum family members, owns a controlling interest in Sunburst. Board member Brian B. Bainum is a director and owner of Sunburst. Total revenue paid by Sunburst to the Company for franchising, royalty, marketing and reservation fees for 2020 was approximately $0.5 million. The franchise agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 2.75% and 6.00% of monthly gross room revenues; (b) a marketing fee of 1.0% of monthly gross room revenues; (c) a reservation fee of 1.25% of monthly gross room revenues and (d) a marketing and reservation combined system fee of 0.25% to 3.05% of monthly gross room revenues. The marketing fee, reservation fee and system fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally.
Effective October 15, 1997, Choice Hotels International, Inc., which at that time included both a franchising business and an owned hotel business, separated the businesses via a spin-off into two companies: Sunburst and Choice. Subsequent to the spin-off, the Choice’s largest shareholder retained significant ownership percentages in both Sunburst and Choice As part of the spin-off, Sunburst and Choice entered into a strategic alliance agreement (as amended, the "Strategic Alliance Agreement"). Among other things, the Strategic Alliance Agreement provided for revised royalty and system fees and the determination of liquidated damages related to the termination of Choice branded Sunburst properties. The liquidated damage provisions extend through the life of the existing Sunburst franchise agreements.
In connection with Sunburst’s recapitalization in 2000, Choice and Sunburst entered into an Omnibus Amendment of the franchise agreements. The Omnibus Amendment provided that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998, (iii) Sunburst is not required to pay liquidated damages upon the termination of any franchise agreements unless the related hotel owned by Sunburst that carried a Choice Hotels brand is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice Hotels brand, in which case liquidated damages will be paid with respect to any such hotel; not to exceed a maximum of $100,000 and (iv) if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice Hotels, if that property is not past due on any fees and (a) is not failing a quality assurance review, Choice Hotels will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan), or (b) is failing a quality assurance review, Choice Hotels will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

On June 5, 2019, the Strategic Alliance Agreement and the Omnibus Amendment were terminated and replaced with addenda to each of the five hotels under franchise. The addenda preserve certain terms from the Strategic Alliance Agreement and Omnibus Amendment with respect to the five hotels, including the revised royalty and system fee and liquidated damage provisions, which would also apply to new franchise agreements signed for the five hotels (as either a renewal or a change to another Choice brand not contemplated at the time of original agreement execution). No terms were substantially modified with respect to the five operating hotels under franchise. On June 5, 2019 and June 27, 2019, the Company and Sunburst entered into master development agreements which provide Sunburst geographic exclusivity in two specified regions for development of six WoodSpring branded hotels.
The Company entered into an Amended and Restated Employment Agreement with its Chairman of the Board, Stewart W. Bainum, Jr., in 2008. Pursuant to the subsequently amended agreement, Mr. Bainum is paid annual salary of $400,000, with $132,000 paid in cash and $268,000 paid in equity, the vesting of which occurs in three equal installments on the first, second and third anniversary of the grant date. Mr. Bainum may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office services. Mr. Bainum's actual cash compensation for 2020 was a reduced $59,269, as part of the COVID-related compensation changes, Mr. Bainum agreed to waive the cash compensation payable to him other than de minimis amounts required for standard executive employee benefit plan deductions, for the period April 30, 2020 through June 9, 2021. Mr. Bainum's actual 2020 equity compensation and related dividends was $105,779.

The Company entered into a Sublease Agreement with Sunbridge Manager, LLC, an entity controlled by the Bainum family, to sublease office space at the Company's Chevy Chase office to Sunbridge on a month-to-month basis as of November 1, 2013 at an annualized full service rental rate of $89,532. The Sublease Agreement was approved by the Company's independent directors. The Sublease Agreement was amended in May 2016 to expand the subleased space and increase the annualized rental rate to approximately $150,000. The Sublease Agreement terminated April 30, 2019. Subsequent to the termination of the Sublease Agreement and affiliated lease in April 2019, an entity controlled by family member of the Company's largest shareholder entered into a lease with the third-party lessor. The Company reimburses the entity for use of the space by the Company's Chairman. The Company reimbursed the entity approximately $66,000 in 2020.

The Company owns a corporate aircraft to provide efficient, flexible business travel that increases productivity, facilitates travel involving multiple destinations per day/per trip or to locations with inadequate commercial service, addresses challenging scheduling requirements and enables greater collaboration during travel. The Company previously entered into a sublease agreement with each of the late Stewart Bainum, Sr., Stewart W. Bainum, Jr., and Jane Bainum that allowed those individuals to utilize the Company's aircraft from time to time for their personal use. New leases, effective as of June 22, 2018, between the Company and Stewart W. Bainum, Jr. as well as between the Company and Jane Bainum, were executed. The terms of the lease agreements provide for payments that contribute towards the fixed costs associated with the aircraft as well as reimbursement of the Company’s variable costs associated with operation of the aircraft, in compliance with, and to the extent authorized by, applicable regulatory requirements, and are consistent with the terms of lease agreements that the Company has entered into with unrelated third parties for use of the Aircraft. The terms were approved by Chair of the Corporate Governance Committee, as provided for under the Related Party Transaction Policy.

New leases, effective as of July 2020 between the Company and Bruce Bainum, and effective as of November 2020 between the Company and Roberta Bainum, were executed. The terms of the lease agreements provide for payments that contribute towards the fixed costs associated with the aircraft as well as reimbursement of the Company’s variable costs associated with operation of the aircraft, in compliance with, and to the extent authorized by, applicable regulatory requirements, and are consistent with the terms of lease agreements that the Company has entered into with unrelated third parties for use of the Aircraft. The terms were approved by Chair of the Corporate Governance Committee, as provided for under the Related Party Transaction Policy. For Bainum family flight hours in 2020, the Company received $143,577 under these agreements.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, the NYSE and the Company. As a matter of practice, our administrative staff assists many of our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on the Company’s review of the forms filed with the SEC and written representations from reporting persons, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 2020, except for two reports for Mr. Oaksmith, one corrected and both late due to administrative error, and one report for each of Mr. Cimerola, Mr. Jews, Mr. Koch, Ms. Landsman, Mr. Pepper, Mr. Shames and Mr. Tague, late due to administrative error.

AUDIT COMMITTEE REPORT
Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.choicehotels.com. The Audit Committee consists of Ms. Alexander as Chairman, Ms. Landsman and Messrs. Shames, Tague and Koch. The Audit Committee is currently composed of five independent directors within the meaning of the NYSE’s rules.
Report of the Audit Committee
The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms and to approve all significant non-audit engagements with such firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.
Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.
In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, Ernst & Young LLP, the Company's financial statements as of and for the year ended December 31, 2020. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles. The Committee has reviewed with Ernst & Young LLP matters required to be discussed by PCAOB's Auditing Standard no. 1301 "Communications with Audit Committees" including the selection of and changes in the Company's significant accounting policies, the basis for management's accounting estimates, Ernst & Young LLP's conclusions regarding the reasonableness of those estimates, the disclosures included in the financial statements, and other material written communications between Ernst & Young LLP and management.
In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from the Company and its management, including matters in the written disclosure and letter required by applicable requirements of the PCAOB and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to Ernst & Young LLP in 2020 and 2019 for audit and non-audit services appears above under the heading Principal Auditor Fees and Services. All of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.
The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Barbara T. Alexander, Chairman
Monte J.M. Koch
Liza K. Landsman
Ervin R. Shames
John P. Tague

SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING
A shareholder who intends to have a shareholder proposal included in the Company’s proxy statement for the 2022 Annual Meeting pursuant to Rule 14a-8 under the Securities Act of 1934 must submit such proposal so that it is received by the Company’s Corporate Secretary no later than December 13, 2021. In addition, any such submission must comply with all of the requirements of Rule 14a-8 applicable to shareholder proposals.
A shareholder who intends to present a proposal at the 2022 Annual Meeting, but does not seek to have the proposal included in the Company’s proxy statement for the 2022 Annual Meeting, must deliver notice to the Company no later than March 8, 2022, but not prior to February 6, 2022.
A shareholder who intends to nominate one or more persons for election to the Board at the 2022 Annual Meeting must deliver notice to the Company no later than March 8, 2022, but not prior to February 6, 2022. Such notice must set forth (a) the name and address of the shareholder who intends to make the nomination and the name, age, business address, residence address and principal occupation of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming, such person or persons) relating to the nomination or nominations, (d) the class and number of shares of the Company which are beneficially owned by such shareholder and the person to be nominated as of the date of such shareholder’s notice and by any other shareholder known by such shareholder to be supporting such nominees as of the date of such shareholder’s notice, (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and (f) the consent of each nominee to serve as a director of the Company if so elected.
SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
In accordance with notices that we sent to certain shareholders, we are sending only one copy of our Annual Report on Form 10-K and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
If you received a householded mailing this year and you would like to have additional copies of our Annual Report on Form 10-K and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, or call us at (301) 592-5100. We will promptly send additional copies of the Annual Report on Form 10-K and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address and phone number provided above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
SOLICITATION OF PROXIES
The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request brokers, banks and trusts and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore by personal interview, mail, telephone or telegraph.
OTHER MATTERS TO COME BEFORE THE MEETING
The Board does not know of any matters which will be brought before the 2021 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

- Go to **www.envisionreports.com/chh**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR Proposals One, Two, and Three.

1. Election of nine Directors:

	For	Against	Abstain
01 - Brian B. Bainum	☐	☐	☐
02 - Stewart W. Bainum, Jr.	☐	☐	☐
03 - William L. Jews	☐	☐	☐
04 - Monte J.M. Koch	☐	☐	☐
05 - Liza K. Landsman	☐	☐	☐
06 - Patrick S. Pacious	☐	☐	☐
07 - Ervin R. Shames	☐	☐	☐
08 - Maureen D. Sullivan	☐	☐	☐
09 - John P. Tague	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03F12C

This is a virtual meeting.

www.meetingcenter.io/237147638

Password: CHH2021

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CHOICE HOTELS®

Proxy — CHOICE HOTELS INTERNATIONAL, INC.

1 Choice Hotels Circle, Rockville, Maryland 20850

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 7, 2021 AT 9:00 AM ET

The undersigned hereby appoints SIMONE WU and DOMINIC E. DRAGISICH, and each of them, the true and lawful attorneys and proxies, with full power of substitution, and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposals One, Two and Three, such proxies will be voted FOR Proposals One, Two and Three.

(Items to be voted appear on reverse side.)